Exhibit 10.1

Execution Version

AMENDMENT NO. 2 TO CREDIT AGREEMENT

This AMENDMENT NO. 2 TO CREDIT AGREEMENT (this “Amendment”), is entered into as of November 12, 2025, by and among BLKM III, LLC, a Delaware limited liability company (the “Borrower”), EACH OF THE LENDERS PARTY HERETO (each a “Lender” and collectively, the “Lenders”), CUSTOMERS BANK, as the administrative agent and as the account bank (the “Administrative Agent”), BLACKROCK MONTICELLO DEBT REAL ESTATE INVESTMENT TRUST, a Maryland statutory trust, as the guarantor (together with its successors and assigns in such capacity, the “Guarantor”) and MONTICELLOAM SERVICING, LLC, a Delaware limited liability company (together with any other Person then authorized, pursuant to Section 11.1 of the Credit Agreement to service, administer, and collect on the HCRE Loans and exercise rights and remedies in respect of the same, the “Servicer”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Guarantor, the Servicer and the Administrative Agent are party to that certain Credit Agreement, dated as of July 30, 2025 (as amended by that certain Amendment No. 1 to Credit Agreement, dated as of September 26, 2025, and as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the Guarantor, the Servicer and the Administrative Agent, pursuant to which the Administrative Agent and the Lenders committed to make certain loans to the Borrower upon the terms and conditions set forth therein;

WHEREAS, the Borrower has requested that the Administrative Agent and the Lenders amend certain provisions of the Credit Agreement, in accordance with, and subject to, the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Capitalized Terms. All capitalized terms used herein (including, without limitation, in the preamble and recitals hereto) and not otherwise defined herein shall have the meanings given such terms in the Credit Agreement (as amended by this Amendment).

2. Amendments to the Credit Agreement. Subject to the terms and conditions of this Amendment, including without limitation the fulfillment of the conditions to effectiveness specified in Section 3 below, the Credit Agreement and Annex A (Commitments) to the Credit Agreement are hereby amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the underlined text (indicated textually in the same manner as the following example: underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.

3. Conditions Precedent to Effectiveness. This Amendment shall become effective as of the date first written above (the “Amendment Effective Date”) upon the receipt by the Administrative Agent (in form and substance satisfactory to the Administrative Agent) of:

a.	one or more counterparts of this Amendment duly executed and delivered by the Borrower, the Lenders, the Guarantor, the Servicer and the Administrative Agent;

b.

duly executed consent of the Borrower, the Guarantor and the Servicer authorizing this Amendment and the transactions contemplated hereby (including the incurrence of the Loans in the amount of the Maximum Facility Commitment after giving effect to this Amendment);

c.	the payment of the upfront fee of $212,500 to the Administrative Agent;

d.	the receipt by Customers Bank of the “Arrangement Fee” in connection with the increase to the Maximum Facility Amount as of the date hereof in accordance with the terms of the Customers Fee Letter;

e.

the receipt by Customers Bank of the “Agency Fee” in an aggregate principal amount of $12,500 in connection with Persons (other than Customers Bank) becoming Lenders under the Credit Agreement as of the date hereof in accordance with the terms of the Customers Fee Letter;

f.	a favorable written opinion (including with respect to this Amendment) of counsel to the Borrower, the Guarantor and the Servicer;

g.	duly executed Sunwest Bank and Dime Community Bank Joinder Supplements (together with the schedules thereto) attached hereto as Exhibit B hereto; and

h.	the payment of the fees and disbursements of the Administrative Agent’s and any Lender’s counsel in connection with this Amendment and the transactions contemplated hereby.

4. Representations and Warranties.

The Borrower, Guarantor and Servicer by executing this Amendment, each hereby represent and warrant to the Administrative Agent and the Lenders as follows:

(a) Representations and Warranties. Both before and immediately after giving effect to this Amendment: (i) the representations and warranties of Borrower contained in Article IV of the Credit Agreement, the representations and warranties of Guarantor contained in Article XII of the Credit Agreement and the representations and warranties of Servicer contained in the Credit Agreement (and the other Loan Documents (as applicable)), are accurate and complete in all material respects as if made on and as of the Amendment Effective Date, except for those representations and warranties made as of a certain date and (ii) no Default, Event of Default or Guarantor Event of Default exists.

(b) Binding Effect of Documents. This Amendment and the other Loan Documents have been duly executed and delivered to the Administrative Agent by the Borrower, the Guarantor and the Servicer and are in full force and effect, as modified hereby, subject to debtor relief laws and general equitable principles (whether considered in a proceeding in equity or at law).

(c) No Conflict, Etc. The execution and delivery and performance of this Amendment by the Borrower, the Guarantor or the Servicer will not (i) violate any Applicable Law or (ii) contravene the terms of any Constituent Document of the Borrower, the Guarantor or the Servicer.

5. Provisions Of General Application.

(a) Recitals. The parties hereto acknowledge and agree that the recitals set forth above are true and correct and are hereby incorporated as a substantive part of this Amendment as if fully set forth herein.

(b) Effect of this Amendment; Acknowledgement and Ratification. Except as expressly set forth herein (including the amendments set forth in Section 2 hereof), no other changes or modifications to the Credit Agreement or other Loan Documents are intended or implied to constitute the consent of the Administrative Agent or any Lender to any other transaction or the waiver by the Administrative Agent or any Lender of any Event of Default, Guarantor Event of Default or Default and no novation shall result from this Amendment. No other changes or modifications to the Loan Documents are intended or implied and in all other respects the Loan Documents are hereby specifically ratified, restated and confirmed by all parties hereto as of the effective date hereof. To the extent of conflict between the terms of this Amendment and the other Loan Documents, the terms of this Amendment shall control.

(c) Costs and Expenses. The Borrower and the Guarantor absolutely and unconditionally agree to pay to the Administrative Agent and any Lender, on demand, all reasonable and documented out-of-pocket fees, costs and expenses incurred by the Administrative Agent or any such Lender in connection with the preparation, negotiation, execution, or delivery of this Amendment and any agreements delivered in connection with the transactions contemplated hereby, all in accordance with the terms and conditions set forth in the Credit Agreement.

(d) Binding Effect. This Amendment shall be binding upon and inure to the benefit of each of the parties hereto and their respective permitted successors and assigns.

(e) Survival of Representations and Warranties. All representations and warranties made in this Amendment or any other document furnished in connection with this Amendment shall survive the execution and delivery of this Amendment.

(f) Severability. Any provision of this Amendment held by a court of competent jurisdiction to be invalid or unenforceable shall not impair or invalidate the remainder of this Amendment.

(g) Governing Law. THIS AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

(h) Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement, and any of the parties hereto may execute this Amendment by signing any such counterpart. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or in electronic (i.e., “pdf”, “jpeg” or “tif”) format shall be effective as delivery of an original executed counterpart of this Amendment, to the extent and as provided for in any Applicable Law, including, without limitation, any state law based on the Uniform Electronic Transactions Act.

(i) Entire Agreement. This Amendment, together with the Loan Documents, embodies the entire agreement between the parties hereto relating to the subject matter hereof and supersedes all prior agreements, representations and understandings, if any, relating to the subject matter hereof.

[Remainder of page intentionally blank; next page is signature page]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

BORROWER:

BLKM III, LLC

By:	/s/ Marc A. Fox
Name: Marc A. Fox
Title: Treasurer

GUARANTOR:

BLACKROCK MONTICELLO DEBT REAL ESTATE INVESTMENT TRUST

By:	/s/ Marc A. Fox
Name: Marc A. Fox
Title: Treasurer

SERVICER:

MONTICELLOAM SERVICING, LLC

By:	/s/ Jonathan Litt
Name: Jonathan Litt
Title: Treasurer

CUSTOMERS BANK, as Administrative Agent, Account Bank and Lender

By:	/s/ Anthony Cerminaro
Name:	Anthony Cerminaro
Title:	Senior Vice President

SUNWEST BANK, as Lender

By:	/s/ Lindsey Rattler
Name:	Lindsey Rattler
Title:	Senior Vice President

DIME COMMUNITY BANK, as Lender

By:	/s/ Daniel Csillag
Name:	Daniel Csillag
Title:	SVP – Group Leader, Healthcare Lending

EXHIBIT A

Conformed Credit Agreement

[See attached]

Execution Version

CHANGES CONFORMED THROUGH AMENDMENT NO. 2

U.S. $150,000,000

CREDIT AGREEMENT

among

BLKM III, LLC,

as the Borrower,

EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO,

as the Lender,

CUSTOMERS BANK,

as the Administrative Agent and the Account Bank,

BLACKROCK MONTICELLO DEBT REAL ESTATE INVESTMENT TRUST,

as the Guarantor

and

MONTICELLOAM SERVICING, LLC,

as the Servicer

Dated as of July 30, 2025

i

4.18	Environmental Laws	66
4.19	Event of Default; Default	67
4.20	Financial Condition	67
4.21	Other Agreements	67
4.22	Organizational Chart	67
4.23	Fiscal Year	67
4.24	Identification Numbers	68
4.25	Sanctions	68
4.26	Anti-Terrorism Laws	68
4.27	No Broker	68
4.28	Special Representations and Warranties Concerning the Collateral	68

ARTICLE V COVENANTS		69

5.1	Affirmative Covenants	69
5.2	Negative Covenants	77

ARTICLE VI REPORTING		80

6.1	Reports	80

ARTICLE VII DEFAULTS; REMEDIES		81

7.1	Events of Default	81
7.2	Remedies	85
7.3	Application of Proceeds	88
7.4	Administrative Agent Appointed Attorney-in-Fact	88
7.5	Right of Set-Off	88

ARTICLE VIII THE ADMINISTRATIVE AGENT		89

8.1	The Administrative Agent	89

ARTICLE IX RESERVED		93

ARTICLE X MISCELLANEOUS		93

10.1	Amendments and Waivers	93
10.2	Notices, etc.	94
10.3	No Waiver; Remedies	94
10.4	Binding Effect; Assignability	95
10.5	Term of This Agreement	96
10.6	GOVERNING LAW; JURY WAIVER	96
10.7	Costs, Expenses and Taxes	96
10.8	No Proceedings	97
10.9	Recourse Against Certain Parties	97
10.10	Execution in Counterparts; Severability; Integration	98
10.11	Consent to Jurisdiction; Service of Process	98
10.12	Confidentiality	98
10.13	Non-Confidentiality of Tax Treatment	100
10.14	Waiver of Set Off	100
10.15	Waiver of Notice	100
10.16	Headings and Exhibits	100

10.17	Ratable Payments	100
10.18	Failure of Borrower to Perform Certain Obligations	101
10.19	Power of Attorney	101
10.20	Delivery of Termination Statements, Releases, etc.	101
10.21	Non-Petition	101
10.22	Attorney’s Fees and Expenses	102
10.23	Indemnification	103
10.24	Reserved	103
10.25	Reserved	103
10.26	Sole Discretion of the Administrative Agent	103
10.27	No Joint Venture or Partnership	103
10.28	[Reserved]	105
10.29	Marshalling and Other Matters	105
10.30	Patriot Act	105

ARTICLE XI SERVICING AND COLLATERAL ASSIGNMENT OF SERVICING CONTRACT		105

11.1	Servicing	105
11.2	Assignment	106

ARTICLE XII GUARANTY		107

12.1	Guaranty	107
12.2	Failure to Pay and Perform Guarantied Obligations; Insolvency of Guarantor	108
12.3	Waiver of Demands, Notices, Diligence, etc.	108
12.4	Obligations of Guarantor Unconditional	108
12.5	Representations and Warranties of Guarantor	109
12.6	Waiver of Rights of Subrogation	112
12.7	Reinstatement	112
12.8	Financial Statements	112
12.9	Financial Covenants	113
12.10	Guarantor Covenants	115
12.11	Guarantor Events of Default	116
12.12	Further Assurances	117
12.13	Subordination by Guarantor	117
12.14	Recourse Liability	117
12.15	Additional Guaranties	117
12.16	Right of Setoff	117

LIST OF EXHIBITS, SCHEDULES AND ANNEXES

EXHIBITS

EXHIBIT A	Form of Advance Request
EXHIBIT B	Form of Notice of Reduction (Reduction of Advances Outstanding/Maximum Facility Amount)
EXHIBIT C	Initial Property Information and Required Third Party Reports
EXHIBIT D	Eligible HCRE Loans
EXHIBIT E	Authorized Representatives
EXHIBIT F	Litigation
EXHIBIT G	Organizational Chart
EXHIBIT H	Form of Compliance Certificate
EXHIBIT I	Form of Transferee Letter
EXHIBIT J	Form of Joinder Supplement
EXHIBIT K	Form of Borrowing Base Certificate
EXHIBIT L	Form of Note
EXHIBIT M	Form of Guarantor Compliance Certificate
EXHIBIT N	Form of Monthly Report

SCHEDULES

SCHEDULE I	Underwriting Package Items
SCHEDULE II	Loan List

ANNEXES

ANNEX A	Commitments

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”) is dated as of July 30, 2025, among BLKM III, LLC, a Delaware limited liability company, as the borrower (in such capacity, the “Borrower”), EACH OF THE LENDERS FROM TIME TO TIME PARTY HERETO (each together with its successors and assigns in such capacity, the “Lenders”), CUSTOMERS BANK, as the administrative agent (together with its successors and assigns in such capacity, the “Administrative Agent”),and as the account bank (together with its successors and assigns in such capacity, the “Account Bank”), BLACKROCK MONTICELLO DEBT REAL ESTATE INVESTMENT TRUST, a Maryland statutory trust, as the guarantor (together with its successors and assigns in such capacity, the “Guarantor”) and MONTICELLOAM SERVICING, LLC, a Delaware limited liability company (together with any other Person then authorized, pursuant to Section 11.1 to service, administer, and collect on the HCRE Loans and exercise rights and remedies in respect of the same, the “Servicer”).

R E C I T A L S

WHEREAS, Borrower intends to originate and/or acquire from time to time certain HCRE Loans (defined below);

WHEREAS, Borrower desires to fund such originations or acquisitions, in part, through Advances (defined below) from each Lender on the terms and conditions set forth herein; and

WHEREAS, each Lender is willing to make Advances (defined below) to Borrower on the terms and conditions set forth herein.

NOW, THEREFORE, based upon the foregoing recitals, the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

GRANTING CLAUSE

To secure the prompt, complete and indefeasible payment in full when due, whether by lapse of time, acceleration or otherwise, of the Obligations and the performance by the Borrower of all of the covenants and obligations to be performed by it pursuant to this Agreement and each other Transaction Document, whether now or hereafter existing, due or to become due, direct or indirect, or absolute or contingent, the Borrower hereby (a) collaterally assigns and pledges to the Administrative Agent, on behalf of the Secured Parties (as defined below) and (b) Grants a security interest to the Administrative Agent, on behalf of the Secured Parties, in all of the Borrower’s right, title and interest in, to and under (but none of the obligations under) all of the Collateral, whether now existing or hereafter arising or acquired by the Borrower, and wherever the same may be located. Anything herein to the contrary notwithstanding, (a) the Borrower shall remain liable under the Collateral to the extent set forth therein to perform all of its duties and obligations thereunder to the same extent as if this Agreement had not been executed, (b) the exercise by the Administrative Agent, for the benefit of the Secured Parties, of any of its rights in the Collateral shall not release the Borrower from any of its duties or obligations under the Collateral, and (c) none of the Administrative Agent, any Lender (nor its successors and assigns), nor any Secured

Party shall have any obligations or liability under the Collateral by reason of this Agreement, nor shall the Administrative Agent, any Lender (nor its successors and assigns), nor any Secured Party be obligated to perform any of the obligations or duties of the Borrower thereunder or to take any action to collect or enforce any claim for payment assigned hereunder.

Borrower will, at the cost of Borrower, and without expense to the Administrative Agent or any Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, assignments, notices of assignments, transfers and assurances as the Administrative Agent or any Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto the Administrative Agent the property and rights hereby Granted or intended now or hereafter so to be, or which the Borrower may be or may hereafter become bound to convey or assign to the Administrative Agent, or for carrying out the intention or facilitating the performance of the terms of this Agreement. The Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver, hereby authorizes the Administrative Agent, to execute in the name of the Borrower or without the signature of the Borrower to the extent the Administrative Agent may lawfully do so, one or more financing statements to evidence more effectively the security interest of the Administrative Agent on behalf of the Lenders in the Collateral. The Borrower grant to the Administrative Agent an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to the Administrative Agent at law and in equity.

The foregoing Grant shall, for the purpose of determining the property subject to the Lien of this Agreement, be deemed to include any securities and any investments granted to the Administrative Agent by or on behalf of the Borrower, whether or not such securities or investments satisfy the criteria set forth in the definitions of “HCRE Loan,” “Eligible HCRE Loan” or “Permitted Investments,” as the case may be.

The Administrative Agent acknowledges such Grant, accepts the trusts hereunder in accordance with the provisions hereof, and agrees to perform the duties herein in accordance with the terms hereof.

ARTICLE I

DEFINITIONS

1.1 Defined Terms. In addition to terms which are defined elsewhere in this Agreement, capitalized terms defined below have the following meanings when used in this Agreement or in any other Transaction Document (and including, unless otherwise defined therein, in any Schedules or Exhibits hereto or thereto):

“Account Bank” has the meaning set forth in the Preamble to this Agreement.

“Additional Amount” has the meaning set forth in Section 2.8.

“Administrative Agent” has the meaning set forth in the Preamble to this Agreement.

“Advance” means each loan advanced by the Lenders to the Borrower on an Advance Date pursuant to Section 2.3; provided that, each such loan advanced on an Advance Date by a Lender shall be in the amount of its applicable Pro Rata Share.

“Advance Date” means, with respect to any Advance, the date on which such Advance is made.

“Advance Rate” means, (i) with respect to any HCRE Loan that qualifies as an Eligible HCRE Loan and has a Stabilized LTV greater than 70%, an advance rate of 80%; and (ii) with respect to any HCRE Loan that qualifies as an Eligible HCRE Loan and has a Stabilized LTV equal to or less than 70%, an advance rate of 85%, and (iii) otherwise, zero.

“Advance Request” means a request for an Advance in the form attached hereto as Exhibit A.

“Advances Outstanding” means, on any day, the aggregate principal amount of all Advances outstanding on such day, after giving effect to all repayments of Advances and the making of new Advances on such day; provided that, the principal amounts of Advances outstanding shall not be reduced by any Available Collections or other amounts if at any time such Available Collections or other amounts are rescinded or must be returned for any reason.

“Affected Party” has the meaning assigned to that term in Section 2.7(a).

“Affiliate” means, when used with reference to any Person, any other Person controlling, controlled by or under common control with such Person. For the purposes of this definition, “control,” when used with respect to any specified Person, means the power to vote 10.0% or more of the voting securities of such Person or to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Notional Amount” means, with respect to any date of determination, an amount equal to the sum of the notional amounts or equivalent amounts of all outstanding Hedging Agreements, Replacement Hedging Agreements and Qualified Substitute Arrangements, each as of such date of determination.

“Aggregate Outstanding Balance” means, as of any date of determination, with respect to all of the Eligible HCRE Loans, the sum of the Outstanding Balances of all such Eligible HCRE Loans as of such date.

“Agreement” means this Credit Agreement (including any schedules, exhibits or annexes), as the same may be amended, restated, supplemented and/or otherwise modified from time to time hereafter.

“Anti-Terrorism Laws” means those laws and sanctions relating to terrorism or money laundering, including Executive Order No. 13224, the Patriot Act, the Bank Secrecy Act (Public Law 91-508), the Trading with the Enemy Act (50 U.S.C. App. Section 1.1 et seq.), the International Emergency Economic Powers Act (50 U.S.C. Section 1701 et seq.), and the sanction regulations promulgated pursuant thereto by the Office of Foreign Assets Control, as well as laws relating to prevention and detection of money laundering in 18 U.S.C. Sections 1956 and 1957 (as any of the foregoing may from time to time be amended, renewed, extended or replaced).

“Applicable Law” means for any Person or property of such Person all existing and future laws, rules, regulations (including proposed, temporary and final income tax regulations), statutes, treaties, codes, ordinances, permits, certificates, orders, licenses of and interpretations by any Governmental Authority applicable to such Person (including predatory lending laws, usury laws, the Federal Truth in Lending Act, Regulation Z and Regulation B of the Board of Governors of the Federal Reserve System and the Advisers Act) and applicable judgments, decrees, injunctions, writs, awards or orders of any court, arbitrator or other administrative, judicial, or quasi-judicial tribunal or agency of competent jurisdiction.

“Applicable Spread” means (i) from the Closing Date through and including the last day of the Funding Period, 2.00%, and (ii) from day following the last day of the Funding Period to the Maturity Date, 2.50%.

“Appraisal” means a FIRREA-compliant appraisal of the related Mortgaged Property from an Independent Appraiser (and containing therein reliance language for the benefit of the Administrative Agent), in form and substance reasonably satisfactory to the Administrative Agent.

“ASC 860” means Accounting Standards Codification Topic 860 issued by the Financial Accounting Standards Board of the Financial Accounting Foundation in effect on the date hereof and as the same may be modified, amended, supplemented or replaced from time to time.

“Assignment Agreement Documents” means that certain omnibus assignment, allonge, mortgage assignment, ALR assignment, UCC-3 assignments, and any other assignment documents delivered by the originator of an Eligible HCRE Loan to Borrower evidencing the assignment and conveyance of such Eligible HCRE Loan to Borrower, in each case to the extent reasonably acceptable to the Administrative Agent.

“Audited Statement Date” means the date of Guarantor’s most recent audited financial statements (and Guarantor’s Subsidiaries on a consolidated basis) delivered to the Administrative Agent under this Agreement.

“Authorized Representatives” has the meaning set forth in Section 2.9.

“Available Collections” means the sum of all Collections received with respect to the Collateral.

“Availability” means at any time, an amount equal to the positive difference, if any, of (i) the Maximum Availability minus (ii) the Advances Outstanding on such day.

“Bailee” means, with respect to any transaction involving a Pre-Positioned Loan, (i) any of Polsinelli, Blank Rome LLP, Baker Donelson, Bradley, Goldberg Kohn, Ltd., Williams Mullen, Sheppard Mullin, Carlton Fields, P.A., VedderPrice, Reed Smith LLP and Akerman LLP; (ii) a national title insurance company or nationally-recognized real estate counsel selected by the Borrower that is reasonably consented to by the Administrative Agent, or (iii) any other entity approved by the Administrative Agent in its sole discretion, in each case, which may be a title company, escrow company or attorney in accordance with local law and practice in the appropriate jurisdiction of the related Pre-Positioned Loan.

“Bailee Agreement(s)” means those certain bailee agreements with respect to mortgage loans, by and among a Bailee, the Borrower and acknowledged and agreed to by Customers Bank, dated as of Closing Date and after the Closing Date, in each case to the extent acceptable to the Administrative Agent in its sole but good faith discretion.

“Bankruptcy Code” means Title 11, United States Code, 11 U.S.C. §§ 101 et seq., as amended from time to time.

“Bankruptcy Event” shall be deemed to have occurred with respect to a Person if either: (i) a case or other proceeding shall be commenced, without the application or consent of such Person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such Person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such Person or all or substantially all of its assets, or any similar action with respect to such Person under any law relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts, and such case or proceeding shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days; or an order for relief in respect of such Person shall be entered in an involuntary case under the federal Bankruptcy Laws or other similar laws now or hereafter in effect; or (ii) such Person shall commence a voluntary case or other proceeding under any Bankruptcy Laws now or hereafter in effect, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) for such Person or all or substantially all of its assets, or shall make any general assignment for the benefit of creditors, or shall fail to, or admit in writing its inability to, pay its debts generally as they become due, or, if a corporation or similar entity, its board of directors or members shall vote to implement any of the foregoing.

“Bankruptcy Laws” means the Bankruptcy Code and all other applicable liquidation, conservatorship, bankruptcy, moratorium, rearrangement, receivership, insolvency, reorganization, suspension of payments, or similar debtor relief laws from time to time in effect affecting the rights of creditors generally.

“Bankruptcy Proceeding” means any case, action or proceeding before any court or other Governmental Authority relating to any Bankruptcy Event.

“Basel III” means the global regulatory standards on bank capital adequacy and liquidity referred to by the Basel Committee on Banking Regulations and Supervisory Practices as “Basel III” or the “Basel III Framework” published in December 2010 together with any further guidance or standards in relation to “Basel III” or the “Basel III Framework” published or to be published by the Basel Committee on Banking Regulations and Supervisory Practices.

“Basic Loan Documents” means the following original, fully executed and complete documents (in each case together with an original general assignment, an original assignment of Mortgage, an original assignment of assignment of leases and rents (if applicable) and an original allonge, executed by the Borrower in blank and, as applicable, an original assignment and assumption agreement or any similar document required by the terms of the applicable Loan Documents to effectuate an assignment of such HCRE Loan, executed by the Borrower in blank): the Mortgage Note, the Mortgage, and the assignment of leases and rents, if any.

“Benchmark” means, initially, Term SOFR; provided that if Administrative Agent determines that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to Term SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement.

“Benchmark Replacement” means the first alternative set forth in the order below that can be determined by Administrative Agent as of the Benchmark Replacement Date:

(1) Compounded SOFR for a tenor of one-month’s duration if, on the applicable Rate Determination Date, Administrative Agent determines that Compounded SOFR will be operationally, administratively, and technically feasible; or

(2) the sum of (a) the alternate Benchmark rate that has been selected by the Administrative Agent as the replacement for the then current Benchmark giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for the then current Benchmark for U.S. dollar-denominated secured real estate loans at such time and (b) the Benchmark Replacement Adjustment.

If the Benchmark Replacement as determined pursuant to clause (1) or (2) above would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, for purposes of clause (b) of the definition of “Benchmark Replacement,” the spread adjustment (which may be a positive or negative value or zero) that has been selected by the Administrative Agent giving due consideration to any industry-accepted spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of the then-current Benchmark.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to Accrual Periods, the timing and frequency of determining rates and making payments of interest, length of lookback periods, rounding of amounts or tenors, and other technical, administrative or operational matters) that Administrative Agent decides may be appropriate to reflect the adoption of such Benchmark Replacement in a manner substantially consistent with market practice (or, if Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if Administrative Agent determines that no market practice for use of the Benchmark Replacement exists, in such other manner as Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement).

“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(a) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of the Benchmark permanently or indefinitely ceases to provide the Benchmark (or such component); or

(b) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein; or

(c) in the case of clause (4) of the definition of “Benchmark Transition Event,” the date specified in the notice to the Borrower.

For the avoidance of doubt, if the event that gives rise to the Benchmark Replacement Date occurs on the same day as, but earlier than, the Reference Time in respect of any determination, the Benchmark Replacement Date will be deemed to have occurred prior to the Reference Time for such determination.

“Benchmark Source” means with respect to Compounded SOFR, the website of the SOFR Administrator, with respect to Term SOFR, the website of CME Group Benchmark Administration Ltd., as applicable (or a successor administrator or benchmark source for Compounded SOFR or Term SOFR selected by the Administrative Agent in its reasonable discretion).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark (including the daily published component used in the calculation thereof):

(1) a public statement or publication of information by or on behalf of the administrator of the Benchmark (or such component) announcing that such administrator has ceased or will cease to provide the Benchmark (or such component), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(2) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark (or such component), the central bank for the currency of the Benchmark (or such component), an insolvency official with jurisdiction over the administrator for the Benchmark (or such component), a resolution authority with jurisdiction over the administrator for the Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for the Benchmark, which states that the administrator of the Benchmark (or such component) has ceased or will cease to provide the Benchmark (or such component) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide the Benchmark (or such component); or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of the Benchmark announcing that the Benchmark is no longer representative or in compliance with or aligned with the International Organization of Securities Commissions (IOSCO) Principles for Financial Benchmarks; or

(4) a determination by Administrative Agent by notice to the Borrower (in its sole discretion but after giving due consideration to any recommendation of a Relevant Governmental Body or industry standard) that the Benchmark is no longer representative.

“Benefit Plan Investor” means a “benefit plan investor” as defined in 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA, and includes an “employee benefit plan” that is subject to the fiduciary responsibility provisions of Title I of ERISA, a “plan” to which Section 4975 of the Code applies, and an entity whose underlying assets include “plan assets” by reason of any such employee benefit plan’s or plan’s investment in the entity.

“BlackRock Subscription Agreement” shall mean, that certain Subscription Agreement, dated March 4, 2025, from BlackRock Advisor to Guarantor, pursuant to which BlackRock Advisor has committed to purchase Class E common shares of beneficial interests of Guarantor, as same may be amended, modified and/or restated from time to time.

“Blocked Person” means any of the following: (i) a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224; (iii) a Person with which the Administrative Agent is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224; (v) a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list; or (vi) a Person who is affiliated or associated with a Person listed above.

“BLK Holding” means BLK MAM Holding, LLC, a Delaware limited liability company.

“Borrower” has the meaning set forth in the Preamble to this Agreement.

“Borrowing Base” means, as of any date, an amount equal to the product of (i) the Aggregate Outstanding Balance minus the amount of any Concentration Excess and (ii) the Advance Rate.

“Borrowing Base Certificate” means a certificate setting forth the calculation of the Borrowing Base and the Maximum Availability as of the applicable date of determination substantially in the form of Exhibit K hereto, prepared by the Servicer, such form of Borrowing Base Certificate may be modified by the Administrative Agent from time to time to the extent such form does not, in the good faith opinion of the Administrative Agent, accurately reflect the calculation of each Borrowing Base required hereunder.

“Borrowing Base Deficiency” means as of any date of determination, the extent to which (i) the Advances Outstanding on such date exceed (ii) the Maximum Availability.

“Business Day” means any day other than (i) a Saturday or a Sunday, (ii) a day on which banks in the State of New York are authorized or obligated by law or executive order to be closed, or (iii) any day on which the New York Stock Exchange, the Federal Reserve Bank of New York or the Administrative Agent is authorized or obligated by law or executive order to be closed.

“Calendar Quarter” means the three (3) month period beginning on each January 1, April 1, July 1 or October 1.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent equity ownership interests in a Person which is not a corporation, including, without limitation, any and all member or other equivalent interests (certificated or uncertificated) in any limited liability company, and any and all partnership or other equivalent interests in any partnership or limited partnership, and any and all warrants or options to purchase any of the foregoing.

“Cash” means funds denominated in currency of the United States as at the time shall be legal tender for payment of all public and private debts, including funds standing to the credit of the Collection Account.

“Cash Equivalents” means, without duplication, (a) direct obligations of, or obligations on which the principal and interest are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of issuance thereof; (b) investments in commercial paper maturing within 270 days from the date of issuance thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s; (c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000 and that issues (or the parent of which issues) commercial paper rated at least “Prime-1” (or the then equivalent grade) by Moody’s or “A-1” (or the then equivalent grade) by S&P; (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above; (e) (i) mortgage loans that are subject to a commitment to purchase from any of Fannie Mae, Freddie Mac, Ginnie Mae, the United States Federal Housing Administration or the United States Department of Housing and Urban Development (individually an “Agency”), (ii) securities issued or guaranteed by any Agency in connection with the sale or transfer of mortgage loans, and (iii) commercial mortgage backed securities rated at least “Prime-1” or “Aaa” (or the then equivalent grade) by Moody’s or “A-1” or “AAA” (or the then equivalent grade) by S&P; (f) undrawn equity commitments from investors rated at least “Prime-1” or “Aaa” (or the then equivalent grade) by Moody’s or “A-1” or “AAA” (or the then equivalent grade) by S&P that qualify for draws under committed subscription lines of the Guarantor; (g) equity subscriptions, to the extent such subscriptions have been duly executed and funds have been received by the applicable transfer agent in good order with receipt of funds scheduled to occur within 5 Business Days; (h) undrawn funds available from secured revolving facilities to the extent collateral has been pledged and accepted by the secured lender, the secured lender has confirmed the total amount of funding available to draw against the pledged collateral and the secured lender has confirmed in writing that the conditions to draw under such facility has been satisfied; (i) undrawn funds available from committed unsecured subscription line credit facilities of the Guarantor to the extent that the borrowing base with respect to such subscription line credit facilities of the Guarantor consist of investors rated at least “Prime-1” or “Aaa” (or the then equivalent grade) by Moody’s or “A-1” or “AAA” (or the then equivalent grade) by S&P or as otherwise approved in the sole discretion of the Administrative Agent; and (j) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (e) above.

“Cash Interest” means, for any Calendar Quarter, for any Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the amount set forth opposite the caption “interest expense” or any like caption reflected on the most recent financial statements delivered for such Calendar Quarter.

“Change of Control” means the occurrence of any of the following: (a) the consummation of a sale of substantially all of the assets, merger or consolidation of Guarantor with or into another entity or any other reorganization of Guarantor if Guarantor is not the surviving entity following such merger, consolidation or reorganization, (b) Guarantor ceases to own and Control, of record and beneficially, directly or indirectly, 100% of the outstanding Capital Stock of Borrower, (c) either of BlackRock Financial Management, Inc., or MonticelloAM, LLC, is no longer a party to an advisory agreement with Guarantor, (d) BLK Holding ceases to own and Control, of record and beneficially, directly, 100% of the outstanding Capital Stock of Borrower or (e) Guarantor and Borrower are no longer under common Control.

“Closing Date” means July 30, 2025.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all right, title, and interest (whether now owned or hereafter acquired or arising, and wherever located) of the Borrower in (i) all accounts, cash and currency, chattel paper, tangible chattel paper, electronic chattel paper, copyrights, copyright licenses, equipment, fixtures, contract rights, general intangibles, instruments, certificates of deposit, certificated securities, uncertificated securities, financial assets, equity interests, securities entitlements, commercial tort claims, deposit accounts, inventory, investment property, letter-of-credit rights, software, supporting obligations, accessions or other property,(ii) all HCRE Loans, and all monies due or to become due in payment under such HCRE Loans that are due and payable to the Borrower, including the principal balance of such HCRE Loans and not just the amount advanced; (iii) the Related Security with respect to all HCRE Loans; (iv) all Transaction Documents, including the Servicing Contract and any Hedging Agreement relating to such HCRE Loans; (v) the Collection Account and the Designated Deposit Account, together with all Cash and investments in each of the foregoing; and (vi) all income and Proceeds of any of the foregoing (i) – (v) and all documents and instruments in connection with any of the foregoing (i) – (v).

“Collateral Custodian” means Computershare Trust Company, N.A.

“Collateral Custodian Fees” means the fees payable to the Collateral Custodian set forth in the Custodial Agreement.

“Collection Account” means a deposit account (account number 7289056 at the Account Bank) in the name of the Borrower for the benefit of and under the sole dominion and control of the Administrative Agent for the benefit of the Secured Parties; provided that, the funds deposited therein (including any interest and earnings thereon) from time to time shall constitute the property and assets of the Borrower, and the Borrower shall be solely liable for any Taxes payable with respect to the Collection Account.

“Collection Date” means the date on which all Advances and all other Obligations have indefeasibly been paid in full and the Commitments have been terminated.

“Collections” means all of the following (in each case with respect to the entire par amount of the HCRE Loan and not just with respect to the portion of the par amount represented by the Advance against such HCRE Loan): (i) all Principal Collections, (ii) all Interest Collections, (iii) all Deemed Collections, (iv) all other income, distributions, receipts, payments, collections, prepayments, recoveries, proceeds (including insurance and condemnation proceeds) and other payments or amounts of any kind paid, received, collected, recovered or distributed on, in connection with or in respect of such HCRE Loan, including Principal Collections, Interest Collections, prepayment fees, extension fees, exit fees, defeasance fees, transfer fees, make whole fees and all other fees or charges of any kind or nature, premiums, yield maintenance charges, penalties, default interest, dividends, gains, receipts, allocations, rents, interests, profits, payments in kind, returns or repayment of contributions, net sale, foreclosure, liquidation, securitization or other disposition proceeds, insurance payments, settlements and proceeds, and (v) all payments received from Hedge Counterparties pursuant to Hedging Agreements; provided that, any amounts that under the applicable Loan Documents are required by the underlying loan documents to be deposited into and held in escrow or reserve to be used for taxes and insurance, shall not be included in the term “Collections” unless and until (a) an event of default exists under such Loan Documents, (b) the holder of the related HCRE Loan has exercised or is entitled to exercise rights and remedies with respect to such amounts, (c) such amounts are no longer required to be held for such purpose under such Loan Documents, or (d) such amounts may be applied to all or a portion of the outstanding indebtedness under such Loan Documents.

“Commitment Fee” means an aggregate amount equal to the product of the Maximum Facility Amount and 0.25%, which fee shall be paid (i) in part on the Closing Date and (ii) on the date of each Advance (including, for the avoidance of doubt, any increases to the Maximum Facility Amount in accordance with the terms and conditions herein) until paid in full in an amount determined by the Administrative Agent in its sole discretion; provided, however, that the balance of the Commitment Fee then remaining unpaid shall be due, earned and payable on the date that is one year following the Closing Date.

“Commitments” means, with respect to each Lender, (i) for purposes of Advances made pursuant to Section 2.1, the Dollar set forth opposite such Lender’s name on Annex A hereto (as such amount may be revised from time to time in accordance with the terms hereof) or (ii) the amount set forth as such Lender’s “Commitment” on Schedule I to the Joinder Supplement relating to such Lender, as applicable.

“Compliance Certificate” means a certificate substantially in the form of Exhibit H.

“Concentration Excess” means, as of any date of determination, the amount by which the Aggregate Outstanding Balances of Eligible HCRE Loans subject to the Concentration Limitation exceeds the maximum amount permitted under such Concentration Limitation.

“Concentration Limitations” means, on any date of determination, the satisfaction of each of the concentration limitations as set forth below: (i) the Aggregate Outstanding Balance of any HCRE Loan (including any portion thereof) backed by a single Mortgaged Property may not exceed $40,000,000; (ii) the Aggregate Outstanding Balance of all HCRE Loans that have been in the Borrowing Base for greater than forty-two (42) months may not exceed twenty percent (20%) of the Maximum Facility Amount; and (iii) the Aggregate Outstanding Balance of all HCRE Loans that are participation interests in loans and that are included in the Borrowing Base may not exceed twenty percent (20%) of the Maximum Facility Amount.

“Constituent Documents” means, for any Person, its constituent or organizational documents and any governmental or other filings related thereto, including: (i) in the case of any limited partnership, exempted limited partnership, joint venture, trust or other form of business entity, the limited partnership agreement, exempted limited partnership agreement, joint venture agreement, articles of association or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state or jurisdiction of its formation; (ii) in the case of any limited liability company, the articles of formation, limited liability company agreement and/or operating agreement for such Person; and (iii) in the case of a corporation or an exempted company, the certificate or articles of incorporation or association, the bylaws for such Person, in each such case as it may be restated, modified, amended or supplemented from time to time, including, for the avoidance of doubt, with respect to the Borrower, limited liability company agreement.

“Construction Loan” means a HCRE Loan the proceeds of which will be used for the construction of new facilities or which is deemed to be a Construction Loan by the Administrative Agent in its sole discretion.

“Contingent Liabilities” means, as of any date of determination, for any Person and its Subsidiaries, any Indebtedness or other liabilities of such Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) not required by GAAP to be reflected as a liability on such Person’s or its Subsidiaries’ financial statements, such as letters of credit, put guarantees, principal guarantees, and loss share arrangements.

“Control Person” means, Guarantor and, at any time, any other Person who, directly or indirectly, has the power to vote 50% or more of the voting securities of Borrower or to direct or cause the direction of the management or policies of Borrower, whether through the ownership of voting securities, by contract, or otherwise.

“Convertible Debt Securities” shall mean any debt securities of Guarantor, the terms of which provide for conversion into Capital Stock, cash by reference to such Capital Stock, or a combination thereof.

“Credit Event” means the determination by the Administrative Agent in its sole discretion that any of the following events or any similar event, occurrence or condition has occurred: (i) a Bankruptcy Event with respect to any related Obligor with respect to any HCRE Loan, (ii) any monetary event of default under the terms of any HCRE Loan following the expiration of any applicable notice and/or cure periods, (iii) the failure of a HCRE Loan to qualify as an Eligible HCRE Loan, (iv) the material impairment of any security interest (or the priority thereof) under this Agreement or any of the documents executed in connection with this Agreement or any Loan Document, and (v) any material breach of representation or warranty with respect to any HCRE Loan and the failure to cure such material breach within the applicable cure periods, which material breach would be reasonably likely to have a Material Adverse Effect.

“Custodial Agreement” means the Custodial Agreement, dated as of the Closing Date, between Customers Bank, as the administrative agent, BLKM III, LLC, as the borrower, and Computershare Trust Company, N.A., as the custodian.

“Customers Fee Letter” means the Fee Letter, dated as of the Closing Date, by and among Customers Bank and the Borrower.

“Damages” has the meaning set forth in Section 10.23.

“Debt Service” means, for any period, for any Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) all regularly scheduled payments or prepayments of principal of Indebtedness (including the principal component of any payments in respect of capitalized lease obligations and any payment required as a result of a scheduled reduction of lending commitments, including the Commitment under this Agreement) made during such period plus all Interest Expense for such period.

“Debt Service Coverage Ratio” means, as of any date of determination, for any Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) the ratio of (i) EBITDAR for the Calendar Quarter ending on or most recently ended prior to such date (inclusive of funded interest reserves with respect to Debt Service as of such date) to (ii) Debt Service for such period.

“Deemed Collections” means, with respect to any HCRE Loan, deemed to have been received pursuant to Section 2.3(f).

“Default” means any event that, if it continues uncured, will, with lapse of time, notice or lapse of time and notice, constitute an Event of Default.

“Default Rate” means, for any Advance, the per annum rate which is two percent (2.0%) greater than the Interest Rate applicable to such Advance.

“Defaulted Loan” means any HCRE Loan (i) that is forty-five (45) or more days (or, in the case of payments due at maturity, ten (10) days) delinquent in the payment of principal, interest, fees, distributions or any other amounts payable under the related Loan Documents, without regard to any waivers or modifications of, or amendments to, the related Loan Documents other than those that were consented to by the Borrower in accordance with the terms of this Agreement, (ii) for which there is a breach of any representation or warranty in any material respect with respect to such HCRE Loan and the same is not cured pursuant to the applicable notice and cure period of the related Loan Documents, (iii) with respect to which a Bankruptcy Event has occurred as to the related Obligor, (iv) with respect to which there has been an extension, amendment, waiver or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of any related loan or participation document that has a Material Adverse Effect on the value in such asset, as reasonably determined by the Borrower, (v) for which Servicer has received notice of the foreclosure or proposed foreclosure of any Lien on the related Mortgaged Property, (vi) for which Borrower writes-down, charges off or sets up a reserve against such Eligible HCRE Loan, and (vii) that, on the date of reporting in accordance with Section 5.1(t)(ii)(3), has a related Mortgaged Property fails to satisfy a minimum Debt Service Coverage Ratio of 1.25 to 1.00.

“Defaulting Lender” means, at any time, any Lender that (a) has failed for three (3) or more Business Days after and Advance Date to fund its portion of an Advance required pursuant to the terms of this Agreement (other than failures to fund as a result of a bona fide dispute as to whether the conditions to borrowing were satisfied on the relevant Advance Date), (b) has notified the Borrower or the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund an Advance hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Administrative Agent or the Borrower, to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrower) or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under the Bankruptcy Code or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, receivership, insolvency, reorganization or similar debtor relief laws of the United States or other applicable jurisdiction or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership of acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgment or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) shall be conclusive and binding absent manifest error.

“Derivatives Contract” means any rate swap transaction, basis swap, credit derivative transaction, forward rate transaction, commodity swap, commodity option, forward commodity contract, equity or equity index swap or option, bond or bond price or bond index swap or option or forward bond or forward bond price or forward bond index transaction, interest rate option, forward foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross–currency rate swap transaction, currency option, spot contract, or any other similar transaction or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, including any obligations or liabilities thereunder.

“Designated Deposit Account” means the Borrower’s deposit account maintained at the Account Bank.

“Determination Date” means, (i) with respect to the determination of Term SOFR, the ninth (9th) calendar day of the current calendar month and (ii) with respect to any Payment Date, the fifteenth (15th) calendar day of the current calendar month.

“Dollars” means, and the conventional “$” signifies, the lawful currency of the United States.

“EBITDAR” means, for any twelve month period most recently ended, the sum for such period, without duplication, of the following for Borrower, on a consolidated basis: Net Income before taxes on income, whether paid, payable or accrued, plus, (a) Interest Expense, (b) depreciation expense, (c) depletion expense, (d) amortization expense, (e) all other non-cash or cash non-recurring charges and expenses approved by the Administrative Agent in its sole but good faith discretion, excluding accruals for cash expenses made in the ordinary course of business, (f) the amount of rent paid under any lease, (g) loss from any sale of assets, other than sales in the ordinary course of business, (h) actual management fees, and (i) franchise taxes, minus the sum of: (1) actual management fees expensed, (2) gains from any sale of assets, other than sales in the ordinary course of business, (3) other extraordinary or non-recurring gains, in each case determined in accordance with GAAP, and (4) proceeds of insurance.

“Eligible HCRE Loan” means a HCRE Loan that meets each of the following criteria at all times (as determined by the Administrative Agent in its sole discretion):

(i) such HCRE Loan was originated or acquired, underwritten and closed in the ordinary course of the Borrower’s business and was approved by the Borrower’s credit committee and each HCRE Loan is serviced by the Servicer, in each case in accordance with terms of the Servicing Contract, this Agreement and the Borrower’s policies and procedures;

(ii) such HCRE Loan has been approved for inclusion in the Collateral by the Administrative Agent in its sole and absolute discretion;

(iii) such HCRE Loan has a Stabilized LTV of not more than 80%;

(iv) such HCRE Loan has a Debt Service Coverage Ratio of at least 1.25 to 1.00;

(v) such HCRE Loan is not, and has not been since origination, 31 days or more past due in respect of any scheduled payment;

(vi) such HCRE Loan is not a Defaulted Loan, charged-off or HCRE Loan subject to a Credit Event;

(vii) the terms of such HCRE Loan have not been waived, modified, altered, satisfied, impaired, canceled, subordinated or rescinded in any manner so as to reset the number of days such HCRE Loan would otherwise have been considered past due or delinquent in respect of any payment due thereunder;

(viii) to the best of knowledge of Borrower, all information with respect to such HCRE Loan set forth in any Advance Request, Borrowing Base Certificate, Underwriting Package and Monthly Report is true, correct and complete in all material respects;

(ix) with respect to such HCRE Loan, there is only one originally signed Mortgage Note in effect (endorsed in blank), which Mortgage Note has been delivered to the Collateral Custodian on or prior to (i) the related Advance Date for such HCRE Loan that is not a Pre-Positioned Loan and (ii) three (3) Business Days following the applicable Advance Date for such HCRE Loan that is a Pre-Positioned Loan, and all other Loan Documents have been or will be delivered to Collateral Custodian within the time periods required by this Agreement;

(x) the Mortgaged Property with respect to such HCRE Loan is located in the United States, whose related Obligor is an Eligible Obligor, and all Obligations thereunder and under the related Loan Documents are denominated and payable in Dollars;

(xi) to the best knowledge of Borrower, except as otherwise disclosed in writing to Administrative Agent, there is no pending action, suit or proceeding, or governmental investigation against the Obligor or the related Mortgaged Property;

(xii) such HCRE Loan provides for periodic payments (which may include balloon payments of principal) of interest and/or principal in Cash, which are due and payable not less frequently than quarterly at a rate per annum that exceeds the then applicable Interest Rate by at least 1.00% and that fully amortize (inclusive of balloon payments) the outstanding principal balance of such HCRE Loan on or by its maturity and do not provide for such outstanding principal balance to be discounted pursuant to a prepayment in full;

(xiii) with respect to such HCRE Loan: (a) immediately prior to the sale, transfer and assignment to Borrower thereof, the originator thereof had good and marketable title to, and was the sole owner and holder of, such HCRE Loan, and such originator is transferring such HCRE Loan free and clear of any and all Liens; (b) upon consummation of the purchase contemplated to occur in respect of such HCRE Loan on the Advance Date therefor, the originator will have validly and effectively conveyed to Borrower all legal and beneficial interest in and to such HCRE Loan free and clear of any Liens; and (c) the Borrower has Granted to the Administrative Agent for the benefit of the Secured Parties, a valid and perfected first priority security interest in such HCRE Loan;

(xiv) no consent or approval by any Person is required in connection with the Borrower’s origination of such HCRE Loan, for the Borrower’s or the Administrative Agent’s exercise of any rights or remedies in respect of such HCRE Loan or for Borrower’s or the Administrative Agent’s sale, pledge or other disposition of such HCRE Loan;

(xv) with respect to such HCRE Loan: (a) such HCRE Loan is secured by a perfected, first priority security interest on a Mortgaged Property; (b) each related Mortgage Note, Mortgage, assignment of leases (if a document separate from the Mortgage) and other agreement executed by the related Obligor in connection with such HCRE Loan is legal, valid, binding and enforceable obligation of the related Obligor enforceable in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium or other similar laws affecting the rights of creditors generally and to general principles of equity, whether considered in a suit at law or in equity); (c) there is no valid offset, defense, counterclaim, abatement or right to rescission with respect to any related Mortgage Note, Mortgage or other agreements executed in connection therewith, and there is no valid offset, defense, counterclaim or right to rescission with respect to any such Mortgage Note, Mortgage or other agreements, and (d) each related assignment of Mortgage and assignment of assignment of leases from the originator thereof in blank constitutes the legal, valid and binding perfected, first priority assignment from such originator;

(xvi) all such insurance coverage is in full force and effect with respect to the related Mortgaged Property; all premiums due and payable have been paid; and no notice of termination or cancellation with respect to any such insurance policy has been received by Servicer; any insurance proceeds in respect of a casualty loss, will be applied either (a) to the repair or restoration of all or part of the related Mortgaged Property or (b) the reduction of the outstanding principal balance of the HCRE Loan, subject in either case to requirements with respect to leases at the related Mortgaged Property and to other exceptions customarily provided for by prudent commercial lenders for similar loans;

(xvii) each Mortgage requires that the Obligor maintain insurance as described above or permits the Mortgagee to require insurance as described in clause (xix), and permits the Mortgagee to purchase such insurance at the Obligor’s expense if Obligor fails to do so;

(xviii) the Borrower has not advanced funds, or knowingly received any advance of funds from a party other than the Obligor or any other recourse party relating to such HCRE Loan or the related Mortgage Note, directly or indirectly, for the payment of any amount required by such HCRE Loan or the related Mortgage Note;

(xix) as of the related Advance Date, there is no default, breach, violation or event of acceleration existing under the related Mortgage or the related Mortgage Note, and no event has occurred which, with the passage of time or with notice and the expiration of any grace or cure period, would constitute a material default, breach, violation or event of acceleration and the Servicer has not waived any default, breach, violation or event of acceleration under such Mortgage or Mortgage Note and pursuant to the terms of the related Mortgage or the related Mortgage Note and other documents in the related Loan Documents;

(xx) to the best knowledge of Borrower, all information contained in the Mortgage Asset File is true, correct and complete in all material respects;

(xxi) such HCRE Loan is evidenced by a Mortgage Note, Mortgage and related Loan Documents that have been duly authorized and executed, are in full force and effect, and there are no conditions precedent to the enforceability or validity of such HCRE Loan that have not been satisfied or validly waived;

(xxii) such HCRE Loan has not been included in the Collateral for more than forty-two (42) months (or if an application for a HUD-insured loan has been made, forty-eight (48) months) (unless waived in writing by the Administrative Agent in its sole discretion);

(xxiii) such HCRE Loan is presently, or as of the Advance Date will be, outstanding, the proceeds thereof have been fully and properly disbursed pursuant to the terms of the related Loan Documents and, except for amounts held in escrow, reserve or similar accounts by the Servicer, there is no requirement for any future advances thereunder on the part of any Person;

(xxiv) such HCRE Loan arises pursuant to the related Loan Documents with respect to which the originator has performed all obligations required to be performed by it thereunder;

(xxv) such HCRE Loan contains no equity participation or shared appreciation feature and does not provide for any contingent or additional interest in the form of participation in the cash flow of the related Mortgaged Property or provide for negative amortization and the Borrower does not hold any preferred equity interest directly or indirectly in the related Obligor;

(xxvi) after giving effect to the inclusion of such HCRE Loan none of the Concentration Limitations are exceeded;

(xxvii) with respect to such HCRE Loan, each of the representations in Section 4.28 are true, correct and complete in all material respects;

(xxviii) to the extent such HCRE Loan requires amounts to be escrowed, such escrowed amounts shall be held with Administrative Agent; provided, however, that any such escrows for taxes, insurance, and renovations shall be waived for HCRE Loans for which Servicer utilizes TaxGuard, CoreLogic, Lender Consulting Servicers, Birdsey Group, Gallagher Verify, or similar third-party service providers, as applicable;

(xxix) such HCRE Loan is not a Fixed Rate Loan;

(xxx) together with the Basic Loan Documents, such HCRE Loan is fully assignable to the Administrative Agent or any other bank or financial institution;

(xxxi) such HCRE Loan provides for a fixed cash payment of the full outstanding principal of such HCRE Loan on or before its maturity;

(xxxii) such HCRE Loan will not cause the Borrower to be required to be registered as an investment company under the Investment Company Act;

(xxxiii) such HCRE Loan is not a Construction Loan;

(xxxiv) such HCRE Loan has been duly and properly assigned to the Borrower;

(xxxv) such HCRE Loans are performing;

(xxxvi) for the avoidance of doubt, such HCRE Loans shall not include any “CMBS B-Piece” or similar security;

(xxxvii) such HCRE Loans shall not include any real property acquired through foreclosure or deed in lieu of foreclosure, distressed debt or any Equity Interest issued by a special purpose entity organized to issue collateralized debt or loan obligations;

(xxxviii) such HCRE Loans are not junior or otherwise subordinated in right of payment or priority.

“Eligible Obligor” means any Obligor that (i) is a business organization or a general partnership duly organized and validly existing under the laws of, and has its chief executive offices and billing address in, the United States, (ii) is primarily engaged in the business of owning and operating health care facilities in the United States, (iii) is a legal operating entity or holding company, (iv) has not entered into the HCRE Loan primarily for personal, family or household purposes, (v) is not a Governmental Authority, (vi) is not a natural person, (vii) is not an Affiliate of any party to the Transaction Documents, (viii) is not a Sanctioned Person; and (ix) is not the subject of a Bankruptcy Event.

“Environmental Laws” means any federal, state or local law, statute, ordinance, code, rule, regulation, license, authorization, decision, order, injunction, decree, or rule of common law, and any judicial interpretation of any of the foregoing, which pertains to protection of human health or the environment, any Hazardous Substances, and/or relating to liability for, or costs of, other actual or threatened danger to human health or the environment. The term “Environmental Laws” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. § 9601 et seq; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq.; the Hazardous Substances Transportation Act, 49 U.S.C. §§ 5101-5127; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks) and the Solid Waste Disposal Act, 42 U.S.C. § 9601 et seq; the Clean Water Act, 33 U.S.C. §§ 1251-1387; the Clean Air Act, 42 U.S.C. § 7401 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601-2629; the Safe Drinking Water Act, 42 U.S.C. § 300f; the Occupational Safety and Health Act, 29 U.S.C. § 651 et seq.; the Federal Water Pollution Control Act, 33 U.S.C. § 1151; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq.; the Endangered Species Act, 16 U.S.C. § 1531 et seq.; and the National Environmental Policy Act, 42 U.S.C. § 4321 et seq. The term “Environmental Laws” also includes, but is not limited to, any other federal, state, or local Laws, environmental statutes, ordinances, rules, regulations, permits or authorizations and the like, as well as common law, that (a) condition transfer of property upon a negative declaration or other approval of a Governmental Authority of the environmental condition of the Property; (b) require notification or disclosure of releases of Hazardous Substances or other environmental condition of a property to any Governmental Authority or other Person, whether or not in connection with any transfer of title to or interest in such property; (c) impose conditions or requirements in connection with permits or other authorization for lawful activity; (d) relate to nuisance, trespass or other causes of action related to the Property; or (e) relate to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of a Mortgaged Property.

“Equity Interests” means, with respect to any Person, (i) any share, interest, participation and other equivalent (however denominated) of Capital Stock of (or other ownership, equity or profit interests in) such Person, (ii) any warrant, option or other right for the purchase or other acquisition from such Person of any of the foregoing, (iii) any security convertible into or exchangeable for any of the foregoing, and (iv) any other ownership or profit interest in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means, with respect to any Person, (i) any corporation that is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (ii) a trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Internal Revenue Code) with such Person, or (iii) a member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above. For the avoidance of doubt, wherever the Person with respect to which the defined term “ERISA Affiliate” refers is not specified, it shall be deemed to refer to any ERISA Affiliate of the Borrower.

“Event of Default” has the meaning assigned to that term in Section 7.1.

“Excepted Persons” has the meaning assigned to that term in Section 10.12.

“Excluded Taxes” has the meaning set forth in Section 2.8(a).

“Executive Order” means an executive order imposed by the President of the United States.

“Fannie Mae” means Fannie Mae, a corporation created under the laws of the United States, and any successor corporation or other entity.

“FAS 166/167” means the financial accounting standards which involve the accounting for securitization transactions and the transfer of financial assets.

“Fees” means (i) the Commitment Fee, (ii) the Non-Usage Fee, (iii) the Collateral Custodian Fees, (iv) the fees payable pursuant to the terms of the Customers Fee Letter, and (v) the fees payable to each Lender pursuant to the terms of any Lender Fee Letter.

“FHA” means the Federal Housing Administration and any successor agency or other entity.

“FICA” means the Federal Insurance Contributions Act and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules and regulations.

“FIRREA” means the Financial Institutions Reform, Recovery and Enforcement Act of 1989 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Fitch” means Fitch Ratings and any successor thereto.

“Fixed Rate Loan” means a HCRE Loan which bears a fixed rate of interest.

“Floor” means 0.00%.

“Foreign Assets Control Regulations” means the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, and Chapter V, as amended).

“Freddie Mac” means Freddie Mac, a corporation created under the laws of the United States, and any successor corporation or other entity.

“Full Recourse Event” means the occurrence of any of the following events:

(i) the filing by Borrower or Guarantor of any voluntary petition under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors, or (B) the commencing, or authorizing the commencement, by Borrower or Guarantor of any case or proceeding under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors;

(ii) an involuntary bankruptcy or insolvency petition, case or proceeding is commenced against Borrower or Guarantor under any bankruptcy, insolvency, reorganization, liquidation, dissolution or similar law relating to the protection of creditors in connection with which Borrower or Guarantor or any Affiliate thereof has or have colluded in any way with the creditors in connection with such petition, case or proceeding;

(iii) Borrower or Guarantor seeking or consenting to the appointment of a receiver, trustee, custodian or similar official for Borrower or Guarantor or any substantial part of the property of Borrower or Guarantor;

(iv) the making by Borrower or Guarantor of a general assignment for the benefit of creditors of Borrower or Guarantor in connection with any case or proceeding described in the foregoing clauses (i) or (ii); or

(v) the occurrence of a Change of Control without Administrative Agent’s prior written consent.

“Funding Period” means the period from the Closing Date to July 30, 2028.

“GAAP” means generally accepted accounting principles set forth in opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and in statements and pronouncements of the Financial Accounting Standards Board, or in opinions, statements or pronouncements of any other entity approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.

“Governmental Authority” means, with respect to any Person, any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any body or entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any court or arbitrator having jurisdiction over such Person.

“Governmental Plan Entity” means a “governmental plan” within the meaning of Section 3(32) of ERISA or any other entity the assets of which are subject to state statutes regulating investments of and fiduciary obligations with respect to such governmental plans or to state statutes that impose prohibitions similar to those contained in Section 406 of ERISA or Section 4975 of the Code.

“Grant” or “Granted” means to grant, bargain, sell, convey, assign, transfer, mortgage, pledge, create and grant a security interest in and right of setoff against, deposit, set over and confirm. A Grant of the Collateral, or of any other instrument, shall include all rights, powers and options (but none of the obligations) of the granting party thereunder, including, the immediate continuing right to claim for, collect, receive and receipt for principal and interest payments in respect of the Collateral, and all other monies payable thereunder, to give and receive notices and other communications, to make waivers or other agreements, to exercise all rights and options, to bring proceedings in the name of the granting party or otherwise, and generally to do and receive anything that the granting party is or may be entitled to do or receive thereunder or with respect thereto.

“Guarantied Obligations” means (i) following the occurrence of a Losses Recourse Event, any losses, costs, damages (excluding punitive damages, consequential damages, or damages in the nature of “lost profits” or “lost opportunities”), claims, actual and documented expenses or other liabilities actually incurred by Administrative Agent arising out of or attributable to any Losses Recourse Event, (ii) solely following the occurrence of a Full Recourse Event, all Obligations of Borrower now or hereafter existing under or in respect of this Agreement and the other Transaction Documents, and whether for principal, interest, fees, indemnifications, costs, expenses or otherwise (including all costs of enforcement of the Transaction Documents), and the unconditional performance of all obligations to be kept and performed by Borrower in respect of this Agreement and the other Transaction Documents, and (iii) in respect of either clause (i) or clause (ii) above, any and all expenses (including, without limitation, reasonable fees and expenses of counsel) actually incurred by the Administrative Agent or the Lenders in enforcing any rights under the Guaranty (including Article XII hereof) and/or the other Transaction Documents.

“Guarantor” has the meaning set forth in the Preamble to this Agreement.

“Guarantor Event of Default” has the meaning set forth in Section 12.11.

“Guarantor Formation Documents” has the meaning set forth in Section 12.5(i).

“Guaranty” has the meaning set forth in Section 12.1.

“Hazardous Materials” means all materials subject to any Environmental Law, including materials listed in 49 C.F.R. § 172.010, materials defined as hazardous pursuant to § 101(14) of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, flammable, explosive or radioactive materials, hazardous or toxic wastes or substances, lead-based materials, petroleum or petroleum distillates or asbestos or material containing asbestos, polychlorinated biphenyls, radon gas, urea formaldehyde and any substances classified as being “in inventory,” “usable work in process” or similar classification that would, if classified as unusable, be included in the foregoing definition.

“HCRE Loan” means a healthcare commercial real estate loan (or a participation interest in a healthcare commercial real estate loan), or a “CMBS B-Piece” with respect to any healthcare commercial real estate loans, including all Mortgaged Property or Related Security therefore.

“Hedge Breakage Costs” means, with respect to each Hedge Counterparty upon the early termination of any Hedge Transaction with such Hedge Counterparty, the net amount, if any, payable by the Borrower to such Hedge Counterparty for the early termination of that Hedge Transaction or any portion thereof.

“Hedge Counterparty” means (i) Customers Bank and its Affiliates and (ii) any other entity that (a) on the date of entering into any Hedge Transaction (1) is an interest rate swap dealer that has been approved in writing by the Administrative Agent in its sole discretion and (2) has a long term unsecured debt rating of not less than “A” by S&P and not less than “A2” by Moody’s (the “Long-term Rating Requirement”) and a short-term unsecured debt rating of not less than “A-1” by S&P and not less than “P-1” by Moody’s (the “Short-term Rating Requirement”) and (b) in a Hedging Agreement (1) consents to the assignment hereunder of the Borrower’s rights under the Hedging Agreement to the Administrative Agent on behalf of the Secured Parties and (2) agrees that in the event that Moody’s or S&P reduces its long-term unsecured debt rating below the Longterm Rating Requirement or reduces it short-term debt rating below the Short-term Rating Requirement, it shall either collateralize its obligations in a manner reasonably satisfactory to the Administrative Agent, or transfer its rights and obligations under each Hedging Agreement (excluding, however, any right to net payments or Hedge Breakage Costs under any Hedge Transaction, to the extent accrued to such date or to accrue thereafter and owing to the transferring Hedge Counterparty as of the date of such transfer) to another entity that meets the Long-term Rating Requirement and the Short-term Rating Requirement and has entered into a Hedging Agreement with the Borrower on or prior to the date of such transfer.

“Hedge Transaction” means each interest rate swap, index rate swap or interest rate cap transaction or comparable derivative arrangement between the Borrower and a Hedge Counterparty that is entered into pursuant to Section 5.1(r) and is governed by a Hedging Agreement.

“Hedging Agreement” means any interest rate cap agreement between the Borrower and a Hedge Counterparty that governs one or more Hedge Transactions entered into by the Borrower and such Hedge Counterparty pursuant to Section 5.1(r), which agreement shall consist of a “Master Agreement” in a form published by the International Swaps and Derivatives Association, Inc., together with a “Schedule” thereto, and each “Confirmation” thereunder confirming the specific terms of each such Hedge Transaction or a “Confirmation” that incorporates the terms of such a “Master Agreement” and “Schedule.”

“Highest Required Investment Category” means (i) with respect to ratings assigned by Moody’s, “Aa2” or “P-1” for one (1) month instruments, “Aa2” and “P-1” for three (3) month instruments, “Aa3” and “P-1” for six (6) month instruments and “Aa2” and “P-1” for instruments with a term in excess of six (6) months, (ii) with respect to rating assigned by S&P, “A-1” for short-term instruments and “A” for long-term instruments and (iii) with respect to rating assigned by Fitch (if such investment is rated by Fitch), “F-1+” for short-term instruments and “AAA” for long-term instruments.

“HUD” means the Department of Housing and Urban Development, and any successor agency or other entity.

“Indebtedness” means, with respect to any Person as of any date of determination, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services (other than current liabilities incurred in the ordinary course of business and payable in accordance with customary trade practices) or that is evidenced by a note, bond, debenture or similar instrument or other evidence of indebtedness customary for indebtedness of that type, (ii) all obligations of such Person under leases that have been or should be, in accordance with GAAP, recorded as capital leases, (iii) all obligations of such Person in respect of acceptances issued or created for the account of such Person, (iv) all liabilities secured by any Lien on any property owned by such Person even though such Person has not assumed or otherwise become liable for the payment thereof, (v) all indebtedness, obligations or liabilities of that Person in respect of derivatives, and (vi) all obligations under direct or indirect guaranties in respect of obligations (contingent or otherwise) to purchase or otherwise acquire, or to otherwise assure a creditor against loss in respect of, indebtedness or obligations of others of the kind referred to in clauses (i) through (v) of this clause. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.

“Indemnified Party” has the meaning set forth in Section 10.23.

“Independent Appraiser” means an independent professional real estate appraiser who is a member in good standing of the American Appraisal Institute, and, if the state in which the subject related Mortgaged Property is located certifies or licenses appraisers, is certified or licensed in such state, and in each such case, who has a minimum of five (5) years’ experience in the subject property type.

“Indorsement” has the meaning specified in Section 8.1-102(a)(11) of the UCC, and “Indorsed” has a corresponding meaning.

“Initial Property Information” has the meaning specified in Exhibit C.

“Initial Servicer” means MonticelloAM Servicing, LLC, a Delaware limited liability company, in its capacity as Servicer under the Servicing Agreement.

“Intangible Assets” means assets that are considered to be intangible assets under GAAP, including customer lists, goodwill, computer software, copyrights, trade names, trademarks, patents, franchises, licenses, unamortized deferred charges, unamortized debt discount and capitalized research and development costs.

“Interest” means, with respect to any Remittance Period, the sum for each day in such Remittance Period determined in accordance with the following formula:

IR x P x (1/D)

where:

IR  =  the Interest Rate applicable on such day;

P   =  the Advances Outstanding on such day; and

D   =  three hundred and sixty (360);

provided that, (i) no provision of this Agreement shall require the payment or permit the collection of Interest in excess of the maximum permitted by Applicable Law and (ii) Interest shall not be considered paid by any distribution if at any time such distribution is later required to be rescinded by any Lender to the Borrower or any other Person for any reason including such distribution becoming void or otherwise avoidable under any statutory provision or common law or equitable action, including any provision of the Bankruptcy Code.

“Interest Collections” means, with respect to any Collateral, all payments of interest, income, receipts, dividends, and any other collections and distributions received from time to time in connection with any such HCRE Loan.

“Interest Coverage Ratio” means for any period, the ratio of the interest income of Guarantor and its consolidated Subsidiaries for such period to the interest expense of Guarantor and their consolidated Subsidiaries for the same period, in each case, determined in accordance with GAAP; provided that, this calculation shall exclude, without duplication, the interest income and interest expense attributable to the portions of assets financed by the forms of debt contemplated in clauses (a) and (b) of the definition of Total Debt.

“Interest Rate” means, as of any date of determination, an interest rate per annum equal to the Benchmark for such date plus the Applicable Spread; provided that, any time after the occurrence of an Event of Default, the Interest Rate shall be the Default Rate.

“Interim Statement Date” means the date of the most recent unaudited financial statements of Borrower (or the Guarantor, as applicable, and, if applicable, Guarantor’s, Subsidiaries, on a consolidated basis) delivered to the Administrative Agent under this Agreement.

“Investment Company Act” means the Investment Company Act of 1940 and all rules and regulations promulgated under that statute, as amended, and any successor statute, rules, and regulations.

“Joinder Supplement” means an agreement among the Borrower, a Lender and the Administrative Agent in the form of Exhibit J to this Agreement (appropriately completed) delivered in connection with a Person becoming a Lender hereunder after the Closing Date.

“Lender” means (i) Customers Bank, (ii) each financial institution which may from time to time become a Lender hereunder by executing and delivering a Joinder Supplement as contemplated by Section 2.12 and (iii) any other Person to whom a Lender assigns any part of its rights and obligations under this Agreement and the other Transaction Documents in accordance with the terms of Section 10.4.

“Lender Fee Letter” means each fee letter agreement that shall be entered into by and among the Borrower, the applicable Lender (and approved by the Administrative Agent) in connection with the transactions contemplated by this Agreement, as amended, modified, waived, supplemented, restated or replaced from time to time.

“Leverage Ratio” means, at any time, for any Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the ratio of the sum of Total Debt to Tangible Net Worth at such time.

“Lien” means any mortgage or deed of trust, pledge, hypothecation, collateral assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, claim, preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, lease or other title retention agreement, sale subject to a repurchase obligation, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing) or the filing of or agreement to give any financing statement perfecting a security interest under the UCC or comparable law of any jurisdiction.

“Lien Release Dividend” has the meaning set forth in Section 2.13.

“Lien Release Dividend Date” has the meaning set forth in Section 2.13.

“Liquid Assets” means, as of any date of determination, for any Person, without duplication, the sum of the value of such Person’s unrestricted and unencumbered cash and Cash Equivalents.

“Loan Documents” means, with respect to any HCRE Loan, those documents executed in connection with, evidencing or governing such HCRE Loan (including any Mortgage Note) and the related Mortgaged Property and which are required to be delivered to the Collateral Custodian under the Custodial Agreement and any other document listed in Exhibit C.

“Loan List” means the list of all HCRE Loans, in the form of Schedule II hereto (in both electronic format and hardcopy form), that are originated by the Borrower on an Advance Date, as supplemented on any subsequent Advance Date by the “Loan List” attached to the applicable Advance Request, and incorporated herein by reference, as such schedule may be supplemented and amended from time to time pursuant to the terms hereof, which schedule shall, together with all supplements and amendments thereto.

“Losses Recourse Event” means any of the following events:

(i) any willful misconduct or illegal act on the part of Borrower or Guarantor or any Affiliate thereof or any officer, director, partner, member, employee, agent or representative of Borrower or Guarantor or any Affiliate thereof in connection with the execution and delivery of this Agreement and the other Transaction Documents, or any certificate, report, notice, financial statement, representation, warranty or other instrument or document furnished to Administrative Agent by Borrower or Guarantor or any Affiliate thereof in connection with this Agreement or any other Transaction Document on the Closing Date or during the term of this Agreement;

(ii) any claim by Borrower or Guarantor or any Affiliate thereof that, after Administrative Agent has exercised its remedies under the Transaction Documents, Administrative Agent is not the record and beneficial owner of, and did not acquire good and marketable title to, each Eligible HCRE Loan in accordance with the Transaction Documents;

(iii) any recharacterization by any court of (a) any prior transfer of an Eligible HCRE Loan to Borrower by any Affiliate of Borrower or Guarantor or (b) any intermediate transfers of an Eligible HCRE Loan between one or more Affiliates of Borrower or Guarantor prior to such Eligible HCRE Loan being transferred to Borrower, in each case, as something other than a true sale or true contribution;

(iv) Borrower or Guarantor or any Affiliate of thereof seeks to contest, challenge, deny or repudiate: (a) any provision of the Transaction Documents, (b) any right or remedy of Administrative Agent under any of the Transaction Documents, (c) any obligation, covenant, agreement or duty of Borrower or Guarantor or any Affiliate thereof under any of the Transaction Documents or (d) any Lien, security interest or control granted under or in connection with the Transaction Documents, Collateral or any Eligible HCRE Loan, excluding, in each case, good faith disputes regarding the terms of the Transaction Documents and provided that, for the avoidance of doubt, nothing in this clause (b)(vi) shall limit Borrower’s or Guarantor’s (or any Affiliate of Borrower or Guarantor) right to file any counterclaim in good faith, raise any meritorious defense in good faith, or otherwise avail itself of any right, remedy, or defense available to it to the extent such right, remedy, or defense is not expressly waived in any of the Transaction Documents and so long as such right, remedy, or defense is made or raised in good faith;

(v) any intentional misappropriation or misapplication of any funds related to any of the Transaction Documents by Borrower or Guarantor or any Affiliate thereof; or

(vi) any fraud or intentional material misstatement on the part of Borrower or Guarantor or any Affiliate thereof or any officer, director, partner, member, employee, agent or representative of Borrower or Guarantor or any Affiliate thereof in connection with the execution and delivery or performance of this Agreement and the other Transaction Documents, or any certificate, report, notice, financial statement, representation, warranty or other instrument or document furnished to Administrative Agent by Borrower or Guarantor or any Affiliate thereof in connection with this Agreement or any other Transaction Document on the Closing Date or during the term of this Agreement.

“Margin Stock” has the meaning assigned to that term in Regulation T, U or X of the Board of Governors of the Federal Reserve System, as amended.

“Material Adverse Effect” means, with respect to any event or circumstance, a material adverse effect on (a) the business, condition (financial or otherwise), operations, performance or properties of (i) the Borrower, (ii) Guarantor, or (iii) the Servicer and their respective Affiliates taken as a whole, (b) the validity, enforceability or collectability of any portion of the Collateral, or the validity or enforceability of this Agreement or any other Transaction Document or collectability of amounts payable thereunder, (c) the rights and remedies under the Transaction Documents of the Borrower, the Administrative Agent and the Secured Parties, (d) the ability of the Borrower, the Servicer or Guarantor to perform its respective obligations under this Agreement or any Transaction Document or (e) the status, existence, perfection, priority or enforceability of the Administrative Agent’s security interest in the Collateral.

“Material Modification” means, with respect to any HCRE Loan, any material extension, amendment, waiver, termination, rescission, cancellation, release or other modification to the terms of, or any collateral, guaranty or indemnity for, or the exercise of any material right or remedy of a holder (including all lending, corporate and voting rights, remedies, consents, approvals and waivers) of such HCRE Loan or its related Loan Documents; provided, however, that any waiver, amendment, or modification of a financial covenant or similar term shall not be deemed a Material Modification so long as the related HCRE Loan continues to achieve a Debt Service Coverage Ratio of at least 1.25 to 1.00 in each case, on a pro forma basis after giving effect to any such modification.

“Maturity Date” means the earliest to occur of (i) the Stated Maturity Date, (ii) the date of the declaration, or automatic occurrence, of the Maturity Date pursuant to Section 7.2 and (iii) the Collection Date.

“Maximum Availability” means, at any time, the lesser of (i) the Maximum Facility Amount and (ii) the Borrowing Base; provided that, on and after the Funding Period, the Maximum Availability shall be zero.

“Maximum Facility Amount” means the aggregate Commitments as then in effect, which amount shall not exceed $235,000,000 (as such amount may be increased from time to time with the consent of the Administrative Agent, the Required Lenders and the Borrower in accordance with Section 2.13); provided that, on and after the Funding Period, the Maximum Facility Amount shall mean the aggregate Advances Outstanding at such time.

“Measurement Date” means each of the following, as applicable: (i) the Closing Date; (ii) each Payment Date; (iii) each Advance Date; (iv) each Determination Date; (v) the date of any sale of a HCRE Loan; (vi) the date as of which a Borrowing Base Deficiency occurs; and (vii) any other date reasonably requested by the Administrative Agent on at least three (3) Business Days’ notice.

“Moody’s” means Moody’s Investors Service and any successor thereto.

“Monthly Report” means the form of monthly report attached hereto as Exhibit N.

“Mortgage” means any mortgage, deed of trust, assignment of rents, security agreement and fixture filing, or other instruments creating and evidencing a lien on real property and other property and rights incidental thereto.

“Mortgage Asset File” has the meaning set forth in the Custodial Agreement.

“Mortgagee” means the beneficial owner of a Mortgage Note secured by a Mortgage.

“Mortgage Note” means the original executed promissory note or other evidence of the indebtedness of an Obligor with respect to a commercial mortgage loan.

“Mortgaged Property” means the real property (including all improvements, buildings, fixtures, building equipment and personal property thereon and all additions, alterations and replacements made at any time with respect to the foregoing) and all other collateral securing repayment of the debt on a HCRE Loan as evidenced by a Mortgage Note.

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the Borrower or any ERISA Affiliate contributed or had any obligation to contribute on behalf of its employees at any time during the current year or the preceding five (5) years.

“Net Income” means, for any period, for any Person and its Subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP), the net income (or loss), after all expenses, Taxes and other proper charges, determined in accordance with GAAP eliminating (i) all inter-company items, (ii) all earnings attributable to equity interests in Persons that are not Subsidiaries unless actually received by such Person, (iii) all income arising from the forgiveness, adjustment or negotiated settlement of any Indebtedness, and (iv) any increase or decrease of income arising from any change in the method of accounting for any item from that employed in the preparation of the financial statements referred to herein.

“Non-Usage Fee” means an amount, payable in arrears to the Administrative Agent on each Non-Usage Payment Date as required herein to be distributed pro rata to each Lender, with respect to any fiscal quarter equal to the sum of the products during such fiscal quarter of (i) one divided by 360, (ii) the applicable Non-Usage Fee Rate (as defined below), and (iii) the Maximum Facility Amount minus the average daily Advances Outstanding during such fiscal quarter. The Non-Usage Fee Rate (the “Non-Usage Fee Rate”) shall be equal to: (a) if the average daily Advances Outstanding during the immediately preceding fiscal quarter are less than or equal to 70% of the Maximum Facility Amount, 0.25%, and (b) if the average daily Advances Outstanding during the immediately preceding fiscal quarter are greater than 70% of the Maximum Facility Amount, 0.00%. Notwithstanding the foregoing, for the avoidance of doubt, no Non-Usage Fee shall begin to accrue until the date that is one hundred twenty (120) days after the Closing Date.

“Non-Usage Payment Date” means, commencing on the Non-Usage Payment Date immediately following the date that is one hundred twenty (120) days after the Closing Date, the 5th calendar day of each calendar month immediately following the end of a Calendar Quarter or, if such day is not a Business Day, the next succeeding Business Day.

“Note” has the meaning set forth in Section 2.2.

“Notices” means all communications required or permitted to be given or made under this Agreement.

“Obligations” means all present and future indebtedness and other liabilities and obligations (howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, or due or to become due) of the Borrower to the Lenders, the Administrative Agent or the Account Bank (i) arising under this Agreement and/or any other Transaction Document and shall include all liability for principal of and interest on the Advances, indemnifications and other amounts due or to become due by the Borrower to the Lenders, the Administrative Agent, the Collateral Custodian and the Account Bank under this Agreement and/or any other Transaction Document, including any amounts payable under the Custodial Agreement and costs and expenses payable by the Borrower to the Lenders, the Administrative Agent, the Account Bank or the Collateral Custodian, including attorneys’ fees, costs and expenses, including interest, fees and other obligations that accrue after the commencement of an insolvency proceeding (in each case whether or not allowed as a claim in such insolvency proceeding), (ii) for disbursements made by the Lenders for Borrower’s account, (iii) for overdrafts, (iv) for automated clearinghouse exposure, and (v) under any Hedging Agreement to which a Lender is a counterparty.

“Obligor” means, collectively, each Person obligated to make payments under a Mortgage or other Loan Document, including any guarantor thereof.

“Outstanding Balance” means the outstanding principal balance (net of funded capital reserves) of a HCRE Loan; provided that, the outstanding balance of any HCRE Loan that is not an Eligible HCRE Loan shall be zero.

“Patriot Act” means the “Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) of 2001” (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment Date” means (i) the 20th calendar day of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, commencing in September 2025 and (ii) solely with respect to payment of the Non-Usage Fee, the Non-Usage Payment Date; provided that, in each case, the final Payment Date shall occur on the Collection Date.

“Payment Date Statement” means a statement prepared on or prior to each Payment Date by the Servicer as of each Determination Date immediately prior to such Payment Date setting forth the calculation of each amount due and payable on such Payment Date pursuant to Section 2.6, together with the payment information for each recipient of such amounts.

“Pension Plan” means each “employee pension benefit plan,” as such term is defined in Section 3(3) of ERISA, that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA (other than any Multiemployer Plan) and that is, or at any time during the preceding six (6) years was, maintained by the Borrower or any ERISA Affiliate of the Borrower, or open to participation by employees of the Borrower or of any ERISA Affiliate of the Borrower, as from time to time in effect.

“Periodic Term SOFR” has the meaning specified in the definition of “Term SOFR”.

“Permitted Assignee” means a Person that is both (a) either (i) a Lender or any of its Affiliates or any Person managed by a Lender or any of its Affiliates other than a Defaulting Lender or any of its Affiliates, or (ii) a bank acceptable to the Administrative Agent (or following the occurrence and continuation or any Event of Default, any other non-natural Person acceptable to the Administrative Agent), and (b) owns total assets (in name or under management) in excess of $250,000,000 and capital/statutory surplus or shareholders’ equity of $100,000,000.

“Permitted Investments” means, as of any date of determination:

(i) direct interest bearing obligations of, and interest bearing obligations guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality of the United States, the obligations of which are backed by the full faith and credit of the United States;

(ii) demand or time deposits in, certificates of deposit of, demand notes of, or bankers’ acceptances issued by any depository institution or trust company organized under the laws of the United States or any State thereof (including any federal or state branch or agency of a foreign depository institution or trust company) and subject to supervision and examination by federal and/or state banking authorities (including, if applicable, the Collateral Custodian or the Administrative Agent or any agent thereof acting in its commercial capacity); provided that, the short-term unsecured debt obligations of such depository institution or trust company at the time of such investment, or contractual commitment providing for such investment, shall have a credit rating from S&P, Moody’s and Fitch in the Highest Required Investment Category granted by each of S&P, Moody’s and Fitch;

(iii) commercial paper that (a) is payable in Dollars and (b) is rated in the Highest Required Investment Category granted by each of S&P, Moody’s and Fitch; and

(iv) units of money market funds having a rating of the Highest Required Investment Category from each of S&P, Moody’s and Fitch (if rated by Fitch).

No Permitted Investment shall have an “f,” “r,” “p,” “pi,” “q,” “sf” or “t” subscript affixed to its S&P rating. Any such investment may be made or acquired from or through the Administrative Agent or any of their respective affiliates, or any entity for whom the Administrative Agent, the Collateral Custodian or any of their respective affiliates provides services and receives compensation (so long as such investment otherwise meets the applicable requirements of the foregoing definition of Permitted Investment at the time of acquisition).

“Permitted Liens” means any of the following as to which no enforcement, collection, execution, levy or foreclosure proceeding shall have been commenced (i) Liens for Taxes if such Taxes shall not at the time be due and payable or if a Person shall currently be contesting the validity thereof in good faith by appropriate proceedings and with respect to which reserves in accordance with GAAP (or if the Person is domiciled in an Eligible Foreign Jurisdiction, the accounting standard utilized by such Person) have been provided on the books of such Person, (ii) Liens imposed by law, such as materialmen’s, warehousemen’s, mechanics’, carriers’, workmen’s and repairmen’s Liens and other similar Liens, arising by operation of law in the ordinary course of business for sums that are not overdue or are being contested in good faith and (iii) Liens Granted pursuant to or by the Transaction Documents.

“Person” means and includes any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or governmental body (or any agency or political subdivision thereof).

“Plan” means an employee benefit plan as defined in Section 3(3) of ERISA, subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA in respect of which the Borrower, the Servicer, the Guarantor or any other ERISA Affiliate thereof has any actual or potential liability or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be, an “employer” as defined in Section 3(5) of ERISA.

“Pledge Agreement” means the Limited Recourse Guaranty and Pledge Agreement, dated as of the date hereof, by and between BLK Holding and the Administrative Agent, as the same may be amended, restated, or otherwise modified and in effect from time to time.

“Pre-Positioned Loan” means an Eligible HCRE Loan for which the Borrower has delivered an Advance Request, for which a copy of a complete Mortgage Asset File has not been delivered to the Collateral Custodian prior to the related Advance Date, and that is closed in part, either directly or indirectly, with the Advance given to the Borrower for such Eligible HCRE Loan.

“Principal Collections” means, with respect to any Collateral, all amounts that do not constitute Interest Collections.

“Proceeds” means, with respect to any assets included in the Collateral, all property that is receivable or received when such assets are collected, sold, liquidated, foreclosed, exchanged, or otherwise disposed of, whether such disposition is voluntary or involuntary, and includes all rights to payment with respect to any insurance relating thereto.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing the Commitment of such Lender (or, following the termination thereof, the outstanding principal amount of all Advances of such Lender), by the aggregate Commitments of all the Lenders (or, following the termination thereof, the aggregate Advances Outstanding).

“Prohibited Transaction” has the meanings set forth for such term in Section 4975 of the Code and Section 406 of ERISA.

“Qualified Substitute Arrangement” has the meaning set forth in Section 5.1(r)(iii).

“Rating Agency” means Fitch, S&P or Moody’s, as applicable.

“Register” has the meaning set forth in Section 10.4(d).

“Related Security” means, with respect to each HCRE Loan, all right, title and interest of the Borrower in and to: (i) any amounts on deposit in any cash reserve, collection, custody or lockbox accounts securing such HCRE Loan; (ii) all rights (but no obligations) with respect to such HCRE Loan to which the Borrower is entitled as lender of record under the applicable Loan Documents; (iii) any Mortgaged Property securing such HCRE Loan, all payments paid in respect thereof and all monies due, to become due and paid in respect thereof owed to the Borrower and all liquidation proceeds; (iv) all Loan Documents, all Mortgage Asset Files and the documents, agreements related to such HCRE Loan, and instruments included in such Mortgage Asset File;

(v) all Servicing Rights related to such HCRE Loan; (vi) all Liens, guaranties, indemnities, warranties, letters of credit, accounts, bank accounts and property subject thereto from time to time purporting to secure or support payment of such HCRE Loan, together with all UCC financing statements, Mortgages and Security Agreements or similar filings; (vii) any mortgage guaranties and insurance (issued by Governmental Authorities or otherwise) and claims, payments and proceeds thereunder; (viii) security interests of the Borrower in Derivatives Contracts entered into by related Obligor; (ix) rights of the Borrower under any letter of credit, guarantee, warranty, indemnity or other credit support or enhancement; (x) all supporting obligations of any kind; and (xi) all collections, income, payments, recoveries, Proceeds and other benefits of each of the foregoing.

“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.

“Remittance Period” means, (i) as to the initial Payment Date, the period beginning on the Closing Date and ending on, and excluding, the Determination Date immediately preceding such Payment Date and (ii) as to any subsequent Payment Date, the period beginning on the Determination Date after the most recently ended Remittance Period and ending on, and excluding, the Determination Date immediately preceding such Payment Date, or, with respect to the final Remittance Period, the Collection Date.

“Replacement Hedging Agreement” means one or more Hedging Agreements, which in combination with all other Hedging Agreements then in effect, after giving effect to any planned cancellations of any presently outstanding Hedging Agreements satisfy the Borrower’s covenant contained in Section 5.1(r) of this Agreement to maintain Hedging Agreements.

“Reportable Event” has the meaning set forth in Section 4.15(a).

“Required Lenders” means (i) Customers Bank (as a Lender hereunder) and its successors and assigns and (ii) if (x) there are only two other Lenders party to this Agreement, such other Lenders and (y) there are more than two other Lenders party to this Agreement, the Lenders representing an aggregate of at least 51.0% of the aggregate Commitments of the Lenders then in effect.

“Required Third Party Reports” has the meaning specified in Exhibit C.

“Resizing Amount” has the meaning set forth in Section 2.3(f).

“Responsible Officer” means, with respect to any Person, any duly authorized officer of such Person (or, if applicable, a duly authorized officer of the general partner or manager of such Person) with direct responsibility for the administration of this Agreement and also, with respect to a particular matter, any other duly authorized officer of such Person to whom such matter is referred because of such officer’s knowledge of and familiarity with the particular subject.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any Sanctions.

“Sanctioned Person” means, at any time, (i) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state or Canada, (ii) any Person operating, organized or resident in a Sanctioned Country or (iii) any Person controlled by any such Person.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (ii) the United Nations Security Council, the European Union, Canada or His Majesty’s Treasury of the United Kingdom.

“Secured Party” means each of the Administrative Agent, each Lender (together with its successors and assigns), each Affected Party, each Indemnified Party, the Account Bank and each Hedge Counterparty.

“Security Agreement” means a security agreement or other agreement that creates a Lien on personal property, including furniture, fixtures and equipment, to secure repayment of a HCRE Loan.

“Servicer” has the meaning assigned thereto in the preamble hereof.

“Servicer Removal Event” means any default by Servicer of any of its material obligations under the Servicing Agreement beyond any applicable notice and/or cure period.

“Servicing Agreement” has the meaning assigned thereto in the definition of “Servicing Contract”.

“Servicing Contract” means (i) that certain Servicing Agreement, dated as of the date hereof, by and between Servicer and Borrower, as the same may be amended, restated, or otherwise modified and in effect from time to time (the “Servicing Agreement”), and (ii) with respect to any replacement Servicer, the arrangement under which such replacement Servicer agrees to service the Collateral.

“Servicing Expenses” means any reasonable and customary third party expenses incurred by the Servicer in connection with servicing the HCRE Loans in accordance with the terms of this Agreement and the Servicing Contract, including advances by the Servicer of its own funds which it elects to advance under an HCRE Loan to preserve or protect the HCRE Loan or to enforce remedies and to force place insurance coverage with respect to an HCRE Loan.

“Servicing Fee” shall have the meaning given to such term in the Servicing Contract.

“Servicing Rights” means, with respect to any HCRE Loan, all right, title and interest of in and to any and all of the following (subject to the rights of the Servicer under the Servicing Contract):

(i) rights to service and collect and make all decisions with respect to such HCRE Loan,

(ii) amounts received by any Person for servicing such HCRE Loan, (iii) late fees, penalties or similar payments with respect to such HCRE Loan, (iv) agreements and documents creating or evidencing any such rights to service, documents, files and records relating to the servicing of such HCRE Loan, (v) escrow, reserve and similar amounts with respect to such HCRE Loan (and not payable to the related Obligor), (vi) rights to appoint, designate and retain any other servicers, sub-servicers, special servicers, agents, custodians, trustees and liquidators with respect to such HCRE Loan, and (vii) accounts and other rights to payment related to such HCRE Loan.

“Servicing Side Letter” means that certain Servicer Instruction and Acknowledgement Letter, dated as of July 30, 2025, by the Borrower and acknowledged by the Servicer and the Administrative Agent.

“Servicing Standard” has the meaning set forth in the Servicing Contract.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the Relevant Governmental Body.

“Stabilized LTV” means, as of any date of determination, with respect to each HCRE Loan (i) the outstanding principal balance (net of funded capital reserves) of a HCRE Loan divided by (ii) the as-stabilized value of the applicable Mortgaged Property as set forth in an Appraisal acceptable to the Administrative Agent in its sole discretion.

“Stated Maturity Date” means July 30, 2030.

“Statement Date” means the Audited Statement Date or the Interim Statement Date, as applicable.

“Subordinated Debt” means, with respect to any Person, all Indebtedness of that Person for borrowed money that is effectively subordinated in right of payment to all present and future Obligations either (i) under an agreement subordinating such Indebtedness to the Obligations on a form approved by Administrative Agent or (ii) otherwise on terms acceptable to Administrative Agent.

“Subsidiary” means with respect to any Person, any corporation, partnership, limited liability company or other entity (heretofore, now or hereafter established) of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are with those of such Person pursuant to GAAP.

“Tangible Net Worth” means the total capital of Guarantor and its consolidated Subsidiaries as reflected in Guarantor’s most recent unaudited quarterly balance sheet or audited annual financial statements, as applicable, prepared in accordance with GAAP, plus without duplication, equity subscriptions, to the extent such subscriptions have been duly executed and funds have been received by the applicable transfer agent in good order with receipt of funds scheduled to occur within 5 Business Days.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), charges, assessments or fees of any nature (including interest, penalties, and additions thereto) that are imposed by any Governmental Authority.

“Term SOFR” means for any calculation with respect to a SOFR Advance, the Term SOFR Reference Rate for a tenor of one month (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of the applicable Remittance Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided that if Term SOFR as so determined would be less than the Floor, such rate shall be deemed to be the Floor for purposes of this Agreement.

“Term SOFR Administrator” means CME Group Benchmark Administration Ltd (or any successor or replacement administrator, as determined by the Bank).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Debt” means borrowed money appearing (or required to appear in accordance with GAAP) on the balance sheet of Guarantor or its consolidated financial statements, provided that, for the avoidance of doubt, Total Debt shall not include (a) (i) any collateralized loan obligations or other securitization financings or (ii) any promissory notes, consolidated senior interests (i.e., “A Notes”), or participation certificate obligations payable in connection with participations in loans that are, in each of clauses (i) and (ii), non-recourse to Guarantor, and (b) the proceeds of any subscription line of credit obtained by Guarantor to the extent that the borrowing base with respect to any such subscription line credit consist of investors rated at least “Prime-1” or “Aaa” (or the then equivalent grade) by Moody’s or “A-1” or “AAA” (or the then equivalent grade) by S&P or as otherwise approved in the sole discretion of the Administrative Agent.

“Transaction Documents” means this Agreement, the Customers Fee Letter, any other Lender Fee Letter, the Servicing Agreement, the Servicing Side Letter, the Custodial Agreement, the Pledge Agreement, any Bailee Agreements, the Assignment Agreement Documents, all notes, all UCC financing statements, amendments and continuation statements and any agreement of Borrower or Guarantor for the benefit of the Secured Parties relating to any guaranties, security agreements, collateral assignments, pledge agreements, lockbox agreements, account assignments, control agreements, letter of credit application and agreement or other reimbursement agreements, any subordination agreements, intercreditor agreements and any and all other agreements, instruments and documents, including powers of attorney, consents, and all other writings heretofore, now or hereafter executed by Borrower or Guarantor or delivered to the Administrative Agent in connection with this Agreement (or the aforementioned documents or agreements) as originally executed or as any of the same may be amended, restated, renewed or replaced.

“Transferee Letter” has the meaning set forth in Section 10.4(a).

“Trust Receipt” has the meaning set forth in the Custodial Agreement.

“UCC” means the Uniform Commercial Code as presently in effect in the State of New York, or any applicable jurisdiction.

“Underwriting Package” means, with respect to any HCRE Loan, the internal document or credit committee memorandum setting forth all material information relating to such HCRE Loan which is known by the Servicer, prepared by Servicer for its evaluation of such HCRE Loan, including the items set forth on Schedule I, to the extent applicable and available.

“United States” or “U.S.” means the United States of America.

“U.S. Dollars” means the lawful currency of the United States.

“Volcker Rule” means Section 13 of the U.S. Bank Holding Company Act of 1956, as amended, and the applicable rules and regulations thereunder.

“Warranty Event” means, as of any date of determination, with respect to a HCRE Loan, the Administrative Agent determines (in its sole discretion) any one of the following has occurred with respect to such HCRE Loan (solely in the case of clauses (vii), (viii), (ix) and (x) to the extent required to cause such HCRE Loan to be back in compliance with the applicable limitation): (i) five (5) Business Days elapse from the date an Advance was made against such HCRE Loan, without receipt of the Loan Documents relating to that Eligible HCRE Loan required to be delivered on such date; (ii) ten (10) Business Days elapse without the return of one (1) or more Loan Documents delivered by the Administrative Agent to Borrower under a Trust Receipt for correction or completion; (iii) on the date on which such HCRE Loan is determined to have been originated or acquired based on material untrue, incomplete or inaccurate information or otherwise to be subject to fraud, whether or not Borrower or the Servicer had knowledge of the misrepresentation, incomplete or incorrect information or fraud; (iv) on the date on which Borrower knows or receives Notice from the Administrative Agent, that such HCRE Loan is not an Eligible HCRE Loan or is subject to a Credit Event; (v) upon the sale, other disposition or prepayment of any HCRE Loan; (vi) any of the Loan Documents relating to such Eligible HCRE Loan, upon examination by the Administrative Agent, are found not to be in material compliance with the requirements of this Agreement; (vii) the Outstanding Balance of any HCRE Loan that is paid in whole or in part while an Advance is outstanding against such HCRE Loan; (viii) the Advances outstanding against any HCRE Loan on the final maturity date of such HCRE Loan (after giving effect to any right to extend the term of such HCRE Loan exercised by Borrower under such HCRE Loan); and (ix) the Advances outstanding on any Defaulted Loan to the extent necessary to cause the Stabilized LTV to equal no more than eighty percent (80%).

1.2 Other Definitional Provisions; Terms of Construction.

(a) All accounting terms not specifically defined herein shall be defined in accordance with GAAP. All financial computations to be made under this Agreement, unless otherwise specifically provided herein, shall be construed in accordance with GAAP.

(b) Defined terms may be used in the singular or the plural, as the context requires.

(c) All reference to any time means New York, New York time (unless expressly specified otherwise).

(d) References in Transaction Documents to Sections, Exhibits, Schedules and like references are to Sections, Exhibits, Schedules and the like in and to such Transaction Document unless otherwise expressly provided.

(e) References in a Transaction Document to any document, instrument, or agreement (i) shall include all exhibits, schedules, and other attachments thereto, (ii) shall include all documents, instruments, or agreements issued or executed in replacement thereof, to the extent permitted hereby or thereby, and (iii) shall mean such document, instrument, or agreement, or replacement thereof, as amended, supplemented, restated, or otherwise modified from time to time to the extent permitted hereby or thereby and in effect at any given time.

(f) The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation.”

(g) Unless the context in which it is used otherwise clearly requires, the word “or” has the inclusive meaning represented by the phrase “and/or.”

(h) All incorporations by reference of provisions from other agreements are incorporated as if such provisions were fully set forth into this Agreement, and include all necessary definitions and related provisions from those other agreements. All provisions from other agreements incorporated into this Agreement by reference survive any termination of those other agreements until the Obligations of Borrower under this Agreement and the Note are irrevocably paid in full and the Commitment is terminated.

(i) All capitalized terms used herein with reference to the Collateral and defined in the UCC as adopted in the applicable jurisdiction from time to time shall have the meaning given therein unless otherwise defined herein. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the UCC, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

(j) With respect to any Person, the terms “knowledge” or “actual knowledge” shall mean such knowledge as such Person has or should have after conducting commercially reasonably due inquiry.

(k) Default is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

(l) References to any Person include that Person’s heirs, personal representatives, successors, trustees, receivers, and permitted assigns.

(m) Unless the context in which it is used otherwise clearly requires, all references to days, weeks and months mean calendar days, weeks and months.

ARTICLE II

THE FACILITY

2.1 Commitments. On the terms and subject to the conditions and limitations of this Agreement, including the criteria set forth on Exhibit D, during the Funding Period, the Borrower may request and each Lender shall make Advances. Under no circumstances shall any Lender be required to make any Advance if (a) such Lender elects not to make an Advance or the conditions to advance described herein are not satisfied, or (b) after giving effect to such Advance and the addition to the Collateral of the Eligible HCRE Loans being acquired by the Borrower using the proceeds of such Advance, (i) an Event of Default has occurred or would result therefrom or a Default exists or would result therefrom, (ii) the Advances Outstanding would exceed the Maximum Facility Amount, or (iii) the Advances Outstanding would exceed the Availability. No Lender shall be obligated to provide the Borrower with aggregate funds in connection with an Advance that would exceed the lesser of (1) such Lender’s or unused Commitment then in effect and (2) the aggregate unused Commitments, as applicable, then in effect. The proceeds of Advances shall be used solely to originate Eligible HCRE Loans.

2.2 Note. In each case, to the extent requested by the applicable Lender, the Borrower has heretofore delivered or shall, on the date hereof (and on the terms and subject to the conditions hereinafter set forth), deliver, to each Lender, at the address set forth in Section 10.2 of this Agreement, and on the effective date of any Joinder Supplement, to each additional Lender, at the address set forth in the applicable Joinder Supplement, a duly executed line of credit note (a “Note”), in substantially the form of Exhibit L, in an aggregate face amount equal to the applicable Lender’s Commitment as of the Closing Date or the effective date of any Joinder Supplement, as applicable, and otherwise duly completed. Interest shall accrue on the Note, and the Note shall be payable, as described herein. Each Lender is hereby authorized to enter on a schedule attached to the Note a notation (which may be computer generated) with respect to each Advance made by the applicable Lender of: (a) the date and principal amount thereof and (b) each repayment of principal thereof, and any such recordation shall (absent manifest error) constitute prima facie evidence of the accuracy of the information so recorded. The failure of any Lender to make any such notation on the schedule attached to any Note shall not limit or otherwise affect the obligation of the Borrower to repay the Advances in accordance with their respective terms as set forth herein.

2.3 Procedures for Advances.

(a) Subject to the terms and conditions set forth herein, the Borrower may, during the Funding Period, request an Advance in connection with the acquisition or origination of an HCRE Loan by delivering to the Administrative Agent the information and documents set forth in this Section 2.3 at the applicable times provided herein. Not later than five (5) Business Days following its receipt of such information and documents, the Administrative Agent will provide notification to the Lenders with respect thereto.

(b) With respect to (i) all Advances, all Initial Property Information in Borrower’s possession and Required Third Party Reports no later than five (5) Business Days prior to such Advance Date and (ii) all Advances, no later than 1:00 p.m. five (5) Business Days prior to the proposed Advance Date, the Borrower shall deliver:

(i) to the Administrative Agent (with a copy to the Collateral Custodian) written notice of such proposed Advance Date (including a duly completed Borrowing Base Certificate and Loan List updated to the date such Advance is requested and giving pro forma effect to the Advance requested and the use of the proceeds thereof);

(ii) to the Administrative Agent a description of the Obligor and the HCRE Loan(s) to be funded by the proposed Advance;

(iii) to the Administrative Agent a wire disbursement and authorization form, to the extent not previously delivered; and

(iv) to the Administrative Agent (with a copy to the Collateral Custodian) a duly completed Advance Request which shall (A) specify the desired amount of such Advance, which amount must be at least equal to $500,000, (B) specify the proposed Advance Date of such Advance, (C) specify the HCRE Loan(s) to be financed on such Advance Date (including a description of each proposed HCRE Loan and any related Mortgaged Property and other security therefor in reasonable detail and transmitting a complete Underwriting Package for each proposed HCRE Loan) and (D) include a representation that all conditions precedent for an Advance described in Article III hereof have been met. Each Advance Request shall be irrevocable. If any Advance Request is received by the Administrative Agent after 1:00 p.m. five (5)Business Days prior to the proposed Advance Date (in the case of an Advance), or on a day that is not a Business Day, such Advance Request shall be deemed to be received by the Administrative Agent and each Lender at 9:00 a.m. on the next Business Day;

(c) On the proposed Advance Date, subject to the limitations set forth in Section 2.1 and upon satisfaction of the applicable conditions set forth in Article III each Lender shall make available to the Agent in same day funds, for remittance to the Borrower in the Designated Deposit Account, an amount equal to such Lender’s Pro Rata Share of the least of (1) the amount requested by the Borrower for such Advance, (2) the aggregate unused Commitments then in effect and (3) an amount equal to the Availability on such Advance Date.

(d) On each Advance Date, the obligation of each Lender to remit its Pro Rata Share of any such Advance shall be several from that of each other Lender and the failure of any Lender to so make such amount available to the Borrower shall not relieve any other Lender of its obligation hereunder.

(e) Notwithstanding anything to the contrary contained herein, the Borrower’s obligation to repay Advances Outstanding and all other Obligations in full on the Maturity Date shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof, under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower or any other Person may have or have had against any Secured Party or any other Person. Advances Outstanding shall be repaid as and when necessary to cause the Availability to equal or exceed $0, and any amount so repaid may, subject to the terms and conditions hereof, be reborrowed hereunder during the Funding Period. All repayments of any Advance or any portion thereof shall be made together with payment of all Interest accrued and unpaid on the amount repaid to (but excluding) the date of such repayment.

(f) If on any day the Outstanding Balance of any HCRE Loan is reduced or such Outstanding Balance is canceled as a result of any Warranty Event or otherwise, the Borrower shall be deemed to have received on such day a Collection of such HCRE Loan in the amount of the Outstanding Balance (as determined immediately prior to such Warranty Event or other event) of such HCRE Loan (if such HCRE Loan is canceled) or, otherwise in the amount of such reduction, and the Borrower shall pay to the Collection Account an amount equal to such Deemed Collection and such amount shall be applied as a Collection in accordance with Section 2.6. If on any day any of the representations or warranties in Section 4.8(b)(ii) was or becomes untrue with respect to an HCRE Loan (whether on or after the date of transfer thereof to the Borrower, for the benefit of the Lenders, as contemplated hereunder), the Borrower shall be deemed to have received on such day a Collection of such HCRE Loan in full and the Borrower shall on such day pay to the Collection Account an amount equal to the Outstanding Balance (as determined immediately prior to such breach) of such HCRE Loan and such amount shall be allocated and applied as a Collection in accordance with Section 2.6.

(g) The Borrower shall be entitled at its option and upon twenty (20) days’ prior written notice in the form of Exhibit B to the Administrative Agent to either (i) terminate the Maximum Facility Amount in whole upon payment in full of all Advances Outstanding, all accrued and unpaid Interest, all accrued and unpaid costs and expenses of the Administrative Agent and the Lenders and all other Obligations, or (ii) reduce in part the portion of the Maximum Facility Amount that exceeds the sum of the Advances Outstanding, all accrued and unpaid Interest (pro rata with respect to the portion of the Maximum Facility Amount so reduced), all accrued and unpaid costs and expenses of the Administrative Agent and the Lenders (payable pro rata to each Lender). Any request for a reduction or termination pursuant to this Section 2.3(g) shall be irrevocable. The Commitment of each Lender shall be reduced by an amount equal to its Pro Rata Share (prior to giving effect to any reduction of Commitments hereunder) of the aggregate amount of any reduction under this Section 2.3(g).

(h) The Borrower shall be entitled at its option, at any time, to reduce Advances Outstanding; provided that, (i) the Borrower shall give five (5) Business Day’s prior written notice of such reduction in the form of Exhibit B to the Administrative Agent and (ii) any reduction of Advances Outstanding shall be in a minimum amount of $100,000. In connection with any reduction of Advances Outstanding (1) in part, the Borrower shall deliver to each Lender funds sufficient to repay such Advances Outstanding, together with all accrued and unpaid Interest, accrued and unpaid costs and expenses of the Administrative Agent and the Lenders related to such repayment (payable pro rata to each Lender) and (2) in whole, the Borrower shall deliver to the Administrative Agent funds sufficient to repay such Advances Outstanding, together with all accrued and unpaid Interest, accrued and unpaid costs and expenses of the Administrative Agent and the Lenders related to such repayment (payable pro rata to each Lender); provided that, no such reduction shall be given effect unless (A) sufficient funds have been remitted to pay all such amounts (whether in part, pursuant to clause (1) above or in full, pursuant to clause (2) above), as determined by the Administrative Agent in its sole discretion and (B) no event has occurred or would result from such prepayment which would constitute an Event of Default or a Default. Any Advance so repaid may, subject to the terms and conditions hereof, be reborrowed during the Funding Period. Any request for a reduction or termination pursuant to this Section 2.3 shall be irrevocable.

(i) In addition to the foregoing provisions of this Section 2.3, solely with respect to any Pre-Positioned Loan, a preliminary draft of the related Advance Request shall be delivered by the Borrower to the Administrative Agent no later than 3:00 p.m. three (3) Business Days prior to the proposed Advance Date, pending finalization and execution of the Advance Request and the origination of such Pre-Positioned Loan on the related Advance Date. A copy of the final, executed Advance Request for such Pre-Positioned Loan shall be delivered to the Administrative Agent on or prior to 11:00 a.m. on the related Advance Date with the original Advance Request to be delivered in accordance with the delivering of the original Mortgage Note for the Pre-Positioned Loan; provided that if any preliminary draft or Advance Request is received by the Administrative Agent after the dates and times specified in this Section 2.3(i), or on a day that is not a Business Day, such preliminary draft or Advance Request, as applicable, shall be deemed to be received by the Administrative Agent and each Lender at 9:00 a.m. on the next Business Day.

2.4 Interest and Fees. (a) The Borrower hereby promises to pay, on the dates specified in Section 2.6(b), Interest on the outstanding amount of each Advance (or each portion thereof) for the period commencing on the applicable Advance Date until such Advance is paid in full. No provision of this Agreement or the Note shall require the payment or permit the collection of Interest in excess of the maximum amount permitted by Applicable Law. The Administrative Agent shall determine the applicable Interest and any Fees to be paid by the Borrower on each Payment Date for the related Remittance Period and shall advise each of the Lenders, the Collateral Custodian, and the Borrower thereof in writing no later than the Determination Date immediately prior to such Payment Date. Administrative Agent’s determination of Interest as of any date of determination is conclusive and binding, absent manifest error. The Borrower shall also pay the Non-Usage Fee relating to any relevant period occurring on the dates specified in Section 2.6(b).

(b) Interest accrued on each Advance (including any previously accrued and unpaid Interest) and the Non-Usage Fee and any other Fees (as applicable) shall be payable, without duplication: (i) on the Maturity Date; (ii) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Advance; (iii) on each Payment Date; (iv) and in the case of the Commitment Fee on the date of each Advance (including, for the avoidance of doubt, any increases to the Maximum Facility Amount in accordance with the terms and conditions herein) until paid in full in an amount determined by the Administrative Agent in its sole discretion;

provided, however, that the balance of the Commitment Fee then remaining unpaid shall be due, earned and payable on the date that is one year following the Closing Date. The Borrower shall be required to pay in full on each Payment Date each of the amounts specified in Section 2.6 hereof. The Borrower shall also be required to pay the amounts set forth in the Customers Fee Letter and any other Lender Fee Letter.

2.5 Collections, Allocations and Payments.

(a) Amounts received by the Servicer or the Borrower on account of HCRE Loans shall be treated as payments of Principal Collections or Interest Collections, as applicable, on such HCRE Loans. The Borrower (or the Servicer on its behalf) shall instruct all Obligors of HCRE Loans to remit all payments of principal, interest and other amounts payable hereunder with respect to the HCRE Loans directly to the Servicer, who will hold such amounts in accordance with Section 2.5(d). The Servicer shall transfer, or cause to be transferred, all Available Collections received by it to the Collection Account no later than 1:00 p.m. on the third (3rd) Business Day after such Collections are received. Upon the transfer of Available Collections to the Collection Account, the Servicer shall promptly identify such Available Collections as being on account of Interest Collections or Principal Collections and the Servicer shall separately account for such Interest Collections and Principal Collections. The Servicer shall further provide to the Administrative Agent and the Collateral Custodian a statement as to the amount of Principal Collections and Interest Collections on deposit in the Collection Account on each Determination Date in the Monthly Report delivered pursuant to Section 6.1(a). On and after the applicable Advance Date, the Servicer and the Borrower will deposit into the Collection Account all Available Collections received in respect of such HCRE Loan being transferred to and included as part of the Collateral on such date. Until the occurrence of an Event of Default, to the extent there are uninvested amounts deposited in the Collection Account, to the extent agreed by the Account Bank in its sole discretion, all such amounts shall be invested in Permitted Investments selected by the Servicer on each Payment Date; from and after the occurrence of an Event of Default, to the extent there are uninvested amounts in the Collection Account, all such amounts may be invested in Permitted Investments selected by the Account Bank (acting at the direction of the Administrative Agent). On and after the occurrence of an Event of Default, the Borrower authorizes the Account Bank to pay and the Administrative Agent to charge the Collection Account, for any Obligations due and payable to Secured Parties, without the necessity of prior demand or notice from the Administrative Agent. All earnings (net of losses and investment expenses) thereon shall be retained or deposited into the Collection Account and shall be applied on each Payment Date pursuant to the provisions of Section 2.6. For the avoidance of doubt and notwithstanding anything to the contrary contained herein or otherwise, neither the Account Bank nor the Administrative Agent shall be required to make any investment permitted herein.

(b) All amounts to be paid or deposited by the Borrower or the Servicer hereunder shall be paid or deposited in accordance with the terms hereof no later than 1:00 p.m. on the day when due in lawful money of the United States in immediately available funds to the Collection Account or such other account as is designated by the Administrative Agent. The Borrower shall, to the extent permitted by law, pay to the Administrative Agent, on behalf of the Secured Parties, interest on all amounts not paid or deposited when due in accordance with this Section 2.5 at 2.0% per annum above the Interest Rate (other than with respect to any Advances outstanding, which shall accrue at the Interest Rate), payable on demand, from the date of such nonpayment until such amount is paid in full (as well after as before judgment); provided that, such interest rate shall not at any time exceed the maximum rate permitted by Applicable Law. Any Obligation hereunder shall not be reduced by any distribution of any portion of Available Collections if at any time such distribution is rescinded or required to be returned by any Lender to the Borrower or any other Person for any reason. Whenever any payment hereunder shall be stated to be due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of Interest or any fee payable hereunder, as the case may be.

(c) If any Advance requested by the Borrower and approved by the Administrative Agent pursuant to Section 2.3 is not for any reason whatsoever, except as a result of the gross negligence or willful misconduct of, or failure to fund such Advance on the part of, the Lenders, the Administrative Agent or an Affiliate thereof, made or effectuated, as the case may be, on the date specified therefor, the Borrower shall indemnify and hold harmless such Lender against any loss, cost or expense incurred by such Lender related thereto (other than any such loss, cost or expense solely due to the gross negligence or willful misconduct or failure to fund such Advance on the part of the Lenders, the Administrative Agent or an Affiliate thereof), including, without limitation, any loss (including cost of funds and reasonable out-of-pocket expenses), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to fund Advances or maintain the Advances. Any such Lender shall provide to the Borrower documentation setting forth the amounts of any loss, cost or expense referred to in the previous sentence, such documentation to be conclusive absent manifest error.

(d) All amounts collected by the Servicer (on behalf of the Borrower) under the HCRE Loans shall be held in trust by the Servicer for the benefit of the Lenders until remitted to the Collection Account for the benefit of the Lenders pursuant to Section 2.5(a) and (to the extent required by the applicable Loan Documents of the HCRE Loan) for the benefit of the Obligors until remitted to the Lenders pursuant to Section 2.5(a). All amounts received by the Servicer with respect to the HCRE Loans may be deposited when received in a clearing account maintained by the Servicer with an institution insured by the Federal Deposit Insurance Corporation.

2.6 Remittance Procedures. (a) On each Payment Date, prior to the distribution of any Principal Collections, the Account Bank shall transfer Interest Collections held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date:

(i) first, to the Administrative Agent to pay the fees and expenses of the Administrative Agent under the Transaction Documents;

(ii) second, to the payment of taxes, governmental fees and charges, registered office fees and annual filing fees owed by the Borrower (if any);

(iii) third, pro rata, in accordance with the amounts due under this clause (iii), (1) to the Collateral Custodian, in payment in full of all accrued Collateral Custodian Fees and of all accrued fees and expenses due under the Custodial Agreement and (2) to the Account Bank, in payment in full of all accrued fees and expenses, if any, due with respect to the applicable accounts;

(iv) fourth, to the Servicer, in an amount equal to any accrued and unpaid Servicing Fees to the end of the related Remittance Period, solely to the extent that such Servicer Fees are payable to a third-party servicer engaged following the Closing Date that is not an Affiliate of the Borrower in accordance with the terms herein;

(v) fifth, pro rata, to each Lender in an amount (if any) necessary to cause the Advances Outstanding to no longer exceed the Availability;

(vi) sixth, pro rata, to each Lender all Interest and Fees due and payable on the applicable Payment Date (including, if applicable, the Non-Usage Fee due and payable on the Non-Usage Payment Date), that are accrued and unpaid as of the last day of the related Remittance Period;

(vii) seventh, pro rata, to each Hedge Counterparty, any amounts owed for the current and prior Payment Dates to the Hedge Counterparties under Hedging Agreements (other than Hedge Breakage Costs), together with interest accrued thereon;

(viii) eighth, pro rata, in accordance with the amounts due under this clause (viii), without duplication, to the Administrative Agent, each Lender, each Affected Party and each Indemnified Party, as applicable, all accrued and unpaid fees, costs, expenses (including attorneys’ fees, costs and expenses) and other amounts due and payable (other than Advances Outstanding) to such Person under the Transaction Documents;

(ix) ninth, following the Funding Period, pro rata, to the Lenders, in accordance with their Pro Rata Share until the Advances Outstanding are paid in full;

(x) tenth, to the payment pro rata, to the Collateral Custodian and the Account Bank, in an amount equal to any accrued and unpaid fees and expenses to the end of the related Remittance Period, in each case to the extent not paid pursuant to clause (iii) above due to the limitation contained therein;

(xi) eleventh, to the Servicer, in an amount equal to any unpaid Servicing Expenses to the end of the related Remittance Period, solely to the extent that such Servicer Expenses are payable to a third-party servicer engaged following the Closing Date that is not an Affiliate of the Borrower in accordance with the terms herein; and

(xii) twelfth, (1) during the Funding Period, any remaining amounts to the Borrower and (2) thereafter to be treated as Principal Collections pursuant to Section 2.6(b).

(b) On each Payment Date, following the distribution of all Interest Collections pursuant to Section 2.6(a), the Account Bank shall transfer Principal Collections held by the Account Bank in the Collection Account to the following Persons in the following amounts, calculated as of the most recent Determination Date, and priority:

(i) first, to the Administrative Agent to pay the fees and expenses of the Administrative Agent under the Transaction Documents;

(ii) second, to pay amounts due under Section 2.6(a)(i) through (viii) (in the priority stated therein), to the extent not paid thereunder;

(iii) third, during the Funding Period, at the option of the Borrower (in its sole discretion), for deposit into the Collection Account, to be applied towards the acquisition of additional Eligible HCRE Loans;

(iv) fourth, to pay amounts due under Section 2.6(a)(ix), to the extent not paid thereunder;

(v) fifth, to pay amounts due under Section 2.6(a)(x), to the extent not paid thereunder; and

(vi) sixth, any remaining amounts shall be distributed to the Borrower provided that prior to the Collection Date, if an Event of Default has occurred or would result therefrom or a Default has occurred and is continuing or would result therefrom, in each case on a pro forma basis after giving effect to all payments pursuant to this Section 2.6(b)(vi), such amounts shall be applied pursuant to Section 2.6(b)(iv).

(c) All instructions and directions given to the Account Bank by the Servicer, the Borrower or the Administrative Agent pursuant to Section 2.6 shall be in writing (including instructions and directions transmitted to the Account Bank by telecopy or e-mail), and such written instructions and directions shall be delivered with a written certification that such instructions and directions are in compliance with the provisions of Section 2.6. The Servicer and the Borrower shall immediately transmit to the Administrative Agent by telecopy or e-mail a copy of all instructions and directions given to the Account Bank by such party pursuant to Section 2.6. The Administrative Agent shall promptly transmit to the Servicer and the Borrower by telecopy or e mail a copy of all instructions and directions given to the Account Bank by the Administrative Agent, pursuant to Section 2.6. If either the Administrative Agent or Account Bank disagrees with the computation of any amounts to be paid or deposited by the Borrower or the Servicer under Section 2.6 or otherwise pursuant to this Agreement, or upon their respective instructions, it shall so notify the Borrower and the Servicer in writing and in reasonable detail to identify the specific disagreement. If such disagreement cannot be resolved within two (2) Business Days, the determination of the Administrative Agent as to such amounts shall be conclusive and binding on the parties hereto absent manifest error. In the event the Account Bank receives instructions from the Servicer or the Borrower which conflict with any instructions received by the Administrative Agent it shall rely on and follow the instructions given by the Administrative Agent.

2.7 Increased Costs; Capital Adequacy. (a) If, due to either (i) the introduction of or any change following the date hereof (including any change by way of imposition or increase of reserve requirements) in or in the interpretation, administration or application following the date hereof of any Applicable Law (including any law or regulation resulting in any payments paid to any Lender under this Agreement being subject to any Tax), in each case whether foreign or domestic or (ii) the compliance with any guideline or request following the date hereof from any central bank or other Governmental Authority (whether or not having the force of law), there shall be any increase in the cost to the Administrative Agent, any Lender or any Affiliate, participant, successor or assign thereof (each of which shall be an “Affected Party”) of agreeing to make or making, funding or maintaining any Advance (or any reduction of the amount of any payment (whether of principal, interest, fee, compensation or otherwise) to any Affected Party hereunder), as the case may be, or there shall be any reduction in the amount of any sum received or receivable by an Affected Party under this Agreement or under any other Transaction Document, the Borrower shall, from time to time, after written demand by the Administrative Agent (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), on behalf of such Affected Party, pay to the Administrative Agent, on behalf of such Affected Party, additional amounts sufficient to compensate such Affected Party for such increased costs or reduced payments within ten (10) days following the Borrower’s receipt of such demand.

(b) If either (i) the introduction of or any change following the date hereof in or in the interpretation, administration or application following the date hereof of any law, guideline, rule or regulation, directive or request or (ii) the compliance by any Affected Party with any law, guideline, rule, regulation, directive or request following the date hereof, from any central bank, any Governmental Authority or agency, including compliance by an Affected Party with any request or directive regarding capital adequacy, but, in each case, excluding Taxes, has or would have the effect of reducing the rate of return on the capital of any Affected Party, as a consequence of its obligations hereunder or any related document or arising in connection herewith or therewith to a level below that which any such Affected Party could have achieved but for such introduction, change or compliance (taking into consideration the policies of such Affected Party with respect to capital adequacy), by an amount deemed by such Affected Party to be material, then, from time to time, after demand by such Affected Party (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for such demand), the Borrower shall pay the Administrative Agent on behalf of such Affected Party such additional amounts as will compensate such Affected Party for such reduction. For the avoidance of doubt, any increase in cost and/or reduction in Interest with respect to any Affected Party caused by regulatory capital allocation adjustments due to FAS 166/167 or ASC 810 and subsequent statements and interpretations shall constitute a circumstance on which such Affected Party may base a claim for reimbursement under this Section 2.7.

(c) In determining any amount provided for in this Section 2.7, the Affected Party may use any reasonable averaging and attribution methods. The Administrative Agent, on behalf of any Affected Party making a claim under this Section 2.7, shall submit to the Borrower a certificate setting forth in reasonable detail the basis for and the computations of such additional or increased costs, which certificate shall be conclusive absent manifest error. Failure or delay on the part of any Affected Party to demand compensation pursuant to this Section 2.7 shall not constitute a waiver of such Affected Party’s right to demand or receive such compensation.

(d) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all rules and regulations promulgated thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have been introduced after the Closing Date, thereby constituting a demonstrable change for which a claim for increased costs or additional amounts may be made hereunder with respect to the Affected Parties, regardless of the date enacted, adopted or issued.

2.8 Taxes.

(a) All payments made by or on account of any obligation of the Borrower, contemplated in this Agreement, will be made free and clear of and without deduction or withholding for or on account of any Taxes, except as required by Applicable Law. If any Taxes are required to be withheld from any amounts payable to any Lender or the Administrative Agent (including such deductions and withholdings applicable to Additional Amounts payable under this Section), then (i) the amount payable to such Person will be increased (the amount of such increase, the “Additional Amount”) by the Borrower such that the Lender or Administrative Agent, as applicable, receives an amount equal to the sum it would have received had no such deduction or withholding been made and (ii) the Borrower shall timely pay the full amount withheld to the relevant Governmental Authority in accordance with Applicable Law. The foregoing obligation to pay Additional Amounts with respect to payments required to be made by the Borrower under this Agreement will not, however, apply with respect to Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes imposed on any Lender or the Administrative Agent (i) by the jurisdiction (or any political subdivision thereof) under the laws of which such Lender or the Administrative Agent is organized or in which its principal office is located, or in the case of any Lender, in which its applicable lending office is located or (ii) by any other jurisdiction as a result of a present or former connection between such Lender or the Administrative Agent and the jurisdiction imposing such Tax (other than any connection arising from the Lender or the Administrative Agent having executed, delivered, or performed its obligations or received payments under, or enforced this Agreement) (“Excluded Taxes”).

(b) The Borrower will indemnify each Lender and the Administrative Agent for the full amount of Taxes, other than Excluded Taxes, payable or paid by such Person in respect of Taxes (including Additional Amounts) with respect to any payment by or on account of any obligation of an Obligor hereunder or under any other Transaction Documents, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. All payments in respect of this indemnification shall be made within ten (10) days following the date a written invoice therefor is delivered to the Borrower.

(c) Within thirty (30) days after the date of any payment by the Borrower of any Taxes, the Borrower will furnish to the Administrative Agent and the Lenders at the applicable address set forth on this Agreement, evidence reasonably satisfactory to the Administrative Agent of payment thereof.

(d) The Administrative Agent and each Lender that is a United States person as that term is defined in Section 7701(a)(30) of the Code hereby agrees that it shall deliver, no later than the date upon which such Lender becomes a party hereto, two accurate, complete and signed copies (one to the Borrower and one to the Administrative Agent, with a copy to the Collateral Custodian) of U.S. Internal Revenue Service Form W-9 or any successor form, certifying that such Lender is, on the date of delivery thereof, entitled to an exemption from U.S. backup withholding tax. Each Lender that is organized under the laws of a jurisdiction outside the United States shall, no later than the date on which such Lender becomes a party hereto, deliver two properly completed and duly executed copies (one to the Borrower and one to the Administrative Agent) of any applicable U.S. Internal Revenue Service Form W-8BEN, W-8BEN-E, W-8ECI or W-8IMY

or any subsequent versions thereof or successors thereto, in each case to the extent legally entitled to do so, claiming a reduction of or complete exemption from U.S. federal withholding tax. In addition, in the case of a Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code, such Lender will represent to Borrower in a form reasonably acceptable to Borrower that it is not a bank for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), and such Lender will promptly notify the Borrower in the event any such representation is no longer accurate. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement or participant herein and on or before the date, if any, such Lender designates a new lending office. In addition, each Lender agrees that, from time to time after the Closing Date, it shall deliver the forms described above, as applicable, as promptly as practicable after receipt of a reasonable written request therefor from the Borrower or the Administrative Agent.

(e) Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements and obligations of the Borrower contained in this Section 2.8 shall survive the termination of this Agreement.

2.9 Continuing Authority of Authorized Representatives. The Administrative Agent is authorized to rely upon the continuing authority of the Persons hereafter designated by Borrower (“Authorized Representatives”) to bind Borrower with respect to all matters pertaining to the Transaction Documents, including, but not limited to, the submission of requests for Advances, and certificates with regard thereto, instructions with regard to the Collection Account and, to the extent permitted under this Agreement, the Collateral, and matters pertaining to the procedures and documentation for Advances. Such authorization may be changed only upon written Notice to the Administrative Agent accompanied by evidence, reasonably satisfactory to the Administrative Agent, of the authority of the Person giving such Notice and such Notice shall be effective not sooner than five (5) Business Days following receipt thereof by the Administrative Agent. The Authorized Representatives as of the Closing Date are listed on Exhibit E. The Administrative Agent shall have a right of approval, not to be unreasonably withheld or delayed, over the identity of the Authorized Representatives so as to assure the Administrative Agent that each Authorized Representative is a responsible and senior official of Borrower.

2.10 Benchmark Transition Event.

(a) Notwithstanding anything to the contrary herein or in any other Loan Document, if the Administrative Agent determines prior to the relevant Reference Time that a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to the then-current Benchmark, the Benchmark Replacement will replace the then-current Benchmark for all purposes relating to this Agreement in respect of all determinations on such date and for all determinations on all subsequent dates without any amendment to, or further action or consent of any other party to this Agreement.

(b) In connection with the implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Benchmark Replacement Conforming Changes from time to time. Notwithstanding anything to the contrary in this Agreement or in any other Transaction Documents, any amendments to this Agreement or the other Transaction Documents implementing such Benchmark Replacement Conforming Changes will become effective and binding on Borrower upon notice by the Administrative Agent to Borrower without the necessity of any action by or consent of any other party.

(c) Any determination, decision or election that may be made by the Administrative Agent pursuant to this Agreement, including any determination with respect to administrative feasibility (whether due to technical, administrative or operational issues), a tenor, a rate, an adjustment or the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error, and, notwithstanding anything to the contrary in the documentation relating to this Agreement, will become effective without consent from any other party. Each such determination, decision and election will be in the Administrative Agent’s sole discretion.

(d) The Administrative Agent will promptly provide notice to the Borrower of (i) any Benchmark Replacement Date and the related Benchmark Replacement, (ii) the effectiveness of any Benchmark Replacement Conforming Changes, and (iii) the removal or reinstatement of any tenor of a Benchmark. For the avoidance of doubt, any notice required to be delivered by the Administrative Agent as set forth herein may be provided, at the option of the Administrative Agent (in its sole discretion), in one or more notices and may be delivered together with, or as part of any amendment which implements any Benchmark Replacement or Benchmark Replacement Conforming Changes.

(e) The Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to (i) the administration, submission or any other matter related to SOFR or with respect to any alternative or successor rate thereto, or replacement rate thereof (including, without limitation any Benchmark Replacement implemented hereunder), (ii) the composition or characteristics of any Benchmark Replacement, including whether it is similar to, or produces the same value or economic equivalence to SOFR (or any other Benchmark) or have the same volume or liquidity as did SOFR (or any other Benchmark), (iii) any actions or use of its discretion or other decisions or determinations made with respect to any matters covered by this Section 2.1.14 including, without limitation, whether or not a Benchmark Transition Event has occurred, the removal or lack thereof of unavailable or non-representative tenors, the implementation or lack thereof of any Benchmark Replacement Conforming Changes, the delivery or non-delivery of any notices required hereby or otherwise in accordance herewith, and (iv) the effect of any of the foregoing provisions of this Section 2.10.

2.11 Defaulting Lender. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Advance in respect of which that

Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Advances under this Agreement; fourth, to the payment of any amounts owing to the Lenders a result of any judgment of a court of competent jurisdiction obtained by any Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by such Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that, if such payment is a payment of the principal amount of any Advances in respect of which that Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Advances of all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Advances of that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.11 shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Reserved.

(c) For any period during which that Lender is a Defaulting Lender, that Defaulting Lender shall not be entitled to receive any Fees owed to such Lender for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender).

(d) If the Administrative Agent agrees in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Advances of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Advances to be held on a pro rata basis by the Lenders in accordance with their Pro Rata Shares, whereupon that Lender will cease to be a Defaulting Lender; provided that, no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided further that, except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

2.12 Additional Lenders. The Borrower may, with the written consent of the Administrative Agent, add additional Persons as Lenders. Each additional Lender shall become a party hereto by executing and delivering to the Administrative Agent and the Borrower a Joinder Supplement and a Transferee Letter.

2.13 Increases in Facility Amount.

Subject to the terms and conditions set forth herein, the Borrower shall have the right, at any time, with the consent of the Administrative Agent and the Required Lenders, to increase the Maximum Facility Amount by up to an additional amount of $415,000,000, with the minimum increase being $25,000,000 (or such lesser amount to the extent that the total amount of any remaining potential increase to the Maximum Facility Amount hereunder is less than $25,000,000) at any one time. The following terms and conditions shall apply to any such increase: (i) any such increase shall be obtained from existing Lenders or from other Permitted Assignees acceptable to the Administrative Agent (acting in its sole discretion), in each case in accordance with the terms set forth below; (ii) the Commitment of any Lender may not be increased without the prior written consent of such Lender; (iii) the Borrower and Lenders providing such increased or new Commitments shall execute an acknowledgement (or in the case of the addition of a bank or other financial institution not then a party to this Agreement, a joinder agreement) in form and content satisfactory to the Administrative Agent and the Borrower to reflect the revised Commitments and Maximum Facility Amount (which acknowledgement (or joinder agreement) shall not (x) increase the Commitment of a Lender without such Lender’s consent or (y) amend this Agreement or the other Loan Documents other than as provided for in this Section 2.13); (iv) the Borrower shall execute such Notes as are necessary to reflect the increase in or creation of the Commitments; (v) if any Advances are outstanding at the time of any such increase, the Lenders, as directed by the Administrative Agent, shall make such payments and adjustments on the Advances amongst themselves as necessary to give effect to the revised commitment percentages of the Lenders and cause all Advances to be held ratably by the Lenders after giving effect to such increased Commitments; (vi) the Borrower may solicit commitments from Permitted Assignees that are not then a party to this Agreement so long as such Permitted Assignees are acceptable to the Administrative Agent (acting in its sole discretion) execute a joinder agreement in form and content satisfactory to the Administrative Agent and the Borrower; (vii) the conditions set forth in Section 3.2 shall be satisfied in all material respects; (viii) after giving effect to any such increase in the Maximum Facility Amount, no Default or Event of Default shall have occurred and be continuing; (ix) the Borrower shall have provided to the Administrative Agent, at least five (5) Business Days prior to such proposed increase in the Maximum Facility Amount, written evidence demonstrating the Guarantor’s pro forma compliance with Section 12.9 after giving effect to such proposed increase, such evidence to be satisfactory in the sole discretion of the Administrative Agent and (x) the Borrower shall have paid any fees due and owing pursuant to the terms of the Customers Fee Letter concurrently with the increase of the Maximum Facility Amount. Notwithstanding anything to the contrary contained herein, the amount of any increase in the Maximum Facility Amount hereunder shall be offered first to the existing Lenders, and the failure of any existing Lender to respond within five (5) Business Days of such offer shall be deemed to constitute a refusal by such Lender to increase its Commitment with no further right of first offer. In the event the additional commitments which existing Lenders are willing to take shall exceed the amount requested by the Borrower, such excess shall be allocated in proportion to the commitments of such existing Lenders willing to take additional commitments. If the amount of the additional commitments requested by the Borrower shall exceed the additional commitments which the existing Lenders are willing to take, then the Borrower may invite other Permitted Assignees acceptable to the Administrative Agent (acting in its sole discretion) to join this Agreement as Lenders hereunder for the portion of commitments not taken by existing Lenders; provided that such Permitted Assignees shall enter into such joinder agreements to give effect thereto as the Administrative Agent and the Borrower may reasonably request. Unless otherwise agreed by the Administrative Agent, the Borrower and the Lenders, the terms of any increase in the Maximum Facility Amount shall be the same as those in effect prior to any increase; provided, however, that should the terms of the increase agreed to be other than those in effect prior to the increase, then the Loan Documents shall, with the consent of the Administrative Agent, the Borrower and the Lenders, be amended to the extent necessary to incorporate any such different terms. For the avoidance of doubt, any increase in the Facility Amount pursuant to this Section 2.13 may be effected by an increase in the Commitment of the Administrative Agent, in its capacity as a Lender.

ARTICLE III

CONDITIONS PRECEDENT

3.1 Conditions to Effectiveness. The effectiveness of this Agreement is subject to the satisfaction, in the sole discretion of the Administrative Agent, of the following conditions precedent:

(a) The Administrative Agent must receive the following, all of which must be satisfactory in form and content to the Administrative Agent, in its sole discretion:

(i) This Agreement duly executed by Borrower.

(ii) A copy of the Custodial Agreement, the Servicing Agreement, any Bailee Agreements (to the extent applicable), the Pledge Agreement, the Assignment Agreement Documents and the Customers Fee Letter, in each case, duly executed by each party thereto.

(iii) A copy of Borrower’s certificate of organization, together with all amendments, as certified by the Secretary of State of Delaware, a copy of Borrower’s limited liability company agreement and any other Constituent Documents, together with all amendments, certified by the Secretary or other authorized representative of Borrower, and certificates of good standing dated within thirty (30) days of the date of this Agreement.

(iv) A copy of a resolution, consent or approval of the manager, board of directors or other governing body of Borrower authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, each Advance Request and all other agreements, instruments or documents to be delivered by Borrower under this Agreement.

(v) A certificate as to the incumbency and authenticity of the signatures of the officers of Borrower executing this Agreement and the other Transaction Documents, and of the Authorized Representatives (the Administrative Agent being entitled to rely on that certificate until a new incumbency certificate has been furnished to the Administrative Agent).

(vi) A copy of BLK Holding’s certificate of organization, together with all amendments, as certified by the Secretary of State of Delaware, a copy of BLK Holding’s limited liability company agreement and any other Constituent Documents, together with all amendments, certified by the Secretary or other authorized representative of BLK Holding, and certificates of good standing dated within thirty (30) days of the date of this Agreement.

(vii) A copy of a resolution, consent or approval of the manager, board of directors or other governing body of BLK Holding authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents, each Advance Request and all other agreements, instruments or documents to be delivered by BLK Holding under this Agreement.

(viii) A certificate as to the incumbency and authenticity of the signatures of the officers of BLK Holding executing this Agreement and the other Transaction Documents, and of the Authorized Representatives (the Administrative Agent being entitled to rely on that certificate until a new incumbency certificate has been furnished to the Administrative Agent).

(ix) A copy of Guarantor’s certificate of trust, together with all amendments, as certified by the Director of the Maryland Department of Assessments and Taxation, Guarantor’s declaration of trust, bylaws, and any other Constituent Documents, together with all amendments, certified by an authorized representative of Guarantor, and certificates of good standing dated within thirty (30) days of the date of this Agreement.

(x) A copy of a resolution, consent or approval of the board of directors, sole member or other governing body of Guarantor authorizing the execution, delivery and performance of the Transaction Documents to which it is a party and all other agreements, instruments or documents to be delivered by Guarantor under this Agreement.

(xi) A certificate as to the incumbency and authenticity of the signatures of the officers of Guarantor executing the Transaction Documents to which it is a party.

(xii) [Reserved].

(xiii) UCC, federal and state tax lien, bankruptcy and judgment searches of the appropriate public records for Borrower and Guarantor that do not disclose the existence of any prior Lien on the Collateral other than in favor of the Administrative Agent on behalf of the Secured Parties or as permitted under this Agreement and that are otherwise satisfactory to the Administrative Agent.

(xiv) [Reserved].

(xv) Payment of all fees and other amounts due on or prior to the date hereof, including (i) [reserved] and (ii) the payment of all fees and expenses and disbursements of Administrative Agent’s counsel, Mintz, Levin, Cohn, Ferris, Glovsky, and Popeo, P.C..

(xvi) An opinion from counsel for Borrower and Guarantor in form and substance satisfactory to the Administrative Agent concerning, among other matters (1) the legal existence, good standing and qualification to do business of Borrower and Guarantor, (2) the power and authority of Borrower and Guarantor to enter into and perform the Transaction Documents to which they respectively are a party, (3) the authorization of the individuals executing and delivering Transaction Documents on behalf of Borrower and Guarantor to do so, (4) the enforceability of Borrower’s and Guarantor’s respective obligations under the Transaction Documents, (5) the validity and perfection of the Administrative Agent’s security interest in the Collateral on behalf of the Secured Parties, (6) the non-contravention of Borrower’s and

Guarantor’s obligations under the Transaction Documents under Borrower’s and Guarantor’s charter documents or under any agreements or legal proceedings to which they are a party or by which they are bound, and (7) such other matters as the Administrative Agent reasonably shall request consistent with loan facilities similar to the loan facility established by this Agreement.

(xvii) The establishment of the Collection Account and the Designated Deposit Account at the Account Bank.

(xviii) Such financial statements and other information and projections as the Administrative Agent shall have requested.

(xix) [Reserved].

(xx) Such documentation reasonably requested by the Lenders (through the Administrative Agent) so that the Guarantor and the Borrower are KYC compliant.

(xxi) Copies of UCC-1 financing statements in favor of the Administrative Agent Secured Parties.

(xxii) Such other documents as the Administrative Agent reasonably may require, including, without limitation, any other Transaction Document, duly executed and delivered, and evidence satisfactory to the Administrative Agent of the occurrence of any further conditions precedent to the closing of the credit facility established hereby.

(b) Neither Borrower nor Guarantor shall have incurred any liabilities, direct or contingent, other than in the ordinary course of its business, since the Audited Statement Date.

(c) The Administrative Agent shall be satisfied that the conditions precedent contained in this Section 3.1 and all transactions contemplated hereby shall be in material compliance with, and Borrower shall have obtained all material and appropriate approvals pertaining to, all Applicable Laws, rules, regulations and orders, including, without limitation, all governmental, environmental, ERISA retiree health benefits, workers’ compensation and other requirements, regulations and laws and shall not contravene any charter, by-law, debt instrument or other material contractual obligation of Borrower.

(d) The Administrative Agent shall have filed such UCC financing statements, in such jurisdictions, as the Administrative Agent shall have determined to be appropriate in order to perfect the security interest in the Collateral Granted by the Borrower pursuant to this Agreement or any other Transaction Document.

(e) The Administrative Agent shall have completed all legal, technical and financial due diligence with respect to the Guarantor and the Borrower and the transactions contemplated in the Transaction Documents and the results thereof shall be satisfactory to the Administrative Agent in its sole discretion.

(f) No change, event or circumstance has occurred and is continuing that has, or could reasonably be expected to have a Material Adverse Effect.

(g) No Default or Event of Default shall have occurred and be continuing as of the Closing Date or would result from this Agreement becoming effective in accordance with its terms.

3.2 Each Advance. The effectiveness of this Agreement, including the Lenders’ obligation to make the initial and each subsequent Advance is subject to the satisfaction, in the sole discretion of the Administrative Agent, as of the date of each Advance, of the following additional conditions precedent:

(a) Borrower must have delivered to the Administrative Agent the Advance Request and Loan Documents required by (including, with respect to any Pre-Positioned Loan, a Bailee Agreement and the Assignment Agreement Documents with respect thereto), and must have satisfied the requirements and procedures set forth in Article II and Exhibit A, Exhibit C and Exhibit D. All items delivered to the Administrative Agent must be satisfactory to the Administrative Agent in form and content, and the Administrative Agent may reject any item that does not satisfy the requirements of this Agreement.

(b) The Funding Period shall not have terminated.

(c) The Administrative Agent must have received evidence satisfactory to it as to the making or continuation of any book entry or the due filing and recording in all appropriate offices of all financing statements and other instruments necessary to perfect the security interest of the Administrative Agent in the Collateral for the benefit of the Secured Parties under the applicable UCC or other Applicable Law.

(d) The representations and warranties of Borrower contained in Article IV and the covenants of the Borrower contained in Article V and all of the representations and warranties and covenants of Guarantor contained in Article XII of this Agreement must be accurate and complete in all material respects as if made on and as of the date of each Advance, except for those representations and warranties made as of a certain date.

(e) Borrower must have performed all agreements to be performed by it under this Agreement, all proceedings in connection with the transactions contemplated by this Agreement, the other Transaction Documents and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Administrative Agent. Guarantor must have performed all agreements to be performed by it under the Transaction Documents to which it is a party and all other documents incident thereto shall be reasonably satisfactory in substance and in form to the Administrative Agent. The Administrative Agent shall have received all information and such counterpart originals or certified or other copies of such documents as the Administrative Agent may reasonably request, and after giving effect to the requested Advance, no Default or Event of Default will exist under this Agreement.

(f) No change, event or circumstance has occurred and is continuing that has, or could reasonably be expected to have, a Material Adverse Effect.

(g) If the HCRE Loans being funded by such Advance were originally funded by the Guarantor under any credit facility or similar arrangement between the Guarantor and any lender party thereto, such lender shall, in each case, have consented to the transfer of, and released all liens and security interests of any kind whatsoever in, any assets being transferred from the Guarantor to the Borrower.

(h) The Administrative Agent shall have received evidence that the Borrower has entered into Hedging Agreements to the extent required by, and satisfying the requirements of, Section 5.1(r).

(i) No Event of Default has occurred, or would result from such Advance, and no Default or Borrowing Base Deficiency exists or would result from such Advance.

(j) No event has occurred and is continuing, or would result from such Advance, which constitutes a Servicer Removal Event or any event which, if it continues uncured, will, with notice or lapse of time, constitute a Servicer Removal Event.

(k) The Borrower shall have paid in full all Fees then required to be paid and shall have reimbursed the Lenders, the Administrative Agent, the Collateral Custodian and the Account Bank for all fees, costs and expenses of closing the transactions contemplated hereunder and under the other Transaction Documents, including the reasonable attorney fees and any other legal and document preparation costs incurred by the Lenders and the Administrative Agent including, in the case of the initial Advance, all such fees, costs and expenses that are invoiced on or prior to the date of the initial Advance.

(l) The Administrative Agent shall have completed its due diligence review of the Loan Documents and such other documents, records and information as the Administrative Agent deems appropriate, and the results of such reviews are satisfactory to the Administrative Agent.

(m) The Administrative Agent shall have received executed blank assignments of all Loan Documents in appropriate form for recording in the jurisdiction in which the underlying Mortgaged Property is located.

(n) The Administrative Agent shall have received and approved such other documents, and certificates as the Administrative Agent reasonably may request, in form and substance reasonably satisfactory to the Administrative Agent.

(o) The Administrative Agent has approved, in its sole discretion, for inclusion in the Borrowing Base the HCRE Loan for which an Advance is requested by Borrower under this Agreement.

Delivery of an Advance Request by Borrower will be deemed a representation by Borrower that all conditions set forth in this Section have been satisfied as of the date of the Advance.

3.3 [Reserved]

3.4 Force Majeure. Notwithstanding Borrower’s satisfaction of the conditions set forth in this Agreement, no Lender shall have an obligation to make an Advance if such Lenders is prevented from obtaining the funds necessary to make an Advance or is otherwise unable to deliver such funds as a result of any fire or other casualty, failure of power, strike, lockout or other labor trouble, banking moratorium, embargo, sabotage, confiscation, condemnation, riot, civil disturbance, insurrection, act of terrorism, war or other activity of armed forces, act of God or other similar reason beyond the control of such Lender. Such Lender will make the requested Advance as soon as reasonably possible following the occurrence of such an event; provided that, all applicable terms and conditions relating to such Advance continues to be satisfied.

ARTICLE IV

GENERAL REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants to the Administrative Agent and each Lender, as of the date of this Agreement and as of each Measurement Date, that:

4.1 Organization; Good Standing; Subsidiaries. Borrower is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the full legal power and authority to own its property and to carry on its business as currently conducted. Borrower is duly qualified as a foreign limited liability company to do business and is in good standing in each jurisdiction in which the transaction of its business makes qualification necessary, except in jurisdictions, if any, where a failure to be in good standing has no Material Adverse Effect. For the purposes of this Agreement, good standing includes qualification for all licenses and payment of all taxes required in the jurisdiction of its formation and in each jurisdiction in which Borrower transacts business. Borrower has not changed its name or location within the past twelve (12) months.

4.2 Authorization and Enforceability. Borrower has the power and authority to execute, deliver and perform this Agreement, the Note and other Transaction Documents to which Borrower is party and to make the borrowings under this Agreement. The execution, delivery and performance by Borrower of this Agreement, the Note and the other Transaction Documents to which Borrower is party and the making of the borrowings under this Agreement and the Note, have been duly and validly authorized by all necessary company action on the part of Borrower (none of which actions has been modified or rescinded, and all of which actions are in full force and effect) and do not and will not (a) conflict with or violate any provision of law, of any judgments binding upon Borrower, or of the certificate of formation, operating agreement or other Constituent Documents of Borrower, or (b) conflict with or result in a breach of, constitute a default or require any consent under, or result in or require the acceleration of any indebtedness of Borrower under any agreement, instrument or indenture to which Borrower is a party or by which Borrower or its property may be bound or affected, or result in the creation of any Lien upon any property or assets of Borrower (other than the Lien on the Collateral Granted by Borrower under this Agreement). This Agreement, the Note and the other Transaction Documents to which Borrower is a party constitute the legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as limited by bankruptcy, insolvency or other such laws affecting the enforcement of creditors’ rights and by general principles of equity.

4.3 Litigation; Judgments.

(a) Except as set forth on Exhibit F, there are no actions, claims, suits or proceedings pending or, to Borrower’s knowledge, threatened or reasonably anticipated against or affecting any Control Person, Borrower or any Subsidiary of any Control Person in any court or before any arbitrator or before any government commission, board, bureau or other administrative agency that, if adversely determined, may reasonably be expected to have a Material Adverse Effect.

(b) Except as set forth on Exhibit F, there is no money judgment, writ or warrant of attachment or similar process which is not fully covered by insurance (without any reservation of rights by the insurance carrier) which has been entered or filed against Borrower, any Control Person, or any of their respective assets that may reasonably be expected to have a Material Adverse Effect.

4.4 Approvals. The execution and delivery of this Agreement, the Note and the other Transaction Documents by Borrower, and the performance of Borrower’s obligations under this Agreement, the Note and the other Transaction Documents by Borrower, and the validity and enforceability of this Agreement, the Note and the other Transaction Documents do not require any license, consent, approval or other action of any state or federal agency or governmental or regulatory authority other than those that have been obtained and remain in full force and effect. Borrower has obtained all necessary licenses and permits required by Applicable Law so as to permit Borrower to conduct a mortgage banking activity and related activities in accordance therewith, and such licenses remain in full force and effect and have not otherwise lapsed or been suspended.

4.5 Solvency. The Borrower is not and has never been the subject of any Bankruptcy Proceedings or Bankruptcy Event. The Borrower is solvent, and the transactions under this Agreement and any other Transaction Document to which the Borrower is a party do not and will not render the Borrower insolvent. The Borrower is not entering into this Agreement or any other Transaction Documents with the intent to hinder, delay or defraud any creditor of Borrower, or Guarantor or any Affiliate thereof. The Borrower has received or will receive reasonably equivalent value for the HCRE Loans. The Borrower is paying its debts as they become due (subject to any applicable grace period); and the Borrower, after giving effect to the transactions contemplated hereby, will have adequate capital to conduct its business.

4.6 Payment of Taxes. Borrower has filed or caused to be filed all federal, state and local income, excise, property and other Tax returns that are required to be filed with respect to the operations of Borrower, all such Tax returns are true and correct and Borrower has paid or caused to be paid all Taxes shown on those Tax returns or on any assessment, to the extent that those taxes have become due, including all FICA payments and withholding Taxes, if appropriate. The amounts reserved as a liability for income and other taxes payable in the financial statements described in Section 4.20 are sufficient for payment of all unpaid federal, state and local income, excise, property and other Taxes, whether or not disputed, of Borrower accrued for or applicable to the period and on the dates of those financial statements and all years and periods prior to those financial statements and for which Borrower may be liable in their own right or as transferee of the assets of, or as successor to, any other Person. No Tax Liens have been filed and no material claims are being asserted against Borrower or any property of Borrower with respect to any Taxes, fees or charges.

4.7 Exchange Act Compliance; Regulations T, U and X. None of the transactions contemplated herein or in the other Transaction Documents (including the use of proceeds from the sale of the Collateral) will violate or result in a violation of Section 7.1 of the United States Securities Exchange Act of 1934, as amended, or any regulations issued pursuant thereto, including Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. The Borrower does not own or intend to carry or purchase, and no proceeds from the Advances will be used to carry or purchase, any Margin Stock or to extend “purpose credit” within the meaning of Regulation U.

4.8 Security Interest.

(a) This Agreement creates a valid and continuing security interest (as defined in the applicable UCC) in the Collateral in favor of the Administrative Agent, on behalf of the Secured Parties, which security interest is prior to all other Liens (except for Permitted Liens), and is enforceable as such against creditors of and purchasers from the Borrower;

(b) the Collateral is comprised of “cash,” “instruments,” “security entitlements,” “general intangibles,” “tangible chattel paper,” “accounts,” “certificated securities,” “uncertificated securities,” “securities accounts,” “deposit accounts,” “supporting obligations” or “insurance” (each as defined in the applicable UCC), real property and/or such other category of collateral under the applicable UCC as to which the Borrower has complied with its obligations under this Section 4.8;

(c) with respect to Collateral that constitute “security entitlements”:

(i) all of such security entitlements have been credited to the Collection Account and the securities intermediary for the Collection Account has agreed to treat all assets credited to such Collection Account as “financial assets” within the meaning of the applicable UCC;

(ii) the Borrower has taken all steps necessary to cause the securities intermediary to identify in its records the Administrative Agent, for the benefit of the Secured Parties, as the Person having a security entitlement against the securities intermediary in the Collection Account; and

(iii) the Collection Account is not in the name of any Person other than the Borrower, subject to the lien of the Administrative Agent, for the benefit of the Secured Parties;

(d) the Collection Account and the Designated Deposit Account constitute “securities accounts” or “deposit accounts” as defined in the applicable UCC;

(e) [reserved];

(f) the Borrower owns and has good and marketable title to (or with respect to assets securing any HCRE Loans, a valid security interest in) the Collateral free and clear of any Lien (other than Permitted Liens) of any Person;

(g) the Borrower has received all consents and approvals required by the terms of any HCRE Loan to the Granting of a security interest in the HCRE Loans hereunder to the Administrative Agent, on behalf of the Secured Parties;

(h) the Borrower has caused the filing of all appropriate financing statements in the proper filing office in the appropriate jurisdictions under Applicable Law in order to perfect the security interest Granted to the Administrative Agent, on behalf of the Secured Parties, under this Agreement in the Collateral and that portion of the HCRE Loans in which a security interest may be perfected by filing;

(i) other than as expressly permitted by the terms of this Agreement and the security interest Granted to the Administrative Agent, on behalf of the Secured Parties, pursuant to this Agreement, the Borrower has not pledged, assigned, sold, Granted a security interest in or otherwise conveyed any of the Collateral;

(j) the Borrower has not authorized the filing of and is not aware of any financing statements against the Borrower that include a description of collateral covering the Collateral other than any financing statement that has been terminated and/or fully and validly assigned to the Administrative Agent on or prior to the date hereof;

(k) the Borrower is not aware of the filing of any judgment or Tax lien filings against the Borrower;

(l) all original executed copies of each underlying Mortgage Note that constitute or evidence each HCRE Loan has been, or subject to the delivery requirements contained herein, will be delivered to the Collateral Custodian for crediting to the Collection Account;

(m) the Borrower has received, or subject to the delivery requirements contained herein will receive, a written acknowledgment from the Collateral Custodian that the Collateral Custodian, as the bailee of the Administrative Agent, is holding the underlying Mortgage Notes that constitute or evidence the HCRE Loans solely on behalf of and for the Administrative Agent, for the benefit of the Secured Parties;

(n) none of the underlying Mortgage Notes that constitute or evidence the HCRE Loans has any marks or notations indicating that they have been pledged, assigned or otherwise conveyed to any Person other than the Administrative Agent, on behalf of the Secured Parties;

(o) with respect to any Collateral that constitutes a “certificated security,” such certificated security has been delivered to the Collateral Custodian, on behalf of the Secured Parties and, if in registered form, has been specially Indorsed to the Administrative Agent, for the benefit of the Secured Parties, or in blank by an effective Indorsement or has been registered in the name of the Administrative Agent, for the benefit of the Secured Parties, upon original issue or registration of transfer by the Borrower of such certificated security; and

(p) with respect to any Collateral that constitutes an “uncertificated security,” that the Borrower shall cause the issuer of such uncertificated security to register the Administrative Agent, on behalf of the Secured Parties, as the registered owner of such uncertificated security.

4.9 Reports Accurate. Each Borrowing Base Certificate, Loan List, Monthly Report and all other written or electronic information, exhibits, financial statements, documents, books, records or reports furnished by the Borrower to the Administrative Agent, the Lenders or the Collateral Custodian in connection with this Agreement are, as of their date, accurate, true and correct in all material respects and no such document or certificate omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided that, neither the Borrower nor the Servicer shall be responsible for any factual information furnished or omitted to be furnished to it by any third party not affiliated with it, except to the extent that a Responsible Officer thereof has actual knowledge that such factual information is inaccurate in any material respect or such Responsible Officer’s lack of actual knowledge is a violation of the standard of care of the Servicer or is the result of bad faith, gross negligence or willful misconduct. Promptly after a Responsible Officer has actual knowledge thereof, the Borrower or the Servicer on the Borrower’s behalf shall notify the Administrative Agent and Collateral Custodian in writing.

4.10 Chief Executive Office; Jurisdiction of Organization. On the Closing Date, Borrower’s chief executive office, is, and has been, located at 600 Third Avenue, 21st Floor, New York, New York 10016. On the Closing Date, Borrower’s jurisdiction of organization is Delaware. Borrower shall provide Administrative Agent with ten (10) days advance notice of any change in its principal office or place of business or jurisdiction. Borrower does not have a trade name. During the preceding five (5) years, Borrower has not been known by or done business under any other name, corporate or fictitious, and has not filed or had filed against it any bankruptcy receivership or similar petitions nor has it made any assignments for the benefit of creditors.

4.11 Reserved.

4.12 Special Purpose Entity Requirements. The Borrower is in compliance with the requirements of Section 9(d) of its Constituent Document.

4.13 Separateness. The Borrower is operated as an entity with assets and liabilities distinct from those of the Servicer and the Guarantor and any Affiliates thereof (other than the Borrower), and the Borrower hereby acknowledges that the Administrative Agent and the Lenders are entering into the transactions contemplated by this Agreement in reliance upon the Borrower’s identity as a separate legal entity from BLK Holding and the Guarantor and from each such other Affiliate of the Servicer and the Guarantor.

(a) The Borrower has not and shall not:

(i) engage in any business or activity other than the ownership of HCRE Loans and other Collateral and related assets, entering into this Agreement and the other Transaction Documents and related Loan Documents, or otherwise permitted hereby, in each case, to which it is a party, performing its duties and obligations, and exercising its rights and privileges, thereunder, the granting of Liens in Collateral under the Transaction Documents, and such other activities as are incidental thereto;

(ii) acquire, hold, lease, operate, maintain, development, improve or own any material assets other than (A) HCRE Loans, the other Collateral and related assets, (B) incidental property as may be necessary for the operation of the Borrower and its performance under the Transaction Documents and performing its duties and obligations and exercising its rights and privileges thereunder and under the related Loan Documents, and (C) cash generated from the foregoing;

(iii) merge into or consolidate with any Person, dissolve, terminate or liquidate in whole or in part, transfer or otherwise dispose of all or substantially all of its assets or change its legal structure, without in each case first obtaining the consent of the Administrative Agent (acting at the direction of the Required Lenders);

(iv) fail to preserve its existence as a duly organized limited liability company validly existing and in good standing under the laws of the State of Delaware, or without the prior written consent of the Administrative Agent (acting at the direction of the Required Lender), amend, modify or terminate (in a manner not permitted by clause (xvi) below) or fail to comply with the provisions of its Constituent Documents or fail to do all things necessary to observe any statutory and/or corporate formalities;

(v) own any Subsidiary or make any investment in any Person, other than the HCRE Loans or Collateral, or own any equity interest in any other entity, without the consent of the Administrative Agent (acting at the direction of the Required Lenders);

(vi) commingle its assets with the assets of any of its Affiliates, or of any other Person, and will hold all of its assets in its own name;

(vii) incur any indebtedness, secured or unsecured, direct or contingent (including guaranteeing any obligation) except (A) obligations incurred under this Agreement and the other Transaction Documents and (B) liabilities incident to the maintenance of its existence in good standing (provided such debt is not evidenced by a note and paid when due);

(viii) in the Borrower’s reasonable determination, fail to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations, or become insolvent or fail to pay its debts and liabilities from its assets as the same shall become due; provided, that the foregoing shall not require any equity holder of the Borrower to provide capital contributions to the Borrower;

(ix) fail to maintain its records, books of account bank accounts, accounting records and other entity documents separate and apart from those of any other Person and shall not list its assets as assets on the financial statement of any other Person;

(x) maintain its assets in such a manner that will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other person;

(xi) seek its dissolution or winding up, in whole or in part;

(xii) fail to correct any known misunderstandings regarding the separate identity of the Borrower, the Servicer and the Guarantor or any principal or Affiliate thereof or any other Person;

(xiii) guarantee, become obligated for, or hold itself out to be responsible for the debts or obligations of another Person, pledge its assets to secure the obligation of another Person or otherwise pledge its assets for the benefit of any other Person (other than with respect to payment of the Indebtedness to the Lenders), or hold out its credit as being available to satisfy the obligations of any other Person;

(xiv) fail either to hold itself out to the public as a legal entity separate and distinct from any other Person or to conduct its business solely in its own name in order not (A) to mislead others as to the identity with which such other party is transacting business, or (B) to suggest that it is responsible for the debts of any third party (including any of its principals or Affiliates);

(xv) make any loan or advances to any third party, including any principal or Affiliate, or hold evidence of indebtedness issued by any other Person (other than as permitted by the Transaction Documents);

(xvi) fail to maintain separate financial statements, showing its assets and liabilities separate and apart from those of any other Person, or have its assets listed on the financial statement of any other Person; provided, however, that the Company may be included in an Affiliate’s consolidated financial statements for Tax and reporting purposes;

(xvii) permit any Affiliate independent access to its bank accounts;

(xviii) fail to use separate stationary, invoices and checks bearing its own name;

(xix) acquire the obligations or securities of its Affiliates or stockholders, except for the HCRE Loans, interests in Mortgaged Property and interests in related Loan Documents;

(xx) pledge its assets to secure the indebtedness, or for the benefit, of any other Person;

(xxi) reserved;

(xxii) reserved;

(xxiii) fail to maintain its Constituent Documents in conformity with this Agreement, such that it does not amend, restate, supplement or otherwise modify its Constituent Documents in any respect that would impair its ability to comply with the terms or provisions of any of the Transaction Documents, nor fail to comply at all times in all material respects with the terms of such organizational documents;

(xxiv) reserved;

(xxv) reserved;

(xxvi) except as contemplated by this Agreement or the other Transaction Documents, commingle its funds or other assets with those of any other Person;

(xxvii) fail to maintain a sufficient number of employees (if any) in light of its contemplated business operations and pay the salaries of its own employees, if any, only from its own funds; provided, however, the foregoing shall not require any equity holder of the Borrower to make any additional capital contributions to the Borrower;

(xxviii) fail to maintain its assets in a way such that it is not difficult to segregate and identify its assets from any Affiliate or principal thereof or from any other Person;

(xxix) enter into any contract or agreement with any of its principals or Affiliates or any other Person, except (A) the Transaction Documents and (B) other contracts or agreements that are upon terms and conditions that are commercially reasonable and that would be available on an arms-length basis with third parties other than such Person;

(xxx) except as may be required or permitted by the Code and regulations or other applicable state or local tax law, hold itself out as or be considered as a department or division of (A) any of its principals or Affiliates, (B) any Affiliate of a principal or (C) any other Person;

(xxxi) permit any transfer (whether in any one or more transactions) of a direct or indirect ownership interest in the Borrower unless the Borrower delivers to the Administrative Agent an acceptable non-consolidation opinion;

(xxxii) fail to pay its own liabilities and expenses only out of its own funds when become due;

(xxxiii) fail to allocate fairly and reasonably any overhead expenses that are shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate; and

(xxxiv) fail to file its own income tax returns separate from those of any other Person, except to the extent that the Borrower is treated as a “disregarded entity” for tax purposes and is not required to file tax returns under Applicable Law, and pay any taxes required to be paid under Applicable Law.

4.14 Investment Company Act; Volcker Rule. Borrower is not an “investment company” or controlled by an “investment company” within the meaning of the Investment Company Act. The Borrower has been structured so as not to constitute, and is not, a “covered fund” for purposes of Section 619 of the Volcker Rule.

4.15 ERISA.

(a) The present value of all benefits vested under each Pension Plan, does not exceed the value of the assets of the Pension Plan allocable to such vested benefits (based on the value of such assets as of the last annual valuation date). No non-exempt prohibited transactions, failure to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code (with respect to any Pension Plan other than a Multiemployer Plan), withdrawals or reportable events under Section 4043 of ERISA, other than an event for which the reporting requirements have been waived by regulation (a “Reportable Event”) have occurred with respect to any Pension Plan that, in the aggregate, could subject the Borrower to any material Tax, penalty or other liability. No notice of intent to terminate a Pension Plan has been filed, nor has any Pension Plan been terminated under Section 4041(c) of ERISA, nor has the Pension Benefit Guaranty Corporation instituted proceedings to terminate, or appoint a trustee to administer, a Pension Plan and no event has occurred or condition exists that might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan.

(b) Borrower either (i) is not a Benefit Plan Investor or a Governmental Plan Entity; or (ii) its entering into, performing under, and entering into each transaction in connection with, this Agreement and all other Transaction Documents (1) will be covered by and exempt under Prohibited Transaction Class Exemption (“PTCE”) 84-14, PTCE 90-1, PTCE 91-38, PTCE 95-60, PTCE 96-23 or another similar prohibited transaction exemption applicable thereto, if Borrower is a Benefit Plan Investor, or (2) will not constitute or result in a non-exempt violation of Similar Law, if Borrower is a Governmental Plan Entity.

4.16 Compliance with Laws. The Borrower is not in violation of any provision of any Applicable Law, or of any judgment, award, rule, regulation, order, decree, writ or injunction of any court or public regulatory body or authority that is reasonably likely to result in a Material Adverse Effect or that would affect the validity or enforceability of this Agreement, the Note or any other Transaction Document.

4.17 Accuracy of Representations and Warranties. Each representation or warranty by the Borrower contained in any other Transaction Document or in any certificate or other document furnished by the Borrower pursuant hereto or in connection herewith is true and correct in all material respects as of the date made (other than any such representation and warranty that is qualified by “material,” “materially,” “Material Adverse Effect,” or a similar term or phrase, in which case, such representation and warranty shall be true and correct (as so qualified) in all respects), except to the extent relating to an earlier date, in which case, on and as of such date.

4.18 Environmental Laws. With respect to each item of Collateral as of the related Advance Date, to the best knowledge of Borrower and except as otherwise disclosed to the Administrative Agent, (a) the related Obligor has obtained all material permits, licenses, and other authorizations that are required under Environmental Laws and such Obligor is in compliance in all material respects with all terms and conditions of such permits, licenses, and authorizations, and is also in compliance in all material respects with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables contained in any applicable Environmental Laws; (b) Borrower is not aware of, nor has received notice of, any past, present, or future events, conditions, circumstances, activities, practices, incidents, actions, or plans that, with respect to any Obligor, may interfere with or prevent compliance or continued compliance in all material respects with Environmental Laws, or may give rise to any material common law or legal liability, or otherwise form the basis of any material claim, action, demand, suit, proceeding, hearing, study, or investigation, based on or related to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling, or the emission, discharge, release, or threatened release to the environment, or any pollutant, contaminant, chemical, or industrial, toxic, or hazardous substance or waste; and (c) the related Obligor is not the subject of any civil, criminal, or administrative action, suit, demand, hearing notice, or demand proceeding pending or, to the knowledge of the Borrower, threatened against such Obligor relating in any way to Environmental Laws. As of the related Advance Date for each item of the Collateral, the Borrower has not received any written notice from any Governmental Authority regarding any violation, alleged violation, noncompliance, liability or potential liability regarding environmental matters or compliance with Environmental Laws with regard to any of the Collateral.

4.19 Event of Default; Default. No event has occurred and is continuing which constitutes an Event of Default, and no event has occurred and is continuing which constitutes a Default.

4.20 Financial Condition. The balance sheet of Borrower as of each Statement Date, and the related statement of income for the fiscal period ended on each Statement Date, furnished to the Administrative Agent, fairly present the financial condition of Borrower as at that Statement Date and the results of its operations for the fiscal period ended on that Statement Date. Borrower had, on each Statement Date, no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, those financial statements, and, at the present time, there are no material unrealized or anticipated losses from any loans, advances or other commitments of Borrower except as previously disclosed to the Administrative Agent in writing. Those financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Audited Statement Date, there has been no material adverse change in the business, operations, assets or financial condition of Borrower, nor is Borrower aware of any state of facts that (with or without notice or lapse of time or both) is reasonably likely to have a Material Adverse Effect. All schedules and reports furnished by Borrower to the Administrative Agent, including, without limitation, schedules of contingent liabilities and off balance sheet transactions, were materially true, accurate and complete, and did not omit any information necessary in order to make any provided information not misleading in any material respect.

4.21 Other Agreements. The Borrower is not a party to any agreement, instrument or indenture or subject to any restriction materially and adversely affecting its business, operations, assets or financial condition. Borrower is not in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement, instrument, or indenture which default is reasonably likely to have a Material Adverse Effect.

4.22 Organizational Chart. The organizational chart attached hereto as Exhibit G accurately reflects the ownership interests and structure of Borrower.

4.23 Fiscal Year. The fiscal year of Borrower and Guarantor presently ends on December 31 of each year. If Borrower or Guarantor shall change its fiscal year end, Borrower shall promptly furnish the Administrative Agent with written notice thereof.

4.24 Identification Numbers.

(a) Borrower’s taxpayer identification number is 33-6595754.

(b) If Borrower is a disregarded entity for U.S. federal income Tax purposes, Borrower’s regarded owner’s taxpayer identification number is 33-6595754.

(c) Guarantor’s taxpayer identification number is 33-6595754.

(d) In the event any of the foregoing taxpayer identification numbers are required to be changed, Borrower shall provide the Administrative Agent with written Notice of such replacement taxpayer identification numbers within three (3) Business Days of such change, together with any updated IRS documentation reflecting such new taxpayer identification numbers as may be reasonably requested by the Administrative Agent.

4.25 Sanctions. None of (a) the Borrower, the Servicer, the Guarantor, any Subsidiary of the Servicer or Guarantor or any of their respective directors, officers or employees, or (b) to the knowledge of the Borrower, any agent of the Borrower, the Servicer, the Guarantor or any Subsidiary of the Servicer or Guarantor that will act in any capacity in connection with or benefit from the facility established hereby, is a Sanctioned Person. No Advance, use of proceeds or other transaction contemplated by this Agreement will violate applicable Sanctions.

4.26 Anti-Terrorism Laws. The Borrower is not in violation of any Anti-Terrorism Law or engaged in nor has it conspired to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law. Neither the Borrower nor the Guarantor (a) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (b) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

4.27 No Broker. Neither Borrower nor any Affiliate of Borrower has dealt with any broker, investment banker, agent or other Person, except for Administrative Agent, Collateral Custodian or an Affiliate thereof, who may be entitled to any commission or compensation in connection with any transaction contemplated hereunder.

4.28 Special Representations and Warranties Concerning the Collateral. The Borrower hereby represents and warrants as of (i) the Closing Date, (ii) each applicable Advance Date (with respect to the relevant HCRE Loans being pledged as of such Advance Date), (iii) each Measurement Date and (iv) each other date provided under this Agreement or the other Transaction Documents on which such representations and warranties are required to be (or deemed to be) made:

(a) this Agreement constitutes a Grant of a security interest in all Collateral to the Administrative Agent for the benefit of the Secured Parties which upon the delivery of the Loan Documents and the filing of the financing statements shall be a first priority perfected security interest in all Collateral, subject only to Permitted Liens. Neither the Borrower nor any Person claiming through or under the Borrower shall have any claim to or interest in the Collection Account;

(b) (i) the Loan List is an accurate and complete listing of all the Collateral and the information contained therein with respect to the identity of such Collateral and the amounts owing thereunder is true and correct as of such date, (ii) each HCRE Loan purchased by the Borrower hereunder is an Eligible HCRE Loan and (iii) with respect to each item of the Collateral, all consents, licenses, approvals or authorizations of or registrations or declarations of any Governmental Authority or any Person required to be obtained, effected or given by the Borrower in connection with the Grant of a security interest in each item of Collateral to the Administrative Agent, on behalf of the Secured Parties, have been duly obtained, effected or given and are in full force and effect; and

(c) each Eligible HCRE Loan was originated without any fraud or misrepresentation by the Borrower or, to the best of the Borrower’s knowledge, on the part of the Obligor.

It is understood and agreed that the representations and warranties provided in this Section 4.28 shall survive (x) the Grant of a first priority perfected security interest in, to and under the Collateral by the Borrower and (y) the termination of this Agreement. Upon discovery by the Borrower of a breach of any of the foregoing representations and warranties, the party discovering such breach shall give prompt written notice thereof to the other and to the Administrative Agent and each Lender immediately upon obtaining knowledge of such breach

ARTICLE V

COVENANTS

5.1 Affirmative Covenants. From the Closing Date until the Collection Date, the Borrower (either directly or through the Servicer) shall:

(a) Compliance with Applicable Laws. Comply with the requirements of all Applicable Laws, rules, regulations and orders of any Governmental Authority, a breach of which could reasonably be expected to result in a Material Adverse Effect or on the enforceability of this Agreement, the Note, any other Transaction Document or any Collateral.

(b) Maintenance of Existence; Conduct of Business. Preserve and maintain its existence, rights, franchises and privileges in the jurisdiction of its formation, and qualify and remain qualified in good standing as a limited liability company in each jurisdiction where the failure to preserve and maintain such existence, rights, franchises, privileges and qualification has had, or could reasonably be expected to have, a Material Adverse Effect. For the purposes of this Agreement, good standing includes qualification for all licenses and payment of all Taxes required in the jurisdiction of its formation and in each jurisdiction in which the Borrower or Servicer transacts business; conduct its business in an orderly and efficient manner; and make no material change in the nature or character of its business or engage in any business in which it was not engaged as of the Closing Date.

(c) Performance of Agreements. Timely and fully observe and perform in all material respects each and every term to be observed or performed by it pursuant to the terms of this Agreement and any other Transaction Document and any agreement or recorded instrument affecting or pertaining to the Collateral (or any portion thereof).

(d) Proper Records. At all times keep proper books of records and accounts in which full, true and correct entries shall be made of its transactions in accordance with GAAP and set aside on its books all such proper reserves in accordance with GAAP.

(e) Books and Records. Furnish to the Administrative Agent, as soon as available and in any event within the time periods specified:

(i) with respect to each HCRE Loan, within forty-five (45) days after the end of a Calendar Quarter, a quarterly operations report prepared by the Servicer with respect to the following: delinquency, loss experience, recoveries, cash flow and such other information as may be reasonably requested by the Administrative Agent;

(ii) with respect to each HCRE Loan and the related Mortgaged Property, copies of operating and financial statements of the related Obligors, and related rent rolls, occupancy and other property-level information, to the extent received by Borrower;

(iii) within fifteen (15) days after the end of each month, a report of all proposed sales, repurchases and other transactions with respect to the HCRE Loans, which schedule shall be acceptable to Administrative Agent; and

(iv) such other information regarding the financial condition, operations or business of Borrower, Servicer or any Obligor with respect to a HCRE Loan as the Administrative Agent may reasonably request in writing.

(f) Special Covenants Concerning Collateral. (i) Warrant and defend the right, title and interest of the Administrative Agent, on behalf of the Secured Parties, in and to the Collateral against the claims and demands of all Persons.

(ii) Execute and deliver to the Administrative Agent with respect to the Collateral those further instruments of sale, pledge, assignment or transfer, and those powers of attorney, as required by the Administrative Agent, and do and perform all matters and things necessary or desirable to be done or observed, for the purpose of effectively creating, maintaining and preserving the security and benefits intended to be afforded the Administrative Agent and each Lender under this Agreement.

(iii) Prior to origination and/or acquisition, confirm that every Obligor, guarantor and other obligor of the HCRE Loan to be originated or acquired by Borrower, together with appropriate identifying information concerning those Persons obtained by Borrower, is not a Sanctioned Person, and make certain that none of the Obligors, guarantors or other obligors of any HCRE Loan of Borrower is a Person is a Sanctioned Person and to whom the provision of financial services is prohibited or otherwise restricted by Applicable Law.

(g) Special Purpose Entity Requirements. Comply with the requirements of Section 9(d) of its Constituent Document.

(h) Separateness. From and after the date of execution and delivery of this Agreement, the Borrower shall comply with the requirements set forth in Section 4.13.

(i) Payment of Indebtedness, Taxes and Other Obligations. Pay, perform and discharge, or cause to be paid, performed and discharged, all Taxes, assessments and governmental charges or levies imposed upon the Borrower or upon its income, receipts or properties before those Taxes, assessments and governmental charges or levies become past due, and all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might become a Lien or charge upon any of their respective properties or assets. The Borrower is not required to pay, however, any Taxes, assessments and governmental charges or levies or claims for labor, materials or supplies for which the Borrower has obtained an adequate bond or adequate insurance or that are being contested in good faith and by proper proceedings that are being reasonably and diligently pursued and for which proper reserves have been created.

(j) Disregarded Entity. Treat the Borrower as a disregarded entity separate from its regarded owner pursuant to Treasury Regulation Section 301.7701-3(b), and neither the Borrower nor any other Person on its behalf shall make an election to be, or take any other action that is reasonably likely to result in the Borrower being treated as other than an entity disregarded from its regarded owner under Treasury Regulation Section 301.7701-3(c).

(k) Use of Proceeds of Advances. Use the proceeds of each Advance solely to acquire Collateral.

(l) Protection of Security Interest. With respect to the Collateral, (i) take all action necessary to perfect, protect and more fully evidence the Borrower’s ownership of such Collateral free and clear of any Lien other than the Lien created hereunder, including (1) with respect to the HCRE Loans and that portion of the Collateral in which a security interest may be perfected by filing, filing and maintaining (at the expense of the Borrower), effective financing statements against the Borrower in all necessary or appropriate filing offices, (including any amendments thereto or assignments thereof) and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof) and (2) executing or causing to be executed such other instruments or notices as may be necessary or appropriate, (ii) at the expense of the Borrower, take all action necessary to cause a valid, subsisting and enforceable first priority perfected security interest, to exist in favor of the Administrative Agent (for the benefit of the Secured Parties) in the Borrower’s interests in all of the Collateral being Granted hereunder including the filing of a UCC financing statement in the applicable jurisdiction adequately describing the Collateral (which may include an “all asset” filing), and naming the Borrower as debtor and the Administrative Agent as the secured party, and filing continuation statements, amendments or assignments with respect thereto in such filing offices, (including any amendments thereto or assignments thereof), (iii) take all additional action that the Administrative Agent or the Collateral Custodian may reasonably request to perfect, protect and more fully evidence the respective first priority perfected security interests of the parties to this Agreement in the Collateral, or to enable the Administrative Agent or the Collateral Custodian to exercise or enforce any of their respective rights hereunder and (iv) furnish to the Collateral Custodian, the Administrative Agent and each Lender promptly, from time to time such other information, documents, records or reports respecting the Collateral or the condition or operations, financial or otherwise, of the Servicer or the Borrower as the Collateral Custodian, the Administrative Agent and each Lender may from time to time reasonably request in order to protect the interests of the Collateral Custodian, the Administrative Agent and each Lender or the Secured Parties under or as contemplated by this Agreement and the other Transaction Documents.

(m) Officer’s Certificate. On each one (1) year anniversary of the Closing Date or upon written request by the Administrative Agent, shall deliver an officer’s certificate of the Borrower, in form and substance acceptable to the Administrative Agent and each Lender, providing (1) a certification, based upon a review and summary of UCC search results reasonably satisfactory to the Administrative Agent, that there is no other interest in the Collateral perfected by filing of a UCC financing statement other than in favor of the Administrative Agent pursuant to the terms of the Transaction Documents and (2) a certification, based upon a review and summary of tax and judgment lien searches satisfactory to the Administrative Agent, that there is no other interest in the Collateral based on any tax or judgment lien.

(n) Notice. Give immediate Notice to the Administrative Agent and each Lender of (i) any action, suit or proceeding instituted by or against Borrower, Servicer or Guarantor in any federal or state court or before any commission or other regulatory body (federal, state or local, domestic or foreign), which action, suit or proceeding has at issue (1) with respect to the Borrower, in excess of $250,000 (or, in the case of a personal injury claim fully covered by insurance, $500,000), or (2) with respect to the Servicer or Guarantor, in excess of $1,000,000, or any such proceedings threatened against Borrower, Servicer or Guarantor in a writing containing the details of that action, suit or proceeding; (ii) the filing, recording or assessment of any federal, state or local tax Lien against Borrower, Servicer or Guarantor or any of their respective assets; (iii) an Event of Default; (iv) a Default; (v) any Prohibited Transaction or Reportable Event with respect to any Plan of Borrower, Servicer or Guarantor, specifying the nature of the Prohibited Transaction or Reportable Event and what action Borrower, Servicer or Guarantor proposes to take with respect to it; (vi) the Borrower becoming a Benefit Plan Investor or a Governmental Plan Entity; (vii) any HCRE Loan becoming a Defaulted Loan or subject to a Credit Event or Warranty Event, and (viii) any other action, event or condition of any nature that may lead to, result in, or is reasonably likely to have a Material Adverse Effect; provided that, any such written notice must be provided within three (3) Business Days of the Borrower or the Servicer obtaining actual knowledge of such event. In addition, no later than two (2) Business Days following the Borrower or the Servicer obtaining knowledge notice of the occurrence of any Event of Default or Default, the Borrower or the Servicer will provide to the Administrative Agent and each Lender a written statement of a Responsible Officer of the Borrower or of the Servicer setting forth the details of such event and the action that the Borrower or the Servicer proposes to take with respect thereto.

(o) Inspection of Properties and Books; Operational Reviews. (i) Permit the Administrative Agent (and its authorized agents and representatives) to discuss the business, operations, assets and financial condition of Borrower with its respective officers, agents and employees who have knowledge thereof, and to examine and make copies or extracts of the Borrower’s books of account, records and other documentation and information all at such reasonable times and at Borrower’s cost and expense.

(ii) Provide its accountants with a copy of this Agreement promptly after its execution and authorize and instruct them to answer candidly, at Borrower’s cost and expense, all questions that the officers of the Administrative Agent or any authorized representatives of the Administrative Agent may address to them in reference to the financial condition or affairs of Borrower. As long as no Default or Event of Default has occurred and is continuing with respect to Borrower, (1) the Administrative Agent shall provide Borrower with advance notice of any such inquiry to Borrower’s accountants and (2) the Administrative Agent may only exercise the foregoing rights once during each one (1) consecutive twelve (12) month period.

(iii) Permit the Administrative Agent (and its authorized agents and representatives) access to the Borrower’s premises and records for the purpose of conducting a review of the Borrower’s general mortgage business methods, policies and procedures, auditing its loan files, and reviewing the financial and operational aspects of Borrower’s business. As long as no Default or Event of Default has occurred and is continuing, (1) the Administrative Agent shall provide Borrower with advance notice of any such access to Borrower’s premises and records and (2) the Administrative Agent may only exercise the foregoing rights once during each one (1) consecutive twelve (12) month period.

The Borrower and the Servicer may have its representatives in attendance at any meetings held between the officers or other representatives of the Administrative Agent and Borrower’s, Servicer’s accountants under this authorization in this Section 5.1(o).

(p) Change of Jurisdiction, Location or Names. Change the jurisdiction of its formation, make any change to its legal name or use any tradenames, fictitious names, assumed names, “doing business as” names or other names unless, prior to the effective date of any such change in the jurisdiction of its formation, name change or use, the Borrower and the Servicer provide written notice and receives at least thirty (30) days prior written consent from the Administrative Agent of such change and delivers to the Administrative Agent such financing statements as the Administrative Agent may request to reflect such name change or use, together with such opinions of nationally recognized counsel and other documents and instruments as the Administrative Agent may request in connection therewith. The Borrower will not change the location of its chief executive office unless prior to the effective date of any such change of location, the Borrower notifies the Administrative Agent of such change of location in writing.

(q) Instructions to Obligors; Payments to Collection Account. Make or permit any change, in its instructions to Obligors or the agents or administrative agents for the HCRE Loans regarding payments to be made to the Servicer or the Collection Account, unless the Administrative Agent has consented to such change. Notwithstanding directions to the contrary, if the Borrower and/or the Servicer receive any payments directly from any Obligor, the Borrower and/or the Servicer will promptly transfer such payments within two (2) Business Days to the Collection Account.

(r) Hedging Agreements. (i) With respect to any Fixed Rate Loan, the Borrower hereby covenants and agrees that, upon the direction of the Administrative Agent in its sole discretion as notified to the Borrower and the Servicer on or prior to the related Advance Date for such Loan, the Borrower shall obtain and deliver to the Collateral Custodian (with a copy to the Administrative Agent) one or more Hedging Agreements from qualified Hedge Counterparties having, singly or in the aggregate, an Aggregate Notional Amount not less than the amount determined by the Administrative Agent in its reasonable discretion, which (1) shall each have a notional principal amount equal to or greater than the lesser of (A) the Outstanding Balance of such Fixed Rate Loan and (B) $1,000,000, (2) may provide for reductions of the Aggregate Notional Amount on each Payment Date on an amortization schedule for such Aggregate Notional Amount assuming a 0.0 ABS prepayment speed (or such other ABS prepayment speed as may be approved in writing by the Administrative Agent) and zero losses and (3) shall have other terms and conditions and be represented by Hedging Agreements otherwise acceptable to the Administrative Agent in its sole discretion.

(ii) In the event that any Hedge Counterparty defaults in its obligation to make a payment to the Borrower under one or more Hedging Agreements on any date on which payments are due pursuant to a Hedging Agreement, the Borrower shall make a demand no later than the Business Day following such default on such Hedge Counterparty, or any guarantor, if applicable, demanding payment under the applicable Hedging Agreement in accordance with the terms of such Hedging Agreement. The Borrower shall give notice to the Lenders upon the continuing failure by any Hedge Counterparty to perform its obligations during the two (2) Business Days following a demand made by the Borrower on such Hedge Counterparty, and shall take such action with respect to such continuing failure as may be directed by the Administrative Agent.

(iii) In the event that any Hedge Counterparty no longer maintains the ratings specified in the definition of “Hedge Counterparty,” then within thirty (30) days after receiving notice of such decline in the creditworthiness of such Hedge Counterparty as determined by any Rating Agency, the Borrower shall provide the Hedge Counterparty notice of the potential termination event resulting from such downgrade and, if the Hedge Counterparty fails to cure such potential termination event within the time frame specified in the related Hedging Agreement, the Borrower shall, at the written direction of the Administrative Agent, (1) so long as a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of Section 5.1(r)(iv) has been obtained, (A) provide written notice to such Hedge Counterparty (with a copy to the Collateral Custodian and the Administrative Agent) of its intention to terminate the applicable Hedging Agreement within the thirty (30) day period following the expiration of the cure period set forth in the applicable Hedging Agreement and (B) terminate the applicable Hedging Agreement within such thirty (30) day period, request the payment to it of all amounts due to the Borrower under the applicable Hedging Agreement through the termination date and deposit any such amounts so received, on the day of receipt, to the Collection Account, or (2) establish any other arrangement (including an arrangement or arrangements in addition to or in substitution for any prior arrangement made in accordance with the provisions of this Section 5.1(r)(iii) with the written consent (in its sole discretion) of the Administrative Agent (a “Qualified Substitute Arrangement”); provided that, in the event at any time any alternative arrangement established pursuant to the above shall cease to be satisfactory to the Administrative Agent, then the provisions of this Section 5.1(r)(iii), shall again be applied and in connection therewith the thirty (30) day period referred to above shall commence on the date the Borrower receives notice of such cessation or termination, as the case may be.

(iv) Unless an alternative arrangement pursuant to Section 5.1(r)(iii) is being established, the Borrower shall use its commercially reasonable efforts to obtain a Replacement Hedging Agreement or Qualified Substitute Arrangement meeting the requirements of this Section 5.1(r)(iv) during the thirty (30) day period following the expiration of the cure period set forth in the applicable Hedging Agreement. The Borrower shall not terminate the Hedging Agreement unless, prior to the expiration of such thirty (30) day period, the Borrower delivers to the Collateral Custodian (with a copy to the Administrative Agent) (1) a Replacement Hedging Agreement or Qualified Substitute Arrangement and (2) evidence that the Administrative Agent has consented in writing to the termination of the applicable Hedging Agreement and its replacement with such Replacement Hedging Agreement or Qualified Substitute Arrangement.

(v) The Servicer or the Borrower shall notify the Administrative Agent and the Collateral Custodian within five (5) Business Days after a Responsible Officer of such Person shall obtain knowledge that the senior unsecured debt rating of a Hedge Counterparty has been withdrawn or reduced by any Rating Agency.

(vi) The Borrower may at any time obtain a Replacement Hedging Agreement with the prior written consent (in its sole discretion) of the Administrative Agent.

(vii) The Borrower shall not agree to any amendment to any Hedging Agreement without the prior written consent (in its sole discretion) of the Administrative Agent.

(viii) The Borrower shall notify the Administrative Agent and the Collateral Custodian after a Responsible Officer of the Borrower shall obtain actual knowledge of the transfer by the related Hedge Counterparty of any Hedging Agreement, or any interest or obligation thereunder.

(ix) The Borrower, with the prior written consent of the Administrative Agent in its sole discretion, may sell all or a portion of the Hedging Agreements. The Borrower shall have the duty of obtaining a fair market value price for the sale of any Hedging Agreement, notifying the Administrative Agent and the Collateral Custodian of prospective purchasers and bids, and selecting the purchaser of such Hedging Agreement. The Borrower and, at the Borrower’s request, the Collateral Custodian, upon receipt of the purchase price in the Collection Account shall, with the prior written consent of the Administrative Agent, execute all documentation necessary to release the Lien of the Administrative Agent on such Hedging Agreement and proceeds thereof.

Notwithstanding anything to the contrary in this Section 5.1(r), the parties hereto agree that should the Borrower fail to observe or perform any of its obligations under this Section 5.1(r) with respect to any Hedging Agreement, the sole result will be that the HCRE Loan or HCRE Loans that are the subject of such Hedging Agreement shall immediately cease to be Eligible HCRE Loans for all purposes under this Agreement.

(s) Financial Statements. Deliver to the Administrative Agent:

(i) As soon as available and in any event within sixty (60) days after the end of each Calendar Quarter, including the last Calendar Quarter of Borrower’s fiscal year, an interim statement of income of Borrower for that Calendar Quarter and the period from the beginning of the fiscal year to the end of that Calendar Quarter, and the related balance sheet (on a consolidated basis) as at the end of that Calendar Quarter, all in reasonable detail and internally compiled.

(ii) As soon as available and in any event within one hundred and twenty (120) days after the end of each fiscal year, a statement of income of Borrower for that fiscal year, and the related balance sheet (on a consolidated basis) as at the end of that fiscal year, all in reasonable detail satisfactory to the Administrative Agent.

(iii) Together with each delivery of financial statements required by this clause (s), a Compliance Certificate executed by a Responsible Officer of the Borrower substantially in the form of Exhibit H.

(iv) As soon as available and in any event within twenty calendar days of each calendar month or, if such day is not a Business Day, the next succeeding Business Day, concurrently with any Advance and on any other date requested by the Administrative Agent in its sole discretion following the occurrence and continuation of an Event of Default, the Borrower Base Certificate in the form of Exhibit K setting forth the calculation of the Borrowing Base as of such date and a monthly loan tape and concentration summary.

(t) Borrowing Base Assets. Ensure that from and after the date that is one hundred eighty (180) days following the date of this Agreement, there shall be no fewer than five (5) HCRE Loans included in the Borrowing Base; provided that, notwithstanding the foregoing, in the event that the Borrower transfers any HCRE Loans to an Affiliate of the Borrower in connection with any securitization transaction entered into by such Affiliate, there may be less than five (5) HCRE Loans included in the Borrowing Base for a period no longer than ninety (90) days following the closing date of any such securitization.

(u) Insurance. Cause Servicer to maintain on Borrower’s behalf, blanket bond coverage and errors and omissions insurance or mortgage impairment insurance, with such companies and in such amounts as reasonably required by the Administrative Agent, and liability insurance and fire and other hazard insurance on Borrower’s tangible properties, in each case with responsible insurance companies acceptable to the Administrative Agent, in such amounts and against such risks as is customarily carried by similar businesses operating in the same vicinity.

(v) Delivery of Loan Documents. (i) Cause the delivery of the Mortgage Note, the other Loan Documents and the Mortgage Asset Files for any HCRE Loan to the applicable Bailee in accordance with the terms of the applicable Bailee Agreement; and (ii) Deliver (or cause the delivery of by the applicable Bailee) the Mortgage Note, the other Loan Documents and the Mortgage Asset Files for any HCRE Loan to the Collateral Custodian in accordance with the terms of the Custodial Agreement.

(w) Accounts. Maintain the Collection Account, the Designated Deposit Account and all other deposit and securities accounts (to the extent any such accounts are acceptable to the Administrative Agent in its sole discretion) with the Account Bank.

(x) Material Adverse Effect. Promptly notify the Administrative Agent and each Lender upon acquiring actual knowledge of any event or other circumstance that is reasonably likely to have a Material Adverse Effect.

(y) Servicing. Maintain or cause the servicing of the HCRE Loans to be done in compliance with the terms of the Servicing Contract.

(z) Policies and Procedures. Promptly deliver to the Administrative Agent any policies and procedures following the amendment, supplement or modification thereof.

(aa) Cooperate in Legal Proceedings. Cooperate fully with any Lender with respect to any proceedings before any court, board or other Governmental Authority which may in any way affect the rights of such Lender hereunder or any rights obtained by such Lender under any of the Transaction Documents, other than any such proceeding in which Borrower or any of its Affiliates is adverse to any Lender.

(bb) United States Person. Ensure that the sole equity owner of Borrower, as determined for U.S. federal income tax purposes, is a “United States person” as defined in Section 7701(a)(30) of the Code.

(cc) Post-Closing Matters. Borrower shall deliver to the Administrative Agent within 30 days of the Closing Date, copies of Borrower’s and/or Servicer’s errors and omissions insurance policy or mortgage impairment insurance policy, and blanket bond coverage policy, or certificates in lieu of policies, showing compliance by Borrower and Servicer of the date of this Agreement with the provisions of Section 5.1(u).

5.2 Negative Covenants. As long as the Commitment is outstanding or there remain any Obligations to be paid or performed, Borrower shall not:

(a) Restrictions on Indebtedness; Contingent Liabilities. Create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including contingent liabilities), other than Indebtedness incurred under this Agreement.

(b) Restrictions on Liens, Etc. (i) Take any action which would directly or indirectly impair or adversely affect Borrower’s title to the Collateral, (ii) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any item of Collateral other than liens in favor of the Administrative Agent for the benefit of the Secured Parties pursuant to this Agreement; or (iii) transfer any HCRE Loan without paying the related Advance in full.

(c) Restrictions on Fundamental Changes.

(i) Consolidate with, merge with or into, or enter into any analogous reorganization or transaction with any Person.

(ii) Amend or otherwise modify its certificate of formation or operating agreement.

(iii) Liquidate, wind up or dissolve (or suffer any liquidation or dissolution).

(iv) Engage in any line of business substantially different from those lines of businesses intended to be carried on by it as of the date of this Agreement or make any other material change in the nature or scope of the business in which it intends to engage in as of the date of this Agreement.

(v) Sell, assign, lease, convey, transfer or otherwise dispose of (whether in one transaction or a series of transactions) all or any substantial part of its business or assets, whether now owned or acquired after the Closing Date.

(vi) Acquire by purchase or in any other transaction all or substantially all of the business or property of, or all or substantially all of the stock or other ownership interests of, any Person, except in connection with the collection or restructuring of any HCRE Loan acquired by it in the ordinary course of its business.

(d) Subsidiaries. Form or acquire any Subsidiary.

(e) Accounting Changes. Make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change its fiscal year. If any changes in GAAP would result in any material deviation in the method of calculating and results of testing Borrower’s compliance with any financial covenant hereunder, such financial covenant shall continue to be calculated and tested as if such change in GAAP had not occurred, unless otherwise specifically agreed in writing by the Administrative Agent after full disclosure by Borrower.

(f) Distributions. Declare or pay or make, directly or indirectly, any distribution (whether in cash or other property) with respect to any Person’s equity interests in the Borrower (collectively, a “Distribution”); provided, however, if no Event of Default or Default has occurred and is continuing, or will occur as a result thereof, the Borrower may make Distributions from funds (subject to Section 2.6 hereof) that are made available to Borrower pursuant to Section 2.6 hereof.

(g) Transactions with Affiliates. Enter into, or be a party to, any transaction with any of its Affiliates, except transactions (x) in the ordinary course of business, (y) pursuant to the reasonable requirements of the Borrower’s business, and (z) upon fair and reasonable terms that are no less favorable to the Borrower than could be obtained in a comparable arm’s-length transaction with a Person not an Affiliate of the Borrower.

(h) Instructions to Obligors; Payments to the Collection Account. Make any change, or permit the Servicer to make any change, in its instructions to Obligors or the agents or administrative agents for the HCRE Loans regarding payments to be made to the Servicer or the Collection Account, unless the Administrative Agent has consented to such change. Notwithstanding directions to the contrary, if the Borrower and/or the Servicer shall receive any payments directly from any Obligor, the Borrower and/or the Servicer will promptly transfer such payments within two (2) Business Days to the Collection Account.

(i) Debt Cancellation. Cancel or otherwise forgive or release any claim or debt owed to Borrower by any Person, except for adequate consideration and in the ordinary course of Borrower’s business.

(j) Reserved.

(k) Sanctions. Request any Advance, and the Borrower shall not use, and shall insure that its respective directors, officers, employees and agents shall not use, the proceeds of any Advance (i) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (ii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

(l) Anti-Terrorism Laws. (i) Directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; (iii) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law; or (iv) fail to deliver to the Administrative Agent any certification or other evidence requested from time to time by the Administrative Agent in its sole discretion, confirming the compliance of the Borrower with this Section 5.2(l).

(m) ERISA.

(i) Engage, and will exercise its best efforts not to permit any ERISA Affiliate to engage, in any Prohibited Transaction for which an exemption is not available or has not previously been obtained from the United States Department of Labor;

(ii) fail to meet the minimum funding standard set forth in Section 302(a) of ERISA and Section 412(a) of the Code with respect to any Pension Plan other than a Multiemployer Plan;

(iii) fail to make any payments to a Multiemployer Plan that the Borrower or any ERISA Affiliate may be required to make under the agreement relating to such Multiemployer Plan or any law pertaining thereto;

(iv) terminate any Pension Plan so as to result, directly or indirectly in any liability to the Borrower; or

(v) permit to exist any occurrence of any reportable event described in Section 4043 of ERISA with respect to any Pension Plan, other than an event for which reporting requirements have been waived by regulation.

(n) Special Negative Covenants Concerning Collateral. From the Closing Date until the Collection Date, Borrower shall not, either directly or indirectly, without the prior written consent of the Administrative Agent:

(i) Amend or modify, or waive any of the terms and conditions of, or settle or compromise any claim in respect of, any HCRE Loans.

(ii) Sell, transfer or assign, or Grant any option with respect to, or pledge (except under this Agreement) any of the Collateral or any interest in any of the Collateral.

(iii) Make any compromise, adjustment or settlement in respect of any of the Collateral or accept other than cash in payment or liquidation of the Collateral.

(o) Non-Petition; Limited Recourse. Be a party to any agreement that does not include a non-petition provision which is substantially identical to Section 10.21 or amend or eliminate such provisions in any agreement to which it is party, in each case, except for any agreements related to the purchase of the Collateral.

(p) Amendment of Transaction Documents. Amend or modify, without the Administrative Agent’s prior written consent (acting in its sole discretion), the Servicing Contract, the Custodial Agreement, any Bailee Agreement, its Constituent Documents or any other Transaction Document.

(q) Policies and Procedures. Amend, modify or otherwise change in any material respect, without the consent of the Administrative Agent acting in its sole discretion, the Borrower’s policies and procedures.

ARTICLE VI

REPORTING

6.1 Reports.

(a) Monthly Report. The Servicer will prepare on behalf of the Borrower (based on information provided to it by the Servicer) a report substantially in the form of Exhibit N (such monthly statement, a “Monthly Report”) and provide on each Payment Date, beginning with the Payment Date following the first Advance made pursuant to this Agreement, such Monthly Report to the Borrower, each Lender and the Administrative Agent. Each Monthly Report shall include (but not be limited to) calculations of the Concentration Limitation as of the most recent Determination Date. If any party receiving any Monthly Report or Payment Date Statement disagrees with any items of such report, it shall contact the Servicer and notify it of such disputed item and provide reasonably sufficient information to correct such item, with (if other than the Administrative Agent) a copy of such notice and information to the Administrative Agent and the Servicer. If the Servicer agrees with any such correction and unless the Servicer is otherwise timely directed by the Administrative Agent, the Servicer shall distribute a revised Monthly Report or Payment Date Statement, as applicable, on the Business Day after it receives such information. If the Servicer does not agree with any such correction or it is directed by the Administrative Agent to not make such correction, the Servicer shall (within one (1) Business Day) contact the Administrative Agent and request instructions on how to proceed. The Administrative Agent’s reasonable determination with regard to any disputed item in the Monthly Report or Payment Date Statement, as applicable, shall be conclusive (absent manifest error).

(b) Servicer Summary Report. Within forty-five (45) days after the end of each fiscal quarter, the Servicer shall prepare and deliver to the Administrative Agent a summary report of Borrower’s underlying properties consistent with the reports delivered to the Administrative Agent prior to the Amendment Effective Date (as defined in the Amendment No. 2 to Credit Agreement, dated as of November 12, 2025, by and among the Borrower, the Guarantor, the Servicer, the Administrative Agent and the Lenders party thereto).

(c) Amendments to Basic Loan Documents. Within five (5) Business Days following its effective date, Servicer shall deliver to the Administrative Agent a copy of any material amendment, restatement, supplement, waiver or other modification to any Basic Loan Document of any HCRE Loan, together with any documentation prepared by the Borrower in connection with such document.

(d) Significant Events. Servicer shall provide written notice as soon as possible and in any event within five (5) Business Days after a Responsible Officer becomes aware, or should have become aware, of the occurrence of any Event of Default or Servicer Removal Event.

(e) Breaches of Representations and Warranties. Upon a Responsible Officer obtaining knowledge thereof, the Borrower shall notify the Administrative Agent if any representation or warranty set forth in Article IV was incorrect at the time it was given or deemed to have been given and at the same time deliver to the Administrative Agent a written notice setting forth in reasonable detail the nature of such facts and circumstances. In particular, but without limiting the foregoing, the Borrower shall notify the Administrative Agent in the manner set forth in the preceding sentence before any Borrowing Date of any facts or circumstances within the knowledge of the Borrower which would render any of the said representations and warranties untrue at the date when such representations and warranties were made or deemed to have been made.

(f) Corporate Changes. As soon as practical and in any event within five (5) Business Days after the effective date thereof, the Borrower shall notify the Administrative Agent of any change in the name, jurisdiction of organization, corporate structure, tax characterization or location of records of the Borrower; provided that, the Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filing have been made under the UCC or otherwise that are required in order for the Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.

(g) Other Information. Promptly upon request, the Borrower shall deliver to the Administrative Agent such other information, documents, records or reports respecting the HCRE Loans or the condition or operations, financial or otherwise, of the Borrower, the Servicer or the Guarantor as the Administrative Agent may from time to time reasonably request in order to protect the interests of the Administrative Agent or the Secured Parties under or as contemplated by this Agreement including, without limitation, any underwriting or credit memorandums prepared with respect to any HCRE Loan (including all attachments and calculations related thereto) and any modifications, amendments or waivers granted with respect to any HCRE Loan.

ARTICLE VII

DEFAULTS; REMEDIES

7.1 Events of Default. The occurrence of any of the following is an event of default (“Event of Default”):

(a) Failure of the Borrower to pay Interest or the Non-Usage Fee within one (1) Business Day of any Payment Date or within three (3) Business Day of when otherwise due or, at any time, the Advances Outstanding exceed the Maximum Facility Amount.

(b) Failure of the Borrower to pay the Advances Outstanding or any other Obligation not described in clause (a) above, when the same shall become due and payable, whether at stated maturity, by acceleration, or otherwise.

(c) Borrower fails to pay, or defaults in the payment of any principal or interest on, any other Indebtedness or any contingent obligation within any applicable grace period; breaches or defaults with respect to any other material term of any other Indebtedness or of any loan agreement, mortgage, indenture or other agreement relating to that Indebtedness, if the effect of that breach or default is to cause, or to permit the holder or holders of that indebtedness (or a trustee on behalf of such holder or holders) to cause, Indebtedness of Borrower in the aggregate amount of $500,000 or more to become or be declared due before its stated maturity (upon the giving or receiving of notice, lapse of time, both, or otherwise).

(d) Borrower fails to perform or comply with any term or condition applicable to it contained in Section 5.1(b), Section 5.1(f), Section 5.1(g), Section 5.1(h),_Section 5.1(i), Section 5.1(k), Section 5.1(l), Section 5.1(q), Section 5.1(s), Section 5.1(t), Section 5.1(u), Section 5.1(v), Section 5.1(w), Section 5.1(cc), Section 5.2, or Section 6.1.

(e) Any failure on the part of the Borrower duly to observe or perform in any material respect any other covenants or agreements of the Borrower set forth in this Agreement or the other Transaction Documents to which the Borrower is a party and the same continues unremedied for a period of thirty (30) days (if such failure can be remedied) after the earlier to occur of (i) the date on which written notice of such failure requiring the same to be remedied shall have been given to the Borrower by the Administrative Agent and (ii) the date on which the Borrower acquires knowledge thereof.

(f) The failure on the part of the Borrower or the Servicer to make any payment or deposit (including with respect to remittance of Collections or any other payment or deposit required to be made by the terms of the Transaction Documents to any Secured Party, Affected Party or Indemnified Party); provided that, in the case of a default in payment resulting solely from an administrative error or omission by the Borrower or the Servicer, such default continues for a period of five (5) or more Business Days.

(g) The occurrence of a Bankruptcy Event relating to the Borrower, Servicer or the Guarantor.

(h) (i) the rendering of one or more final judgments, decrees or orders by a court or arbitrator of competent jurisdiction for the payment of money in excess, individually or in the aggregate, of $250,000, against the Borrower and individually or in the aggregate, of $5,000,000 against the Guarantor and such Person shall not have either (1) discharged or provided for the discharge of any such judgment, decree or order in accordance with its terms or (2) perfected a timely appeal of such judgment, decree or order and caused the execution of same to be stayed during the pendency of the appeal or (ii) the Borrower shall have made payments of amounts in excess of $250,000 in the settlement of any litigation, claim or dispute.

(i) Any order, judgment or decree decreeing the dissolution of Borrower or the Guarantor is entered and remains undischarged or unstayed for a period of sixty (60) days.

(j) Borrower, the Guarantor, the Servicer or any of their respective Affiliates purports to disavow its obligations under any Transaction Document or contests the validity or enforceability of any Transaction Document.

(k) The Administrative Agent’s first priority, perfected security interest, on behalf of the Secured Parties, in the Collateral becomes unenforceable or otherwise impaired in any respect.

(l) The Administrative Agent shall fail to have a perfected first priority Lien on behalf of the Secured Parties in the Collateral.

(m) Guarantor terminates its existence or suspends or discontinues its business, or any event described in Section 12.10(d)(ii) occurs with respect to Guarantor, without the prior written consent of the Administrative Agent.

(n) (i) Guarantor fails to perform or comply with any term or condition applicable to it contained in Article XII; (ii) Servicer fails to perform or comply with any term of conditions applicable to it contained in Article XI; or (iii) Guarantor or Servicer defaults in the performance of or compliance with any other obligation of Guarantor of Servicer (as the case may be) contained in any Transaction Document to which Guarantor or Servicer is a party and such default has not been remedied or waiver within thirty (30) days after the occurrence of such default.

(o) The U.S. Internal Revenue Service shall file notice of a lien pursuant to Section 6323 of the Code with regard to any assets of the Borrower and such lien shall not have been released within five (5) Business Days, or the Pension Benefit Guaranty Corporation shall file notice of a lien pursuant to Section 4068 of ERISA with regard to any of the assets of the Borrower and such lien shall not have been released within five (5) Business Days.

(p) A Change of Control occurs.

(q) Any Transaction Document, or any lien or security interest Granted thereunder, shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of the Borrower or the Guarantor; (ii) the Borrower or the Guarantor (or any of their Affiliates) shall, directly or indirectly, contest in any manner the effectiveness, validity, binding nature or enforceability of any Transaction Document or any lien or security interest thereunder; or (iii) any security interest securing any Obligation under any Transaction Document shall, in whole or in part, cease to be a first priority perfected security interest except as otherwise expressly permitted to be released in accordance with the applicable Transaction Document.

(r) Any Material Modification is made to any HCRE Loan or any Loan Document without the prior written consent of the Administrative Agent and for which the Borrower has, or reasonably should have, knowledge of such Material Modification.

(s) A failure of the Borrower to pay, on the Maturity Date, all outstanding Obligations.

(t) The Borrower fails to comply with or to perform any term, obligation, covenant or condition contained in or the occurrence or existence of any event of default, termination event or other similar event under or with respect to any Hedging Agreement and the same is not cured or waived as may be provided in and pursuant to such Hedging Agreement.

(u) A Borrowing Base Deficiency exists and remains unremedied for a period of (i) ten (10) consecutive Business Days to the extent that the receipt of proceeds of a capital call are required to satisfy such deficiency or (ii) two (2) Business Days to the extent that the Borrower has cash on hand or Cash Equivalents sufficient to satisfy such deficiency.

(v) A Governmental Authority takes any action to (i) condemn, seize or appropriate, or assume custody or control of, all or any substantial part of the property of Borrower, (ii) displace the management of Borrower or curtail its authority in the conduct of the business of Borrower, (iii) terminate the activities of Borrower as contemplated by the Transaction Documents, or (iv) remove, limit or restrict the approval of Borrower of the foregoing as an issuer, buyer or seller of securities, or owner, holder or obligor of Eligible HCRE Loans, and in each case such action is not discontinued or stayed within thirty (30) days.

(w) Borrower engages in any conduct or action where Administrative Agent’s prior consent is required by any Transaction Document and Borrower fails to obtain such consent and such consent has not been waived by the Administrative Agent.

(x) Borrower, Servicer or any other Person acting on behalf of the Borrower fails to deposit to the Collection Account all amounts as required under this Agreement within the time provided in this Agreement.

(y) Except as described elsewhere in this Section 7.1, there shall have occurred a default under any of the Transaction Documents (other than this Agreement) beyond the expiration of any applicable grace period.

(z) (i) The Servicer fails to remit amounts received by it from Obligors on account of HCRE Loans to the Collection Account within the time specified in Section 2.5 or (ii) the Servicer or the Borrower fails to remit any amounts received directly from Obligors to the Collection Account within the time specified in Section 5.1(q).

(aa) A Guarantor Event of Default shall occur.

(bb) Reserved.

(cc) Any representation or warranty contained in this Agreement or any other Transaction Document shall have been incorrect or untrue in any material respect when made or repeated or deemed to have been made or repeated which incorrect or untrue representation is not cured within thirty (30) days of the earlier of (i) the receipt of written notice by Borrower and (ii) actual knowledge of Borrower; provided, however, that if such breach or failure is not reasonably susceptible of cure within such thirty (30) day period, then provided that a cure is possible, Borrower commences to cure within such thirty (30) day period and diligently pursues such cure, such thirty (30) day period shall be extended as reasonably necessary to complete the cure thereof for a period not to exceed thirty (30) additional days.

7.2 Remedies.

(a) If an Event of Default described in Section 7.1(g) occurs with respect to Borrower, the Commitment will automatically terminate as to Borrower, and the unpaid principal amount of and accrued interest on Borrower’s Note and all other Obligations of Borrower will automatically become due and payable at the Default Rate, without presentment, demand or other Notice or requirements of any kind, all of which Borrower expressly waives.

(b) If any other Event of Default continues beyond any applicable notice and/or cure period, the Administrative Agent, by Notice to Borrower, may terminate all or any portion of the Commitment and declare the Obligations to be immediately due and payable.

(c) If any Event of Default continues beyond any applicable notice and/or cure period, the Administrative Agent, may, also take any of the following actions:

(i) Foreclose upon or otherwise enforce its security interest in any Lien on the Collateral to secure all payments and performance of the Obligations in any manner permitted by law.

(ii) Notify all Obligors under any of the Collateral that the Collateral has been assigned to the Administrative Agent (or to another Person designated by the Administrative Agent) and that all payments on that Collateral are to be made directly to the Administrative Agent (or such other Person); settle, compromise or release, in whole or in part, any amounts any obligor owes on any of the Collateral on terms acceptable to the Administrative Agent; enforce payment and prosecute any action or proceeding involving any of the Collateral; and where any Collateral is in default, foreclose on and enforce any Liens securing that Collateral in any manner permitted by law and sell any property acquired as a result of those enforcement actions.

(iii) Act, or contract with a third party to act, at Borrower’s expense, as servicer or subservicer of Collateral of Borrower requiring servicing, and perform all obligations required under any Collateral of Borrower, including Servicing Contracts.

(iv) Require Borrower and the Servicer to assemble and make available to the Administrative Agent the Collateral and all related books and records at a place designated by the Administrative Agent or its designee.

(v) Before the disposition of the Collateral, prepare it for disposition in any manner and to the extent the Administrative Agent deems appropriate.

(vi) Exercise all rights and remedies of a secured creditor under the UCC or other Applicable Law, including selling or otherwise disposing of all or any portion of the Collateral at one or more public or private sales, whether or not such Collateral is present at the place of sale, for cash or credit or future delivery, on terms and conditions and in the manner as the Administrative Agent may determine. Borrower waives any right it may have to prior notice of the sale of all or any portion of the Collateral to the extent allowed by Applicable Law. If notice is required under Applicable Law, the Administrative Agent will give Borrower not less than ten (10) days’ notice of any public sale or of the date after which any private sale may be held.

Borrower agrees that ten (10) days’ notice is reasonable notice. The Administrative Agent may, without notice or publication, adjourn any public or private sale one or more times by announcement at the time and place fixed for the sale, and the sale may be held at any time or place announced at the adjournment. In the case of a sale of all or any portion of the Collateral on credit or for future delivery, such Collateral sold on those terms may be retained by the Administrative Agent until the purchaser pays the selling price or takes possession of such Collateral. The Administrative Agent has no liability to Borrower if a purchaser fails to pay for or take possession of Collateral sold on those terms, and in the case of any such failure, the Administrative Agent may sell the Collateral again upon notice complying with this Section 7.2.

(vii) Instead of or in conjunction with exercising the power of sale authorized by Section 7.2(c)(vi), the Administrative Agent may proceed by suit at law or in equity to collect all amounts due on the Collateral, or to foreclose the Administrative Agent’s Lien on and sell all or any portion of such Collateral pursuant to a judgment or decree of a court of competent jurisdiction.

(viii) Proceed against Borrower on any Note.

(ix) Retain all excess proceeds from the sale or other disposition of the Collateral, and apply them to the payment of the Obligations of Borrower under Section 7.3.

(d) The Administrative Agent will incur no liability as a result of the commercially reasonable sale or other disposition of all or any portion of the Collateral at any public or private sale or other disposition. Borrower waives (to the extent permitted by law) any claims it may have against the Administrative Agent arising by reason of the fact that the price at which the Collateral may have been sold at a private sale was less than the price that the Administrative Agent might have obtained at a public sale, or was less than the aggregate amount of the Advances Outstanding, accrued and unpaid interest on those Advances, and unpaid fees, even if the Administrative Agent accepts the first offer received and does not offer the Collateral to more than one offeree. Borrower agrees that any sale of Collateral by the Administrative Agent, or any other disposition of Collateral arranged by the Administrative Agent after the occurrence of an Event of Default, will be deemed to have been made in a commercially reasonable manner.

(e) Reserved.

(f) Borrower specifically waives and releases (to the extent permitted by law) any equity or right of redemption, stay or appraisal that Borrower has or may have under any rule of law or statute now existing or adopted after the date of this Agreement, and any right to require the Administrative Agent to (i) proceed against any Person, (ii) proceed against or exhaust any of the Collateral or pursue its rights and remedies against the Collateral in any particular order, or (iii) pursue any other remedy within its power. The Administrative Agent is not required to take any action to preserve any rights of Borrower against holders of mortgages having priority to the Lien of any Mortgage or Security Agreement included in the Collateral or to preserve Borrower’s rights against other prior parties.

(g) The Administrative Agent may, but is not obligated to, advance any sums or do any act or thing necessary to uphold or enforce the Lien and priority of, or the security intended to be afforded by, any Mortgage or Security Agreement included in the Collateral, including payment of delinquent Taxes or assessments and insurance premiums. All advances, charges, costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by the Administrative Agent in exercising any right, power or remedy conferred by this Agreement, or in the enforcement of this Agreement, together with interest on those amounts at the Default Rate, from the time paid by the Administrative Agent until repaid by Borrower, are deemed to be principal outstanding under this Agreement and the Note.

(h) No failure or delay on the part of the Administrative Agent or the Collateral Custodian to exercise any right, power or remedy provided in this Agreement or under any other Transaction Document, at law or in equity, will operate as a waiver of that right, power or remedy. No single or partial exercise by the Administrative Agent or the Collateral Custodian of any right, power or remedy provided under this Agreement or any other Transaction Document, at law or in equity, precludes any other or further exercise of that right, power, or remedy by the Administrative Agent or the Collateral Custodian or the Administrative Agent’s or Collateral Custodian’s exercise of any other right, power or remedy. Without limiting the foregoing, Borrower hereby expressly waives and releases to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Obligations or performance of its obligations hereunder, under the Note, or the other Transaction Documents. The rights, powers and remedies of the Administrative Agent and the Collateral Custodian under this Agreement or any other Transaction Document shall be cumulative and not exclusive of any other right, power or remedy which the Administrative Agent or the Collateral Custodian may have against Borrower pursuant to this Agreement, the Note, or the other Transaction Documents or existing at law or in equity or otherwise. The Administrative Agent’s or the Collateral Custodian’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as the Administrative Agent may determine in the Administrative Agent’s or the Collateral Custodian’s sole discretion, as applicable. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(i) Upon the occurrence of a Servicer Removal Event, the Borrower agrees that, notwithstanding anything herein or in any Transaction Document to the contrary, the Administrative Agent, by written notice to the Servicer, shall have the sole right to terminate all of the rights and obligations of the Servicer under the Servicing Contract and that the Administrative Agent shall have the sole right to appoint a replacement servicer, and such replacement shall accept its appointment by a written assumption in a form acceptable to the Administrative Agent. Upon its appointment, the replacement servicer, shall be the successor in all respects to the Servicer with respect to servicing functions under the Servicing Contract, which may be documented pursuant to a separate Servicing Contract in a form acceptable to the Administrative Agent; provided that, the replacement servicer, shall have (i) no liability with respect to any action performed by the terminated Servicer prior to the date that the replacement servicer, becomes the successor to the Servicer or any claim of a third party based on any alleged action or inaction of the terminated Servicer, (ii) no obligation to perform any advancing or origination obligations including responsibility for any eligibility representations related to the

HCRE Loans, (iii) no obligation to pay any Taxes required to be paid by the Servicer, (iv) no obligation to pay any of the fees and expenses of any other party to the transactions contemplated hereby, and (v) no liability or obligation with respect to any Servicer indemnification obligations of any prior Servicer, including the original Servicer. The indemnification obligations of the replacement Servicer, upon becoming a replacement Servicer, are expressly limited to those arising on account of its failure to act in good faith and with reasonable care under the circumstances.

7.3 Application of Proceeds. Any amounts received from any sale or liquidation of the Collateral pursuant to this Article VII in excess of the Obligations will be applied by the Administrative Agent in accordance with the provisions of Section 2.6, or as a court of competent jurisdiction may otherwise direct.

7.4 Administrative Agent Appointed Attorney-in-Fact. Borrower appoints the Administrative Agent its attorney-in-fact, with full power of substitution, for the purpose of carrying out the provisions of this Agreement, the Note and the other Transaction Documents and taking any action and executing any instruments that the Administrative Agent deems necessary or advisable to accomplish that purpose. Borrower’s appointment of the Administrative Agent as attorney-in-fact is irrevocable and coupled with an interest. Without limiting the generality of the foregoing, the Administrative Agent may give notice of its Lien on the Collateral to any Person, either in Borrower’s name or in its own name, endorse all HCRE Loans payable to the order of Borrower, change or cause to be changed the book-entry registration or name of subscriber on any Collateral, prepare and submit for filing Uniform Commercial Code amendment statements with respect to any Uniform Commercial Code financing statements filed in connection with any item of Collateral or receive, endorse and collect all checks made payable to the order of Borrower representing payment on account of the principal of or interest on, or the proceeds of sale of, any of the HCRE Loans or Collateral and give full discharge for those transactions. Except as set forth in the preceding sentence, the Administrative Agent agrees not to exercise the foregoing power of attorney except after the occurrence and during the continuance of an Event of Default.

7.5 Right of Set-Off. Borrower hereby Grants to Administrative Agent and the Lenders, a continuing lien, security interest and right of setoff as security for all liabilities and obligations of Borrower to Administrative Agent, whether now existing or hereafter arising, upon and against all deposits, credits, collateral and property of Borrower, now or hereafter in the possession, custody safekeeping or control of Administrative Agent or any entity under the control of Administrative Agent (and with respect to Administrative Agent, all deposits, credits, collateral and property, now or hereafter in the possession, custody safekeeping or control Administrative Agent or any other entity under control of Administrative Agent) and its successors and assigns or in transit to any of them, except for any accounts being held by Borrower in trust or in escrow solely for the benefit of one or more third parties that are not Affiliates of Borrower and in which Borrower has no ownership or beneficial interest. At any time upon or after the occurrence and during the continuance of an Event of Default, without demand or notice (any such notice being expressly waived by Borrower), Administrative Agent may setoff the same or any part thereof and apply the same to any liability or obligation of Borrower even though unmatured and regardless of the adequacy of any other Collateral of Borrower securing the Advances. ANY AND ALL RIGHTS TO REQUIRE ADMINISTRATIVE AGENT TO EXERCISE ITS RIGHTS OR REMEDIES WITH RESPECT TO ANY OTHER COLLATERAL OF BORROWER WHICH SECURES THE LOAN, PRIOR TO EXERCISING ITS RIGHT OF SETOFF WITH RESPECT TO SUCH DEPOSITS, CREDITS OR OTHER PROPERTY OF BORROWER, ARE HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVED.

ARTICLE VIII

THE ADMINISTRATIVE AGENT

8.1 The Administrative Agent.

(a) Appointment. Each Secured Party hereby appoints and authorizes the Administrative Agent as its agent hereunder and hereby further authorizes the Administrative Agent to appoint additional agents to act on its behalf and for the benefit of each Secured Party. Each Secured Party further authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Transaction Documents as are delegated to the Administrative Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Transaction Document, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth in this Agreement, nor shall the Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Transaction Document or otherwise exist against the Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any Applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

(b) Delegation of Duties. The Administrative Agent may execute any of its duties under this Agreement or any other Transaction Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

(c) Administrative Agent’s Reliance, etc. Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable for any action taken or omitted to be taken by it or them as Administrative Agent under or in connection with this Agreement or any of the other Transaction Documents. Each Lender and each Secured Party hereby waives any and all claims against the Administrative Agent or any of its Affiliates for any action taken or omitted to be taken by the Administrative Agent or any of its Affiliates under or in connection with this Agreement or any of the other Transaction Documents except for claims caused by the Administrative Agent’s gross negligence or willful misconduct. Without limiting the foregoing, the Administrative Agent: (i) may consult with legal counsel (including counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken in good faith by it in accordance with the advice of such counsel, accountants or experts; (ii) makes no warranty or representation and shall not be responsible for any statements, warranties or representations made in or in connection with this Agreement; (iii)

shall not have any duty to ascertain or to inquire as to the performance or observance of any of the terms, covenants or conditions of this Agreement or any of the other Transaction Documents on the part of the Borrower or the Servicer or to inspect the property (including the books and records) of the Borrower or the Servicer; (iv) shall not be responsible for the due execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any of the other Transaction Documents or any other instrument or document furnished pursuant hereto or thereto; and (v) shall incur no liability under or in respect of this Agreement or any of the other Transaction Documents by acting upon any notice (including notice by telephone), consent, certificate or other instrument or writing (which may be by facsimile) believed by it to be genuine and signed or sent by the proper party or parties.

(d) Actions by Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Transaction Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Transaction Document in accordance with a request or consent of the Lenders; provided that, notwithstanding anything to the contrary herein, the Administrative Agent shall not be required to take any action hereunder if the taking of such action, in the reasonable determination of the Administrative Agent, shall be in violation of any Applicable Law or contrary to any provision of this Agreement or shall expose the Administrative Agent to liability hereunder or otherwise. In the event the Administrative Agent requests the consent of a Lender pursuant to the foregoing provisions and the Administrative Agent does not receive a response (either positive or negative) from such Lender within ten (10) Business Days of such Lender’s receipt of such request, then such Lender shall be deemed to have declined to consent to the relevant action.

(e) Notice of Event of Default, Default or Servicer Removal Event. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of an Event of Default, Default or Servicer Removal Event, unless the Administrative Agent has received written notice from a Lender, the Borrower or the Servicer referring to this Agreement, describing such Event of Default, Default or Servicer Removal Event and stating that such notice is a “Notice of Event of Default,” “Notice of Default” or “Notice of Servicer Removal Event,” as applicable. The Administrative Agent shall take such action with respect to such Event of Default, Default or Servicer Removal Event as may be requested by the Lender acting jointly or as the Administrative Agent shall deem advisable or in the best interest of the Lenders.

(f) Credit Decision with Respect to the Administrative Agent. Each Lender and each Secured Party acknowledges that none of the Administrative Agent or any of its Affiliates has made any representation or warranty to it, and that no act by the Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of the Borrower, the Servicer or any of their respective Affiliates or review or approval of any of the Collateral, shall be deemed to constitute any representation or warranty by any of the Administrative Agent or its Affiliates to any Lender as to any matter, including whether the Administrative Agent has disclosed material information in its possession. Each Lender and each Secured Party acknowledges that it has, independently and without reliance upon the

Administrative Agent, or any of the Administrative Agent’s Affiliates, and based upon such documents and information as it has deemed appropriate, made its own evaluation and decision to enter into this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party also acknowledges that it will, independently and without reliance upon the Administrative Agent, or any of the Administrative Agent’s Affiliates, and based on such documents and information as it shall deem appropriate at the time, continue to make its own decisions in taking or not taking action under this Agreement and the other Transaction Documents to which it is a party. Each Lender and each Secured Party hereby agrees that the Administrative Agent shall not have any duty or responsibility to provide any Lender or any Secured Party with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Borrower, the Servicer or their respective Affiliates which may come into the possession of the Administrative Agent or any of its Affiliates.

(g) Indemnification of the Administrative Agent. Each Lender agrees to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower), ratably in accordance with the Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or any of the other Transaction Documents, or any action taken or omitted by the Administrative Agent hereunder or thereunder, in each case, except for any claims against the Administrative Agent caused by the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction); provided that, no action taken in accordance with the directions of the Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Article VIII. Without limitation of the foregoing, each Lender agrees to reimburse the Administrative Agent, ratably in accordance with the Pro Rata Share, promptly upon demand for any out-of-pocket expenses (including counsel fees) incurred by the Administrative Agent in connection with the administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement and the other Transaction Documents, to the extent that such expenses are incurred in the interests of or otherwise in respect of the Lenders hereunder and/or thereunder and to the extent that the Administrative Agent is not reimbursed for such expenses by the Borrower.

(h) Successor Administrative Agent. The Administrative Agent may resign at any time, effective upon the appointment and acceptance of a successor Administrative Agent as provided below by giving at least five (5) days’ written notice thereof to each Lender (other than in the case of Section 7.1(i)). Upon any such resignation or removal, the Lenders acting jointly shall appoint a successor Administrative Agent subject to the approval of the Borrower (which approval shall not be (i) unreasonably withheld, conditioned or delayed or (ii) required at any time during the continuance of an Event of Default or after the declaration or automatic occurrence of the Maturity Date). Each Lender agrees that it shall not unreasonably withhold or delay its approval of the appointment of a successor Administrative Agent. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Secured Parties, appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United

States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VIII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(i) Succession of Administrative Agent upon Payment of Obligations. Upon payment in full of the Obligations, the successor Administrative Agent shall, without further action, succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and Customers Bank shall be discharged from its duties and obligations as Administrative Agent under this Agreement and the other Transaction Documents. If no such successor Administrative Agent shall have been so appointed, and shall have accepted such appointment, within thirty (30) days after the retiring Administrative Agent’s giving of notice of resignation or the removal of the retiring Administrative Agent, then the retiring Administrative Agent may appoint a successor Administrative Agent which successor Administrative Agent shall be either (i) a commercial bank organized under the laws of the United States or of any state thereof and have a combined capital and surplus of at least $50,000,000 or (ii) an Affiliate of such a bank. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under this Agreement. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Article VIII shall continue to inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement.

(j) Payments by the Administrative Agent. Unless specifically allocated to a specific Lender pursuant to the terms of this Agreement, all amounts received by the Administrative Agent on behalf of the Lenders shall be paid by the Administrative Agent to the Lenders in accordance with their Pro Rata Shares in the applicable Advances Outstanding, or if there are no Advances Outstanding in accordance with their related Lender’s most recent Commitments, on the Business Day received by the Administrative Agent, unless such amounts are received after 12:00 Noon on such Business Day, in which case the Administrative Agent shall use its reasonable efforts to pay such amounts to each Lender on such Business Day, but, in any event, shall pay such amounts to such Lender not later than the following Business Day.

ARTICLE IX

RESERVED

ARTICLE X

MISCELLANEOUS

10.1 Amendments and Waivers.

(a) (i) No amendment or modification of any provision of this Agreement shall be effective without the written agreement of the Borrower, the Required Lenders, the Administrative Agent and, solely if such amendment or modification would adversely affect the rights and obligations of the Account Bank, the written agreement of the Account Bank, as applicable; (ii) no termination or waiver of any provision of this Agreement or consent to any departure therefrom by the Borrower or the Servicer shall be effective without the written concurrence of the Administrative Agent and the Required Lenders; (iii) no amendment, waiver or modification adversely affecting the rights or obligations of any Hedge Counterparty shall be effective without the written agreement of such Person; and (iv) the Administrative Agent and the Borrower shall be permitted to amend any provision of the Transaction Documents (and such amendment shall become effective without any further action or consent of any other party to any Transaction Document) if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical or immaterial nature in any such provision. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(b) Notwithstanding the provisions of Section 10.1(a), the written consent of each of the Lenders directly and adversely affected thereby shall be required for any amendment, modification or waiver (i) reducing any Advances Outstanding, or the interest payable pursuant to this Agreement thereon, (ii) postponing any date for any payment of any Advance, or the interest payable pursuant to this Agreement thereon, (iii) modifying the provisions of this Section 10.1, (iv) extending the Maturity Date, (v) subordinating any portion or all Obligations, except as otherwise contemplated herein, and except, for the avoidance of doubt, in connection with the transfer of interests in or withdrawals from the Borrower permitted hereunder or in any other Loan Document, (vi) increasing any individual Lender’s Commitment, (vii) extending the Funding Period, (viii) reducing or postponing the date of payment of any fees pursuant to this Agreement, the Customers Fee Letter or any Lender Fee Letter, as applicable, (ix) amending the definition of “Eligible HCRE Loan” or “Advance Rate” or any other definition related thereto, in each case, which results in an increase to the amount of Advances available to the Borrower, (x) releasing any material Collateral secured under this Agreement or any other Loan Document, except to the extent otherwise permitted hereby, (xi) releasing the Guarantor from its obligations under this Agreement and the other Loan Documents or (xii) amending the definition of “Pro Rata Share” or “Required Lenders” or any other provision hereof specifying Lender pro rata share provisions.

10.2 Notices, etc. All notices and other communications hereunder shall, unless otherwise stated herein, be in writing (which shall include facsimile communication and communication by e-mail) and e-mailed or delivered by hand or by overnight courier, to each party hereto, at its address set forth below:

If to Borrower:	BLKM III, LLC
600 Third Avenue
21st Floor
New York, New York 10016
Attention: Marc Fox
Telephone No: (267) 474-7348
Email: mfox@monticelloam.com

With a copy to:	Polsinelli
1201 W Peachtree St NW, Ste. 1100
Atlanta, Georgia 30309
Attn: Joshua F. Reif
Telephone: (404) 253-6045
Email: jreif@polsinelli.com

If to Lender:	Customers Bank
101 Park Avenue, Suite 1101
New York, NY 10178
Attention: Anthony Cerminaro
Email: ACerminaro@cbpcb.com

With a copy to:	Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC
919 Third avenue
New York, NY 10022
Attn: Joseph Price
Tel: (212) 692-6785
Email: jwprice@mintz.com

If to Account Bank:	Customers Bank
101 Park Avenue, Suite 1101
New York, NY 10178
Attention: Anthony Cerminaro
Email: ACerminaro@cbpcb.com

or at such other address as shall be designated by such party in a written notice to the other parties hereto. Notices and communications by e-mail shall be effective when sent (and shall be followed by hard copy sent by regular mail), and notices and communications sent by other means (e.g. by hand or overnight courier) shall be effective when received.

10.3 No Waiver; Remedies. Neither any failure nor any delay on the part of the Administrative Agent, the Collateral Custodian or any Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Note, the Custodial Agreement or the other Transaction Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Note, the Custodial

Agreement or the other Transaction Documents, none of the Administrative Agent, the Collateral Custodian or any Lender shall be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Note, the Custodial Agreement and the other Transaction Documents, or to declare a default for failure to effect prompt payment of any such other amount.

10.4 Binding Effect; Assignability.

(a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Administrative Agent, the Guarantor, each Lender, the Account Bank and their respective successors and permitted assigns. Each Lender and their respective successors and assigns may assign, or grant a security interest or sell a participation interest in, (i) this Agreement and such Lender’s rights and obligations hereunder and interest herein in whole or in part (including by way of the sale of participation interests therein) and/or (ii) any Advance (or portion thereof) or any Note (or any portion thereof) to any Person that is a Permitted Assignee, in each case with the consent of the Administrative Agent, not to be unreasonable withheld, conditioned or delayed. Any such assignee shall execute and deliver to the Borrower and the Administrative Agent a fully-executed Transferee Letter substantially in the form of Exhibit I hereto (a “Transferee Letter”) and a fully-executed Joinder Supplement. Neither the Borrower nor the Guarantor may assign or transfer, or permit any Lien to exist upon, any of its rights or obligations hereunder (including, with respect to the Guarantor, under the Guaranty contained herein) or under any Transaction Document, or any interest herein or in any Transaction Document, without the prior written consent of the Administrative Agent after receipt of certain documents, legal opinions, corporate resolutions or other information reasonably requested by the Administrative Agent in relation to such assignment or transfer, which, in each case, may be withheld by the Administrative Agent in the exercise of its sole discretion. For the avoidance of doubt, any permitted assignment or transfer by the Guarantor in accordance with this Agreement will include, in full, the assignment or transfer of the Guaranty herein.

(b) Notwithstanding any other provision of this Section 10.4, any Lender may at any time pledge or grant a security interest in all or any portion of its rights (including rights to payment of principal and interest) under this Agreement to secure obligations of such Lender to a Federal Reserve Bank, without notice to or consent of the Borrower or the Administrative Agent; provided that, no such pledge or grant of a security interest shall release such Lender from any of its obligations hereunder, or substitute any such pledgee or grantee for such Lender as a party hereto.

(c) Each Affected Party and each Indemnified Party shall be an express third party beneficiary of this Agreement.

(d) The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Transferee Letter delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts (and stated interest) of the Advances and any other amounts owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

10.5 Term of This Agreement. This Agreement, including the Borrower’s representations and covenants set forth in Article IV and Article V, shall remain in full force and effect until the Collection Date; provided that, the rights and remedies with respect to any breach of any representation and warranty made or deemed made by the Borrower pursuant to Article IV and the provisions of Section 10.7, Section 10.8, Section 10.9 and Section 10.23 shall be continuing and shall survive any termination of this Agreement.

10.6 GOVERNING LAW; JURY WAIVER. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREUNDER.

10.7 Costs, Expenses and Taxes.

(a) In addition to the rights of indemnification granted to the Account Bank, the Administrative Agent, the Lenders and their respective Affiliates under Section 10.23 hereof, the Borrower agrees to pay on demand all reasonable and documented out-of-pocket costs and expenses of the Administrative Agent, the Lenders and the Account Bank and incurred in connection with the preparation, execution, delivery, administration (including periodic auditing), syndication, renewal, amendment or modification of, any waiver or consent issued in connection with, this Agreement, the Transaction Documents and the other documents to be delivered hereunder or in connection herewith, including the fees and reasonable and documented out-of-pocket expenses of counsel for the Administrative Agent, the Lenders and the Account Bank with respect thereto and with respect to advising the Administrative Agent, the Lenders and the Account Bank as to their respective rights and remedies under this Agreement and the other documents to be delivered hereunder or in connection herewith, and all out-of-pocket costs and expenses, if any (including counsel fees and expenses), incurred by the Administrative Agent, the Lenders or the Account Bank in connection with the enforcement or potential enforcement of this Agreement or any Transaction Document by such Person and the other documents to be delivered hereunder or in connection herewith.

(b) The Borrower shall pay on demand any and all stamp, sales, excise and other Taxes (excluding Taxes imposed on or measured by net income) and fees payable or determined to be payable to any Governmental Authority in connection with the execution, delivery, filing and recording of this Agreement, the other Transaction Documents or any other document providing liquidity support, credit enhancement or other similar support to the Lender in connection with this Agreement or the funding or maintenance of Advances hereunder.

10.8 No Proceedings. Each of the parties hereto agree that it will not institute against, or join any other Person in instituting against, the Borrower any proceedings of the type referred to in the definition of “Bankruptcy Event” so long as there shall not have elapsed one (1) year and one (1) day (or such longer preference period as shall then be in effect) since the Collection Date.

10.9 Recourse Against Certain Parties.

(a) No recourse under or with respect to any obligation, covenant or agreement (including the payment of any fees or any other obligations) of the Administrative Agent, the Lenders or any Secured Party as contained in this Agreement or any other agreement, instrument or document entered into by the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith shall be had against any administrator of the Lenders or any Secured Party or any incorporator, affiliate, stockholder, officer, employee or director of the Administrative Agent, the Lenders or any Secured Party or of any such administrator, as such, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute or otherwise; it being expressly agreed and understood that the agreements of each party hereto contained in this Agreement and all of the other agreements, instruments and documents entered into by the Administrative Agent, the Lenders or any Secured Party pursuant hereto or in connection herewith are, in each case, solely the corporate obligations of such party (and nothing in this Section 10.9 shall be construed to diminish in any way such corporate obligations of such party), and that no personal liability whatsoever shall attach to or be incurred by any administrator of the Administrative Agent, the Lenders or any Secured Party or any incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Lenders or of any such administrator, as such, or any of them, under or by reason of any of the obligations, covenants or agreements of the Administrative Agent, the Lenders or any Secured Party contained in this Agreement or in any other such instruments, documents or agreements, or are implied therefrom, and that any and all personal liability of every such administrator of the Administrative Agent, the Lenders or any Secured Party and each incorporator, stockholder, affiliate, officer, employee or director of the Administrative Agent, the Lenders or any Secured Party or of any such administrator, or any of them, for breaches by the Administrative Agent, the Lenders or any Secured Party of any such obligations, covenants or agreements, which liability may arise either at common law or in equity, by statute or constitution, or otherwise, is hereby expressly waived as a condition of and in consideration for the execution of this Agreement.

(b) Notwithstanding any contrary provision set forth herein, no claim may be made by the Borrower or any other Person against the Administrative Agent, the Lenders or any Secured Party or their respective Affiliates, directors, officers, employees, attorneys or agents for any special, indirect, consequential or punitive damages in respect to any claim for breach of contract or any other theory of liability arising out of or related to the transactions contemplated by this Agreement, or any act, omission or event occurring in connection therewith; and the Borrower hereby waives, releases, and agrees not to sue upon any claim for any such damages, whether or not accrued and whether or not known or suspected.

(c) No obligation or liability to any Obligor under any of the Collateral is intended to be assumed by the Administrative Agent, the Lenders or any Secured Party under or as a result of this Agreement and the transactions contemplated hereby.

(d) The provisions of this Section 10.9 shall survive the termination of this Agreement.

10.10 Execution in Counterparts; Severability; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by e-mail in portable document format (.pdf) or facsimile shall be effective as delivery of a manually executed counterpart of this Agreement. In the event that any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby. This Agreement and any agreements or letters (including fee letters) executed in connection herewith contains the final and complete integration of all prior expressions by the parties hereto with respect to the subject matter hereof and shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, superseding all prior oral or written understandings other than any engagement letter delivered by the Servicer to the Administrative Agent and the Lenders.

10.11 Consent to Jurisdiction; Service of Process.

(a) Each party hereto hereby irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in New York City in any action or proceeding arising out of or relating to the Transaction Documents, and each party hereto hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such federal court. The parties hereto hereby irrevocably waive, to the fullest extent they may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties hereto agree that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

(b) The Borrower agrees that service of process may be effected by mailing a copy thereof by registered or certified mail, postage prepaid, to the Borrower at its address specified in Section 10.2 or at such other address as the Administrative Agent shall have been notified in accordance herewith. Nothing in this Section 10.11 shall affect the right of the Lenders or the Administrative Agent to serve legal process in any other manner permitted by law.

10.12 Confidentiality.

(a) Each of the Administrative Agent, the Lenders, the Borrower and the Account Bank shall maintain and shall cause each of its employees, directors, agents, attorneys, accounts, other professional advisors and officers to maintain the confidentiality of this Agreement, the Collateral, the Obligors and all information with respect to the other parties, including all information regarding the business of the Borrower hereto and their respective businesses obtained by it or them in connection with the structuring, negotiating and execution of the transactions contemplated herein, except that each such party and its officers and employees may (i) disclose such information to its external accountants, investigators, auditors, attorneys, any

Lender’s Affiliates, bank examiners or other agents, including any valuation firm engaged by such party in connection with any due diligence or comparable activities with respect to the transactions and Loans contemplated herein and the agents of such Persons (“Excepted Persons”); provided that, except as provided in clause (c) below, each Excepted Person shall, as a condition to any such disclosure, agree for the benefit of the Administrative Agent, the Lenders, the Borrower and the Account Bank that such information shall be used solely in connection with such Excepted Person’s evaluation of, or relationship with, the Borrower and its affiliates, (ii) disclose the existence of the Agreement, but not the financial terms thereof, (iii) disclose such information as is required by Applicable Law, and (iv) disclose the Agreement and such information in any suit, action, proceeding or investigation (whether in law or in equity or pursuant to arbitration) involving any of the Transaction Documents for the purpose of defending itself, reducing its liability, or protecting or exercising any of its claims, rights, remedies, or interests under or in connection with any of the Transaction Documents. It is understood that the financial terms that may not be disclosed except in compliance with this Section 10.12(a) include all fees and other pricing terms, and all Events of Default, Servicer Removal Events, and priority of payment provisions.

(b) Anything herein to the contrary notwithstanding, but subject to the last sentence of clause (a) above, the Borrower hereby consents to the disclosure of any nonpublic information with respect to it (i) to the Administrative Agent, the Lenders or the Account Bank by each other, or (ii) by the Administrative Agent, the Lenders and the Account Bank to any prospective or actual assignee or participant of any of them provided such Person agrees to hold such information confidential in accordance with the terms of this Agreement, and to any officers, directors, employees, outside accountants and attorneys of any of the foregoing, provided each such Person is informed of the confidential nature of such information. In addition, the Administrative Agent, the Lenders and the Account Bank may disclose any such nonpublic information as required pursuant to any law, rule, regulation, direction, request or order of any judicial, administrative or regulatory authority or proceedings (whether or not having the force or effect of law).

(c) Notwithstanding anything herein to the contrary, but subject to the last sentence of clause (a) above, the foregoing shall not be construed to prohibit: (i) disclosure of any and all information that is or becomes publicly known; (ii) disclosure of any and all information (1) if required to do so by any applicable statute, law, rule or regulation, (2) to any government agency or regulatory body having or claiming authority to regulate or oversee any aspects of the Administrative Agent’s, the Lenders’, the Account Bank’s or the Collateral Custodian’s business or that of their affiliates, (3) pursuant to any subpoena, civil investigative demand or similar demand or request of any court, regulatory authority, arbitrator or arbitration to which the Administrative Agent, the Lenders, the Collateral Custodian or the Account Bank or an officer, director, employer, shareholder or affiliate of any of the foregoing is a party, (4) in any preliminary or final offering circular, registration statement or contract or other document approved in advance by the Borrower and the Administrative Agent, or (5) to any affiliate, independent or internal auditor, agent, employee or attorney of the Collateral Custodian having a need to know the same; provided that, the disclosing party advises such recipient of the confidential nature of the information being disclosed; or (iii) any other disclosure authorized by the Borrower, the Servicer and the Administrative Agent.

(d) Notwithstanding anything to the contrary contained herein, for the avoidance of doubt, so long as an Event of Default has not occurred and is not continuing, neither Administrative Agent nor any Lender shall contact any Obligor with respect to any matter related to an Eligible HCRE Loan or the credit facility governed and evidenced by this Agreement without Borrower’s prior written consent.

10.13 Non-Confidentiality of Tax Treatment. All parties hereto agree that each of them and each of their employees, representatives, and other agents may disclose to any and all Persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including, without limitation, opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure. “Tax treatment” and “tax structure” shall have the same meaning as such terms have for purposes of Treasury Regulation Section 1.6011-4; provided that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transaction as well as other information, the provisions of this Section 10.13 shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the transactions contemplated hereby.

10.14 Waiver of Set Off. Each of the parties hereto hereby waives any right of setoff it may have or to which it may be entitled under this Agreement from time to time against the Administrative Agent, the Lenders or their respective assets.

10.15 Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from the Administrative Agent except (a) with respect to matters for which this Agreement specifically and expressly provides for the giving of notice by the Administrative Agent to Borrower and (b) with respect to matters for which Administrative Agent is required by Applicable Law to give notice, and Borrower hereby expressly waives the right to receive any notice from the Administrative Agent with respect to any matter for which this Agreement does not specifically and expressly provide for the giving of notice by the Administrative Agent to Borrower.

10.16 Headings and Exhibits. The headings herein are for purposes of references only and shall not otherwise affect the meaning or interpretation of any provision hereof. The schedules and exhibits attached hereto and referred to herein shall constitute a part of this Agreement and are incorporated into this Agreement for all purposes.

10.17 Ratable Payments. If any Lender, whether by setoff or otherwise, shall obtain any payment (whether voluntary, involuntary, through the exercise of any right of setoff, or otherwise) on account of Advances owing to it in excess of its ratable share of payments on account of the Advances obtained by all the Lenders, such Lender shall forthwith purchase from the other Lenders such participations in the Advances owing to them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided that, if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and such Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery together with an amount equal to such Lender’s ratable share (according to the proportion of (a) the amount of such Lender’s required repayment to (b) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered.

10.18 Failure of Borrower to Perform Certain Obligations. If the Borrower fails to perform any of its agreements, covenants or obligations under Section 5.1(l) or Section 5.1(p), the Administrative Agent may (but shall not be required to) itself perform, or cause performance of, such agreement or obligation, and the expenses of the Administrative Agent incurred in connection therewith shall be payable by the Borrower upon the Administrative Agent’s demand therefor.

10.19 Power of Attorney. The Borrower irrevocably authorizes the Administrative Agent and appoints the Administrative Agent as its attorney-in-fact to act on behalf of the Borrower (a) to file financing statements necessary or desirable in the Administrative Agent’s sole discretion to perfect and to maintain the perfection and priority of the interest of the Secured Parties in the Collateral and (b) to file a carbon, photographic or other reproduction of this Agreement or any financing statement with respect to the Collateral as a financing statement in such offices as the Administrative Agent in its sole discretion deems necessary or desirable to perfect and to maintain the perfection and priority of the interests of the Secured Parties in the Collateral. This appointment is coupled with an interest and is irrevocable.

10.20 Delivery of Termination Statements, Releases, etc. Upon payment in full of all of the Obligations (other than unmatured contingent indemnification obligations) and the termination of this Agreement, the Administrative Agent shall deliver to the Borrower termination statements, reconveyances, releases and other documents necessary or appropriate to evidence the termination of the Grant pursuant to the Granting Clause and other Liens securing the Obligations, all at the expense of the Borrower.

10.21 Non-Petition.

(a) Each of the parties hereto (other than the Administrative Agent and the Lenders) hereby agrees for the benefit of the Borrower, the Administrative Agent and the Lenders that it will not institute, or cause to be instituted, against, or join any other Person in instituting against, the Borrower any Bankruptcy Proceeding so long as there shall not have elapsed one (1) year and one (1) day since the payment in full of all Borrower Obligations and all Indebtedness incurred herein. The Borrower shall file a timely objection to, and promptly and timely move to dismiss and diligently prosecute such objection and/or motion to dismiss, any Bankruptcy Proceeding commenced by any Person in violation of this Section 10.21(a). The Borrower hereby expressly consents to, and agrees not to raise any objection in respect of, each of the Administrative Agent and the Lender having creditor derivative standing in any Bankruptcy Proceeding to enforce each and every covenant contained in this Section 10.21(a).

(b) Each of the Borrower, the Servicer and the Guarantor further agrees that (i) a breach of any of their respective covenants contained in Section 10.21(a) will cause irreparable injury to the Administrative Agent and the Lenders, (ii) the Administrative Agent and the Lenders have no adequate remedy at law in respect of such breach, and (iii) each and every covenant contained in Section 10.21(a) shall be specifically enforceable against the Borrower, the Servicer and the Guarantor, and each of the Borrower, the Servicer and the Guarantor hereby waives and agrees not to object, or assert any defenses to an action for specific performance, or injunction in respect of any breach of such covenants.

(c) The Borrower hereby irrevocably appoints the Administrative Agent its true and lawful attorney (with full power of substitution) in its name, place and stead and at its expense, in connection with the enforcement of the covenants provided for in this Section 10.21, including without limitation the following powers (i) to object to and seek to dismiss any Bankruptcy Proceeding relating to a Bankruptcy Event described in clause (i) of the definition thereof and (ii) all powers and rights incidental thereto. This appointment is coupled with an interest and is irrevocable.

(d) Nothing in this Section 10.21 shall preclude, or be deemed to estop, the Administrative Agent or any Lender (i) from taking any action prior to the expiration of the aforementioned period in (1) any case or proceeding voluntarily filed or commenced by (2) any involuntary bankruptcy, reorganization, arrangement, insolvency, moratorium or liquidation proceeding instituted by a Person other than the Administrative Agent or any Lender and which the Administrative Agent or any Lender did not join in the institution of, or (ii) from commencing against the Borrower or any of their respective properties any legal action which is not a Bankruptcy Proceeding.

(e) The provisions of this Section 10.21 shall survive the termination of this Agreement.

10.22 Attorney’s Fees and Expenses. Borrower agrees to pay all costs, expenses, fees (including attorneys’ fees), and disbursements incurred by the Administrative Agent or the Lenders (a) in all efforts made to enforce payment of the Indebtedness or effect collection of any Collateral, (b) in connection with entering into, modifying, amending, and enforcing this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, (c) in maintaining, storing, or preserving any Collateral, or in instituting, enforcing and foreclosing on the Administrative Agent’s security interest on behalf of the Secured Parties in any Collateral or possession of any premises containing any Collateral, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to the Administrative Agent’s or the Lenders’ transactions with Borrower, or (e) in connection with any advice given to the Administrative Agents or any Lender with respect to its rights and obligations under this Agreement and all related agreements. Expenses being reimbursed by Borrower under this section include costs and expenses incurred in connection with: (i) appraisals and insurance reviews; (ii) environmental examinations and reports; (iii) field examinations and the preparation of reports based thereon; (iv) the fees charged by a third party retained by the Administrative Agents or any Lender or the internally allocated fees for each Person employed by the Administrative Agents or any Lender with respect to each field examination; (v) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Administrative Agent; (vi) Taxes, fees and other charges for (1) lien and title searches and title insurance and (2) the recording of any mortgages, filing of any financing statements and continuations, and other actions to perfect, protect, and continue the Administrative Agent’s security interests on behalf of the Secured Parties; (vii) sums paid or incurred to take any action required of Borrower under the Transaction Documents that Borrower fails to pay or take; and (viii) forwarding loan proceeds, collecting checks and other items of payment, and costs and expenses of preserving and protecting the Collateral.

10.23 Indemnification. Borrower shall indemnify and hold harmless the Account Bank, the Administrative Agent, the Lenders and their respective Affiliates, officers, directors, employees or agents or any subsequent holder of the Note, and all those claiming by, through or under Lender (each an “Indemnified Party”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement or any of the other Transaction Documents or the transactions contemplated hereby (“Damages”) including, without limitation (a) any actual or proposed use by Borrower of the proceeds of the Advances, (b) Borrower entering into or performing this Agreement or any of the other Transaction Documents, or (c) with respect to Borrower and its respective properties and assets, the violation of any Applicable Law, in each case including, without limitation, the reasonable fees and disbursements of external counsel incurred in connection with any such investigation, litigation or other proceeding; provided however that, no Indemnified Party shall be entitled to indemnification if a court of competent jurisdiction finally determines (all appeals having been exhausted or waived) that such Indemnified Party acted in bad faith, with willful misconduct, in gross negligence, as finally determined by a court of competent jurisdiction. In litigation, or the preparation therefor, each Lender shall be entitled to select its own counsel and, in addition to the foregoing indemnity, Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. If, and to the extent that the obligations of Borrower under this Section 10.23 are unenforceable for any reason, Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under Applicable Law. The provisions of this Section 10.23 shall survive the repayment of all Obligations and the termination of the obligations of each Lender hereunder.

10.24 Reserved.

10.25 Reserved.

10.26 Sole Discretion of the Administrative Agent. Wherever pursuant to this Agreement (a) the Administrative Agent exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to the Administrative Agent, or (c) any other decision or determination is to be made by the Administrative Agent, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by the Administrative Agent, shall be in the sole discretion of the Administrative Agent, except as may be otherwise expressly and specifically provided herein.

10.27 No Joint Venture or Partnership.

(a) The Borrower, the Administrative Agent and each Lender intend that the relationships created under this Agreement and the other Transaction Documents be solely that of Borrower, the Administrative Agent and each Lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower, the Administrative or any Lender nor to grant the Lenders any interest in the Collateral other than that of the Administrative Agent.

(b) This Agreement and the other Transaction Documents are solely for the benefit of the Administrative Agent, the Lenders and Borrower and nothing contained in this Agreement or the other Transaction Documents shall be deemed to confer upon anyone other than the Administrative Agent, the Lenders and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of the Lenders to consummate the transaction contemplated hereunder are imposed solely and exclusively for the benefit of the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lenders will refuse to consummate the transaction contemplated hereunder in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by a Lender if, in such Lender’s sole discretion, such Lender deems it advisable or desirable to do so.

(c) The members, principals and beneficial owners of the Borrower are experienced in the ownership and operation of properties similar to the Collateral, and Borrower and each Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Collateral. Borrower is not relying on any Lender’s expertise, business acumen or advice in connection with the Collateral.

(d) Notwithstanding anything to the contrary contained herein, no Lender is undertaking the performance of (i) any obligations related to the Collateral or (ii) any obligations with respect to any agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents to which the Borrower and/or the Collateral (or any portion thereof) is subject.

(e) By accepting or approving anything required to be observed, performed or fulfilled or to be given to the Administrative Agent or any Lender pursuant to this Agreement and the other Transaction Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, neither any Lender nor the Administrative Agent shall be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by such Lender or the Administrative Agent.

(f) Borrower recognizes and acknowledges that in accepting this Agreement and the other Loan Documents, each Lender and the Administrative Agent is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article IV of this Agreement without any obligation to investigate and notwithstanding any investigation by any Lender or the Administrative Agent; that such reliance existed on the part of such Lender and the Administrative Agent prior to the date hereof, that the warranties and representations are a material inducement to each Lender and the Administrative Agent in consummating the transaction contemplated hereunder; and that neither any Lender nor the Administrative Agent would be willing to consummate the transaction contemplated hereunder and accept the this Agreement or the other Transaction Documents in the absence of the warranties and representations as set forth in Article IV of this Agreement.

10.28 [Reserved].

10.29 Marshalling and Other Matters. Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under this Agreement of the Collateral or any part thereof or any interest therein.

10.30 Patriot Act. Each Lender hereby notifies the Borrower and the Guarantor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower and the Guarantor, which information includes the name and address of the Borrower and the Guarantor and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act. The Borrower and the Guarantor shall, and shall cause each of its Subsidiaries, if any, to, provide to the extent commercially reasonable, such information and take such actions as are reasonably requested by any Lender in order to assist such Lender in maintaining compliance with the Patriot Act.

ARTICLE XI

SERVICING AND COLLATERAL ASSIGNMENT OF SERVICING CONTRACT

11.1 Servicing.

(a) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, this Article shall apply to the servicing of all HCRE Loans.

(b) The servicing, administering and collection of the HCRE Loans hereunder and under the Servicing Contract shall be conducted by the Person so designated from time to time as Servicer in accordance with this Section 11.1. Each of the Borrower, the Administrative Agent and the Lenders hereby appoints as its agent the Servicer, from time to time designated pursuant to this Section, to enforce its respective rights and interests in and under the HCRE Loans. To the extent permitted by Applicable Law, each of the Borrower and the Initial Servicer (to the extent not then acting as Servicer hereunder) hereby grants to any Servicer appointed hereunder an irrevocable power of attorney to take any and all steps as necessary or desirable, in the reasonable determination of the Servicer, to collect all amounts due under any and all HCRE Loans, including endorsing the Borrower’s and/or the Initial Servicer’s name on checks and other instruments representing Collections and enforcing such HCRE Loans and to take all such other actions set forth in this Article XI. Until the Administrative Agent gives notice to the Servicer (in accordance with this Section 11.1(b)) of the designation of a new Servicer, the Initial Servicer is hereby designated as, hereby agrees to perform the duties and obligations of, the Servicer pursuant to the terms hereof and makes as to itself for the benefit of the Administrative Agent and the Lenders each of the representations and warranties set forth, and on the dates specified, in Article IV and Article V hereof mutatis mutandis. Upon either (i) prior written notice to the Initial Servicer or (ii) the occurrence of a Servicer Removal Event or an Event of Default, the Administrative Agent may designate as Servicer any Person (including itself) to succeed the Initial Servicer or any successor Servicer, on the condition in each case that any such Person so designated shall agree to perform the duties and obligations of the Servicer pursuant to the terms hereof.

(c) Upon the designation of a successor Servicer as set forth above, the Initial Servicer agrees that it will terminate its activities as Servicer hereunder and under the Servicing Contract in a manner which the Administrative Agent determines will facilitate the transition of the performance of such activities to the new Servicer, and the Initial Servicer shall cooperate with and assist such new Servicer. Such cooperation shall include access to and transfer of records and use by the new Servicer of all records, licenses, hardware or software necessary or desirable to collect the HCRE Loans.

(d) The Initial Servicer acknowledges that the Borrower, the Administrative Agent and the Lenders have relied on the Initial Servicer’s agreement to act as Servicer hereunder in making their decision to execute and deliver this Agreement. Accordingly, the Initial Servicer agrees that it will not voluntarily resign as Servicer.

(e) The Servicer may not delegate any of its rights, duties or obligations hereunder, or designate a substitute Servicer, without the prior written consent of the Administrative Agent; provided that, the Servicer shall continue to remain solely liable for the performance of the duties as Servicer hereunder notwithstanding any such delegation hereunder.

(f) Servicer shall service the HCRE Loans on behalf of Borrower pursuant to the terms of this Agreement and the Servicing Contract. The Servicing Contract shall contain provisions which are consistent with this Article XI and must otherwise be in form and substance satisfactory to Administrative Agent.

(g) Notwithstanding anything to the contrary contained herein or in any other Transaction Document, the only amount payable to Servicer as compensation for its role as servicer or otherwise shall be the Servicing Fee and reimbursement for Servicing Expenses, each of which shall be payable solely in accordance with this Agreement and the Servicing Contract. The Servicer shall be solely responsible for the payment, from Servicer’s own funds, of all other fees and expenses, which shall not be payable under this Agreement or the other Transaction Documents.

11.2 Assignment.

(a) The Borrower hereby acknowledges that its Grant of a security interest hereunder includes all of the Borrower’s estate, right, title and interest in, to and under (i) the Servicing Contract including the right to give all notices, consents and releases thereunder, the right to take any legal action upon the breach of an obligation of the Servicer thereunder, including the commencement, conduct and consummation of proceedings at law or in equity, the right to receive all notices, accountings, consents, releases and statements thereunder and the right to do any and all other things whatsoever that the Borrower is or may be entitled to do thereunder and (ii) the Loan Documents related to each HCRE Loan, including all other agreements, documents and instruments evidencing, securing or guaranteeing any HCRE Loan and all other agreements, documents and instruments related to any of the foregoing.

(b) The assignment made hereby is executed as collateral security, and the execution and delivery hereby shall not in any way impair or diminish the obligations of the Borrower or the Servicer under the provisions of the Servicing Contract or the Loan Documents, nor shall any of the obligations contained in the Servicing Contract, the Loan Documents or such other documents be imposed on the Administrative Agent. Upon the occurrence of the Collection Date, this assignment and all rights herein assigned to the Administrative Agent for the benefit of the Secured Parties shall cease and terminate and all the estate, right, title and interest of the Administrative Agent in, to and under the Servicing Contract, the Loan Documents and the other documents referred to in this Section 11.2 shall revert to the Borrower and the Servicer, as applicable, and no further instrument or act shall be necessary to evidence such termination and reversion.

(c) The Borrower represents that it has not executed any other assignment of the Servicing Contract or Loan Documents. The Borrower agrees that this assignment is irrevocable until the Collection Date, and that it will not take any action which is inconsistent with this assignment or make any other assignment inconsistent herewith. The Borrower will, from time to time, execute all instruments of further assurance and all such supplemental instruments with respect to this assignment as may be necessary to continue and maintain the effectiveness of such assignment.

(d) The Borrower hereby agrees: (i) it consents to the provisions of this assignment and agree to perform any provisions of this Agreement applicable to the Servicer; (ii) it acknowledges that the Borrower is collaterally assigning all of its right, title and interest in, to and under the Servicing Contract to the Administrative Agent for the benefit of the Secured Parties; (iii) it shall deliver to the Administrative Agent copies of all notices, statements, communications and instruments delivered or required to be delivered by or to it pursuant to the Servicing Contract; and (iv) it shall not enter into any agreement amending, modifying or terminating the Servicing Contract without complying with the applicable terms of this Agreement.

ARTICLE XII

GUARANTY

12.1 Guaranty. In consideration of the willingness of the Lenders to make the Loan to Borrower, and for other good and valuable consideration, receipt of which is hereby acknowledged by Guarantor, Guarantor does hereby irrevocably and unconditionally guarantee the due and punctual payment when due, and performance of the Guarantied Obligations to each Lender. The guaranty set forth in this Article XII and the other provisions set forth in this Article are referred to herein as the “Guaranty.”

Without limiting the generality of the foregoing, Guarantor’s liability shall extend to all amounts that constitute part of the Guarantied Obligations that would be owed by Borrower under or in respect of the Transaction Documents but for the fact that they are unenforceable or not allowable due to the existence of a bankruptcy, reorganization or similar proceeding involving Borrower.

Guarantor and, by its acceptance of this Guaranty, each Lender hereby confirms that it is the intention of all such persons that this Guaranty and the obligations of Guarantor hereunder not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Law, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to this Guaranty and the obligations of Guarantor hereunder.

To effectuate the foregoing intention, each Lender and Guarantor hereby irrevocably agree that the obligations of Guarantor under this Guaranty at any time shall be limited to the maximum amount as will result in the obligations of Guarantor under this Guaranty not constituting a fraudulent transfer or conveyance.

12.2 Failure to Pay and Perform Guarantied Obligations; Insolvency of Guarantor. Upon failure by Borrower punctually to pay or perform any Guarantied Obligation when due, Guarantor binds and obligates itself to make the payment or performance of such Guarantied Obligation. Guarantor further agrees, as the principal obligor and not as a surety only, to pay to the Administrative Agent, on demand, all costs and expenses (including court costs and reasonable attorneys’ fees and expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Guarantied Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this Guaranty from the time such amounts become due until payment, at the rate per annum equal to the Default Rate. Such costs shall include any reasonable costs and expenses of the Administrative Agent or any Lender (or a third party designated any by such party) if the Administrative Agent, in its sole and absolute discretion, elects to exercise its rights under the Transaction Documents after an Event of Default to take control of and perform and pay the Guarantied Obligations (or cause a third party to perform and pay the Guarantied Obligations).

12.3 Waiver of Demands, Notices, Diligence, etc. Guarantor hereby assents to all of the terms and conditions of the Guarantied Obligations and waives: (a) demand for the payment of the principal of any Guarantied Obligation or of any claim for interest or any part of any thereof; (b) notice of the occurrence of a default or an event of default under any Guarantied Obligation; (c) protest of the nonpayment of the principal of any Guarantied Obligation or of any claim for interest or any part thereof; (d) notice of presentment, demand and protest; (e) notice of acceptance of any guaranty herein provided for or of the terms and provisions thereof or hereof by the Administrative Agent or any Lender; (f) notice of any indulgences or extensions granted to Borrower or any successor to Borrower or any person or party which shall have assumed the obligations of Borrower; (g) any requirement of diligence or promptness on the part of the Administrative Agent or any Lender in the enforcement of any of its rights under the provisions of any Guarantied Obligation or this Guaranty; (h) any enforcement of any Guarantied Obligation; (i) any right which Guarantor might have to require the Administrative Agent or any Lender to proceed against any other guarantor of the Guarantied Obligations or to realize on any collateral security therefor; and (j) any and all notices of every kind and description which may be required to be given by any statute or rule of law in any jurisdiction. Guarantor acknowledges and agrees that neither the Administrative Agent nor any Lender has any obligation to marshal any assets in favor of Guarantor, or against or in payment of (i) any of the Guaranteed Obligations or (ii) any other obligation owed to the Administrative Agent or any Lender by Guarantor, Borrower or any other Person.

12.4 Obligations of Guarantor Unconditional. The obligations of Guarantor under this Guaranty shall be unconditional, irrespective of the validity, regularity or enforceability of any Guarantied Obligation, and shall not be affected by any action taken under any Guarantied Obligation in the exercise of any right or remedy therein conferred, or by any failure or omission on the part of the Administrative Agent to enforce any right given thereunder or hereunder or any remedy conferred thereby or hereby, or by any waiver of any term, covenant, agreement or condition of any Guarantied Obligation or this Guaranty, or by any release of any security or any other guaranty at any time existing for the benefit of any Guarantied Obligation or any other obligation of Borrower to the Administrative Agent or any Lender under the Transaction Documents, or by any action of the Administrative Agent or any Lender granting indulgence or extension to, or waiving or acquiescing in any default by, Borrower or any successor to Borrower or any person or party which shall have assumed its obligations, or by reason of any disability or other defense of Borrower or any successor to Borrower, it being the purpose and intent of Guarantor that the obligations of Guarantor hereunder shall be absolute and unconditional under any and all circumstances and shall not be discharged except by payment or performance as herein provided, and then only to the extent of such payment or performance. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of the Guarantied Obligations and not of their collectability only.

12.5 Representations and Warranties of Guarantor. Guarantor makes the following representations and warranties which shall survive the execution and delivery of this Guaranty and this Agreement (and each substitute Guarantor shall make and/or reaffirm the same):

(a) Guarantor: (i) is a duly organized and validly existing limited liability company in good standing under the laws of the state of its organization with its principal place of business at 600 Third Avenue, 21st Floor, New York, New York 10016; (ii) has the power and authority to own its properties and to carry on its business as being conducted on the date hereof; and (iii) is duly qualified as an entity to transact business and is in good standing in every jurisdiction in which the ownership of property or the nature of the business conducted by it makes such qualification necessary.

(b) Guarantor has the power and authority to execute, deliver and carry out the terms and provisions of this Agreement applicable to it and the other Transaction Documents to which it is a party and has taken all necessary action (including, without limitation, any consent of managers or members required by law, by its Constituent Documents or otherwise) to authorize the execution, delivery and performance hereof and the consummation of the transactions contemplated hereby.

(c) Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of any of the transactions contemplated hereby or thereby nor compliance by Guarantor with any of the terms and provisions hereof or thereof will conflict with, or result in a breach of any of the terms, conditions or provisions of, or constitute a default under, or result in any violation of, or result in the creation of any lien upon any of the properties or assets of Guarantor pursuant to its Constituent Documents or any Applicable Law, statute, rule, regulation or award of any arbitrator or any agreement, instrument, order, judgment or decree to which Guarantor is a party or to which it or its properties are subject or by which they may be bound.

(d) Neither the execution and delivery of this Agreement or the other Transaction Documents to which it is a party, nor the consummation of any of the transactions contemplated hereby or thereby requires any consent, approval or authorization of, or filing, recording, registration or qualification by Guarantor with, any court or governmental or administrative body or authority.

(e) Guarantor has duly executed and delivered each of the Transaction Documents to which it is a party, and each of such Transaction Documents constitutes its legal, valid and binding obligation enforceable against it in accordance with the respective terms thereof, subject to bankruptcy, insolvency and similar laws of general application affecting the rights and remedies of creditors and, with respect to the availability of the remedies of specific enforcement, subject to the discretion of the court before which any proceeding therefor may be brought.

(f) There are no actions, suits or proceedings pending or threatened against Guarantor before any court or any governmental, administrative, regulatory, adjudicatory or arbitrational body or agency of any kind which, if decided adversely, could reasonably be expected to adversely affect performance by Guarantor of such Guarantor’s obligations pursuant to and as contemplated by the terms and provisions of this Guaranty and this Agreement.

(g) Guarantor has independently and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into the Transaction Documents to which it is a party. This Guaranty is not made in reliance on any representation or warranty, express or implied, by the Administrative Agent or any Lender concerning the financial condition of Borrower, the nature, value or extent of any security for the Guarantied Obligations, or any other matter. Guarantor warrants that it has full knowledge of the financial condition of Borrower and agrees that it will continue to be fully cognizant of Borrower’s financial condition until all Guarantied Obligations are finally paid in full in cash, and neither the Administrative Agent nor any Lender has any obligation to advise Guarantor of any information relating to Borrower’s financial condition or otherwise relating to Borrower or any of the Guarantied Obligations or any security therefor or guaranty thereof.

(h) Guarantor will receive substantial direct and indirect benefits from the financial accommodations extended by the Administrative Agent or any Lender to Borrower, and the agreements and waivers set forth in this Guaranty and in this Agreement are knowingly made in contemplation of such benefits.

(i) A true, complete and correct copy of the limited liability company agreement creating Guarantor and any amendments thereto, the certificate of formation and all other documents creating and governing Guarantor (collectively, the “Guarantor Formation Documents”) have been furnished to Administrative Agent. The Guarantor Formation Documents constitute the entire agreement among the members of Guarantor and are binding upon and enforceable against each of the members in accordance with their terms. There are no other agreements, oral or written, among any of the members with respect to Guarantor. No breach exists under any of the Guarantor Formation Documents and no condition exists which, with the giving of notice or the passage of time would constitute a breach under any of the Guarantor Formation Documents.

(j) The balance sheet of Guarantor (and, if applicable, Guarantor’s respective Subsidiaries, on a consolidated basis) as of each Statement Date, and the related statements of income, and cash flows for the fiscal period ended on each Statement Date, furnished to the Administrative Agent, fairly present the financial condition of Guarantor (and, if applicable, Guarantor’s Subsidiaries) as at that Statement Date and the results of its operations for the fiscal period ended on that Statement Date. Guarantor had, on each Statement Date, no known material liabilities, direct or indirect, fixed or contingent, matured or unmatured, or liabilities for taxes, long-term leases or unusual forward or long-term commitments not disclosed by, or reserved against in, those financial statements, and, at the present time, there are no material unrealized or anticipated losses from any loans, advances or other commitments of Guarantor except as previously disclosed to the Administrative Agent in writing. Those financial statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved. Since the Closing Date, there has been no material adverse change in the business, operations, assets or financial condition of Guarantor (and, if applicable, Guarantor’s Subsidiaries), nor is Guarantor aware of any state of facts that (with or without notice or lapse of time or both) is reasonably likely to result in any such material adverse change. All schedules and reports furnished by Guarantor to the Administrative Agent, including, without limitation, schedules of contingent liabilities and off balance sheet transactions, were materially true, accurate and complete, and did not omit any information necessary in order to make any provided information not misleading in any material respect.

(k) To the best of Guarantor’s knowledge, neither this Agreement, any other Transaction Document to which Guarantor is a party, nor any documents, financial statements, reports, notices, schedules, certificates, statements or other writings (other than any such materials which were subsequently updated or corrected) furnished by or on behalf of Guarantor to the Administrative Agent in connection with the negotiation of this Agreement or other Transaction Documents or the consummation of the transactions contemplated hereby, or required herein or by the other Transaction Documents to be furnished by or on behalf of Guarantor, with respect to the Guarantor, contains any untrue or misleading statement of a material fact or omits a material fact necessary to make the statements herein or therein not misleading; there is no fact which Guarantor has not disclosed to the Administrative Agent in writing which materially and adversely affects Guarantor, or the ability of Guarantor to perform its obligations under this Agreement and the other Transaction Documents to which it is a party.

(l) As of the date of this Agreement, Guarantor’s obligations under this Guaranty are not subject to any offsets or defenses against Administrative Agent or Lender of any kind.

(m) Guarantor and any person owning Guarantor: (i) is not currently identified on the list of specially designated nationals and blocked persons subject to financial sanctions that is maintained by the U.S. Treasury Department, Office of Foreign Assets Control (currently is accessible through the internet website at www.treas.gov/ofac/t11sdn.pdf.) or any other similar list maintained by the U.S. Treasury Department, Office of Foreign Assets Control pursuant to any Legal Requirements (or if such list does not exist, the similar list then being maintained by the United States), including trade embargo, economic sanctions, or other prohibitions imposed by Executive Order of the President of the United States; (ii) is not subject to any trade restriction, trade embargo, economic sanction, or other prohibition under federal law, including the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any executive orders or regulations promulgated thereunder; and (iii) is not in violation of Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, and relating to Blocking Mortgaged Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism and the Uniting and Strengthening America by Providing Appropriate Tools Required in Intercept and

Obstruct Terrorism Act of 2001 (Public Law 107-56), with the result that (1) the investment in Borrower (whether directly or indirectly) is prohibited by law or (2) any loan is in compliance with (A) the Trading with the Enemy Act, as amended, and each of the Foreign Assets Control Regulations, (B) the Patriot Act and (C) any other enabling legislation or executive order relating to the foregoing.

12.6 Waiver of Rights of Subrogation. Guarantor hereby waives, until the Obligations have been satisfied or paid in full, any claim, right or remedy which Guarantor may now have or hereafter acquire against Borrower that arises hereunder and/or from the performance by Guarantor hereunder including, without limitation, any claim, remedy or right of subrogation, reimbursement, exoneration, indemnification, or participation in any claim, right or remedy of the Administrative Agent or any Lender against Borrower on any security which the Administrative Agent or any Lender (directly or indirectly) now has or hereafter acquires, whether or not such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise.

12.7 Reinstatement. This Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time any amount received by the Administrative Agent or any Lender in respect of the Guarantied Obligations is held to constitute a preference, fraudulent transfer or otherwise voidable payment under any bankruptcy or insolvency law, is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of Borrower or Guarantor upon the appointment of an intervenor or conservator of, or trustee or similar official for, Borrower or Guarantor or any substantial part of any of their respective properties, or otherwise, all as though said payments had not been made.

12.8 Financial Statements.

(a) Guarantor

(i) shall keep and maintain complete and accurate books and records and

(ii) shall permit the Administrative Agent and any authorized representatives of the Administrative Agent to have access to and to inspect, examine and make copies of the books and records, any and all accounts, data and other documents of Guarantor, at all reasonable times, during normal business hours, at Guarantor’s address for notices as set forth herein upon the giving of reasonable notice of such intent. Guarantor shall also provide to the Administrative Agent, upon the Administrative Agent’s reasonable request, such proofs of payments, costs, expenses, revenues and earnings, and other documentation, as the Administrative Agent may reasonably request, from time to time, and with such other information, in such detail as may be reasonably requested by the Administrative Agent.

(b) Guarantor agrees to provide to the Administrative Agent, within sixty (60) days after the end of each Calendar Quarter, a Compliance Certificate executed by a Responsible Officer of the Guarantor substantially in the form of Exhibit M.

12.9 Financial Covenants.

(a) Unless otherwise agreed to by the Administrative Agent in writing in its sole discretion, the Guarantor agrees to comply with the following financial covenants at all times during the term of this Agreement:

(i) Commencing with the fiscal quarter ending December 31, 2025 and for the fiscal quarter ending March 31, 2026, Guarantor shall maintain, as of the last day of such fiscal quarter, unrestricted and unencumbered Liquid Assets in an amount not less than $5,000,000. Commencing with the fiscal quarter ending June 30, 2026 and each fiscal quarter thereafter, Guarantor shall maintain, as of the last day of such fiscal quarter following the Closing Date, unrestricted and unencumbered Liquid Assets in an amount not less than $20,000,000.

(ii) Commencing with the fiscal quarter ending December 31, 2025, Guarantor shall maintain, as of the last day of any fiscal quarter following the Closing Date, Tangible Net Worth in an amount not less than 70% of the net cash proceeds (net of underwriting discounts and commissions, and other out-of-pocket expenses incurred by Guarantor in connection with such issuances or sales) received by Guarantor from issuances or sales of its Capital Stock (other than Capital Stock constituting Convertible Debt Securities, Capital Stock issued pursuant to Guarantor’s distribution reinvestment plan and Capital Stock issued or sold pursuant to the BlackRock Subscription Agreement) from and after its date of formation, minus the aggregate amount of Capital Stock that has been repurchased by Guarantor from its shareholders as of such date.

(iii) Commencing with the fiscal quarter ending December 31, 2025, Guarantor shall maintain, as of the last day of any fiscal quarter following the Closing Date, a Leverage Ratio no greater than 4.50 to 1.00.

(iv) Commencing with the fiscal quarter ending December 31, 2025, Guarantor shall maintain an Interest Coverage Ratio of at least 1.25 to 1.00, calculated as of the last day of any fiscal quarter following the Closing Date using the results of the twelve-month period ending on such day; provided that, if Guarantor fails to comply with the covenant set forth in this Section 12.9(a)(iv), then Guarantor shall have the right to have such covenant failure waived with the consent of the Administrative Agent by maintaining $30,000,000 of unrestricted and unencumbered Liquid Assets within thirty (30) days after the end of the fiscal quarter that the covenant set forth in this Section 12.9(a)(iv) was not met and Guarantor and its consolidated Subsidiaries shall thereafter maintain such liquidity at all time until such time as the covenant set forth in this Section 12.9(a)(iv) has been met (and to the extent requested by the Administrative Agent, Guarantor must present evidence of the maintenance of such liquidity from time to time).

(b) If Guarantor fails to comply with the requirements of any financial covenant set forth in this Section 12.9 (each, a “Financial Covenant” and, collectively, the “Financial Covenants”), then from and after the date that is the earlier of (x) the date that Guarantor obtains actual knowledge of such failure to comply and delivers a notice thereof to Administrative Agent and (y) the date that Administrative Agent notifies Guarantor of such failure to comply (such earlier date, the “Cure Trigger Commencement Date”) until the date that is the earlier of (A) the date that is 30 days after the Cure Trigger Commencement Date and (B) the date that is ten (10)

Business Days following the date that the financial statements were required to be delivered for the relevant period pursuant to this Agreement, as the case may be (such period, the “Cure Period”), Guarantor shall have the right (the “Cure Right”) to give irrevocable written notice to Administrative Agent of its intent to receive cash capital contributions from its equityholder(s) in an amount that, if applied in the manner described in clause (C) below for the relevant testing period, would have been sufficient to cause compliance with the Financial Covenants for such period (an “Equity Cure”); provided that:

(i) Guarantor shall not be entitled to exercise the Equity Cure any more than five times prior to the Maturity Date and in each four consecutive fiscal quarters, there shall be at least two fiscal quarters in which no Equity Cure shall have been made;

(ii) No Default or Event of Default with solely with respect to the applicable Financial Covenant shall be deemed to exist pursuant to the applicable Financial Covenant subject to such cure (and any such Default or Event of Default shall be retroactively considered not to have existed or occurred) during the Cure Period (provided that, if the Equity Cure is not consummated within the Cure Period, each such Default or Event of Default shall be deemed to have occurred);

(iii) The cash amount received by Guarantor or its Subsidiaries pursuant to exercise of the right to make an Equity Cure shall be:

(A) in the case of a failure to comply with the Tangible Net Worth, Leverage Ratio and Interest Coverage Ratio Financial Covenants set forth in Sections 12.9(a)(ii), (iii) and (iv), applied to increase the Tangible Net Worth of Guarantor by means of an increase in cash and Cash Equivalents on the balance sheet of Guarantor, which increase shall be deemed to have occurred on the last day of the applicable fiscal quarter for which such Equity Cure is being made; and

(B) in the case of a failure to comply with the Liquid Assets Financial Covenant set forth in Section 12.9(a)(i), added to Liquid Assets in the calculation thereof solely to the extent constituting unrestricted cash and Cash Equivalents;

(iv) any Equity Cure pursuant to clause (C)(a) or clause (C)(b) above shall only be taken into account for purposes of calculating compliance with the Financial Covenants (and not for any other use of Tangible Net Worth and Leverage Ratio, or Liquid Assets under this Agreement or any other Loan Document) and shall be included in each Financial Covenant as set forth in clauses (A), (B), (C)(a) and (C)(b) above, in all instances for purposes of determining whether there has been a failure to comply with such Financial Covenant; and (v) the amount of any Equity Cure shall be no more than the amount required to cause Guarantor to be in pro forma compliance with the applicable Financial Covenant for which the Equity Cure is being made pursuant to clause (C)(a) or clause (C)(b) above, as applicable (and Guarantor shall deliver an updated and duly executed compliance certificate (as contemplated in the Repurchase Agreement) evidencing such pro forma compliance).

(c) Notwithstanding anything in this Agreement to the contrary, following the delivery by Guarantor of a written notice to Administrative Agent of its intent to exercise the Cure Right (x) Administrative Agent shall not be permitted to exercise any rights then available as a result of an Event of Default under this Section 12.9 on the basis of a breach of any of the Financial Covenants until the expiration of the Cure Period so as to enable Guarantor to consummate its Cure Right as permitted under this Section 12.9(b) and (y) for the avoidance of doubt, if an Event of Default would have occurred and be continuing had Guarantor not had the option to exercise the Cure Right as set forth in clause (A) above and not exercised such Cure Right pursuant to the foregoing provisions, Administrative Agent shall not be required, from the date such Event of Default would have occurred until the date such Event of Default is cured in accordance with the terms of clause (i) above (or waived in accordance with the terms of this Agreement), to make any Advance under this Agreement.

(d) Notwithstanding anything to the contrary contained herein, to the extent that the Borrower has elected to cure a default of Section 12.9(a)(iv) hereof pursuant to the terms of the proviso to such Section, the Borrower shall not also be permitted to exercise the Cure Right in accordance with the term hereof.

12.10 Guarantor Covenants.

(a) Guarantor shall not (i) declare or pay any dividends or otherwise declare or make any distribution to Guarantor’s members (including any purchase or redemption of its membership interests) if Guarantor is or would be in breach under any of the financial covenants set forth in Section 12.9 above as a result of such dividend or distribution, or (ii) assume, guarantee, endorse, or otherwise become contingently liable for the obligation of any Person.

(b) Guarantor agrees that its obligations under this Guaranty and this Agreement shall not be subject to any counterclaims, offsets or defenses against Administrative Agent or any Lender of any kind which may arise in the future.

(c) Annual Reports. As soon as available, but no later than one hundred twenty (120) days after the end of each fiscal year of Guarantor, Guarantor shall deliver to the Administrative Agent, the audited consolidated balance sheet and related statements of operations, and cash flows of as of the end of and for such year, setting forth in each case in comparative form (if applicable) the figures for the previous fiscal year, all reported on by a firm of nationally recognized independent certified public accountants (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Guarantor on a consolidated basis in accordance with GAAP or a public filing thereof.

(d) Guarantor (i) shall preserve and keep in full force and effect its existence, entity status, franchises, rights and privileges under the laws of its state of formation; (ii) shall not wind up, liquidate, dissolve, reorganize, merge, or consolidate with or into, or convey, sell, assign, transfer, lease or otherwise dispose of all or substantially all of its assets; (iii) shall not amend or terminate or permit the amendment or termination of the Guarantor Formation Documents without providing prior written notice to the Administrative Agent; and (iv) shall not change its name, identity, or organizational structure, the location of its chief executive office or place of business or its state of organization without providing prior written notice to the Administrative Agent.

(e) Inspection of Properties and Books; Operational Reviews. (i) Permit the Administrative Agent (and its authorized representatives) to discuss the business, operations, assets and financial condition of the Guarantor with their respective officers, agents and employees, and to examine and make copies or extracts of Guarantor’s books of account, records and other documentation and information all at such reasonable times and at the Guarantor’s cost and expense.

(ii) Provide its accountants with a copy of this Agreement promptly after its execution and authorize and instruct them to answer candidly, at Guarantor’s cost and expense, all questions that the officers of the Administrative Agent or any authorized representatives of the Administrative Agent may address to them in reference to the financial condition or affairs of the Guarantor. As long as no Default or Event of Default has occurred and is continuing with respect to Borrower or the Guarantor, (1) the Administrative Agent shall provide the Guarantor with advance notice of any such inquiry to Guarantor’s accountants and (2) the Administrative Agent may only exercise the foregoing rights once during each one (1) consecutive twelve (12) month period.

(iii) Guarantor may have its representatives in attendance at any meetings held between the officers or other representatives of the Administrative Agent and Guarantor’s accountants under this authorization.

12.11 Guarantor Events of Default. Upon the occurrence of any of the following events, the Administrative Agent may, without notice to Borrower or Guarantor, declare any or all of the Guarantied Obligations, whether or not then due, immediately due and payable by Borrower and Guarantor under this Agreement, and the Administrative Agent shall be entitled to all available remedies under the Transaction Documents, at law or in equity as a result thereof (each a “Guarantor Event of Default”):

(a) the occurrence of an Event of Default;

(b) Guarantor fails to perform any of its obligations under this Guaranty, this Agreement or any agreement under which security is given herefor or any other breach of a covenant of this Guaranty or this Agreement occurs, or this Guaranty or this Agreement is revoked or terminated by Guarantor, or any representation or warranty made or given by Guarantor to the Administrative Agent proves to be false or misleading in any material respect;

(c) the making by Guarantor of any assignment for the benefit of creditors, or a trustee or receiver being appointed for Guarantor or for any property of Guarantor, or Guarantor becoming insolvent or the subject of any Bankruptcy Proceeding and, in the case of such a proceeding being commenced against Guarantor, such proceeding is not dismissed within thirty (30) days following the commencement date thereof;

(d) the occurrence of a default which, in the commercially reasonable judgment of the Administrative Agent, could result in a Material Adverse Effect and which continues beyond any applicable notice and cure periods under any documents evidencing or securing or otherwise pertaining to any indebtedness of Guarantor for borrowed money;

(e) Guarantor sells, assigns, conveys, transfers or otherwise disposes of or leases all or substantially all of Guarantor’s assets without the prior written consent of the Administrative Agent; and

(f) Guarantor’s audited annual financial statements or the notes thereto or other opinions or conclusions stated therein are qualified or limited by reference to the status of Guarantor as a “going concern” or a reference of similar import, other than a qualification or limitation expressly related to the Administrative Agent’s rights in the Collateral.

12.12 Further Assurances. Guarantor agrees that promptly after it obtains actual knowledge of any Event of Default by Borrower on any Guarantied Obligation, or of any material change in the financial position or business of Borrower, Guarantor will immediately notify the Administrative Agent of such default, event, circumstance or change.

12.13 Subordination by Guarantor. Guarantor has a significant business interest in Borrower, and the transactions represented by the Transaction Documents will be of material and substantial benefit to Guarantor. Guarantor, to the extent that Guarantor is now or may be a creditor of Borrower, hereby subordinates any and all of Borrower’s indebtedness to Guarantor’s to all indebtedness of Borrower to the Administrative Agent or any Lender and agrees with the Administrative Agent that Guarantor shall not demand or accept any payment from Borrower on any such indebtedness, and Guarantor further agrees with the Administrative Agent that if any Event of Default exists Guarantor shall not claim any offset or other reduction of Guarantied Obligations because of any such indebtedness and shall not take any action to obtain any of the security described in the Transaction Documents; provided however, that, if the Administrative Agent so requests, such indebtedness shall be collected, enforced and received by Guarantor as trustee for the Administrative Agent and be paid over to the Administrative Agent on account of the indebtedness of Borrower to the Administrative Agent but without reducing or affecting in any manner the liability of Guarantor under this Guaranty. Nothing contained herein shall be deemed to restrict the right of Guarantor to receive distributions from Borrower.

12.14 Recourse Liability. Guarantor hereby agrees that Guarantor and its assets shall be fully and personally liable with respect to the covenants and agreements of Guarantor under this Guaranty and this Agreement.

12.15 Additional Guaranties. This Guaranty shall be in addition to any other guaranty or other security for any obligations of Borrower under the Transaction Documents, and it shall not be prejudiced or rendered unenforceable by the invalidity of any such other guaranty or security or by any waiver, amendment, release or modification thereof.

12.16 Right of Setoff. Except with respect to any escrow or trust funds being held by Guarantor on behalf of or for the benefit of third parties, the Guarantor hereby irrevocably authorizes the Administrative Agent and the Lenders, without the requirement that any notice be given to Guarantor (such notice being expressly waived), upon the occurrence of any Event of Default, to setoff and appropriate and apply to the payment of the Guarantied Obligations (whether or not then due, and whether or not the Administrative Agent has made any demand for payment of the Guarantied Obligations), and Guarantor hereby Grants to the Administrative Agent a security interest on behalf of the Secured Parties in, any and all balances, claims, credits, deposits

(general or special, time or demand, provisional or final), accounts or money of Guarantor then or thereafter maintained with the Administrative Agent. The Administrative Agent agrees to notify Guarantor after any such setoff and application made by the Administrative Agent; provided however, that, the failure to give such notice shall not affect the validity of such setoff and application. The right of the Administrative Agent or any Lender under this Section 12.16 is in addition to other rights and remedies (including other rights of setoff under Applicable Law or otherwise) which the Administrative Agent or any Lender may have.

[SIGNATURE PAGES TO FOLLOW]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as an instrument under seal of the date first above written.

BORROWER:

BLKM III, LLC

By:
Name:
Title:

GUARANTOR:

BLACKROCK MONTICELLO DEBT REAL
ESTATE INVESTMENT TRUST

By:
Name:
Title:

SERVICER:

BLACKROCK MONTICELLO DEBT REAL
ESTATE INVESTMENT TRUST

By:
Name:
Title:

CUSTOMERS BANK, as Lender,
Administrative Agent and Account Bank

By:
Name:
Title:

[Signature Page to Amendment No. 2 Conformed Credit Agreement]